Exhibit 4.1

Execution Version

BAUSCH & LOMB INCORPORATED

BAUSCH+LOMB NETHERLANDS B.V.

€675,000,000 SENIOR SECURED FLOATING RATE NOTES DUE 2031

INDENTURE

DATED AS OF JUNE 26, 2025

CITIBANK, N.A.,

AS TRUSTEE AND NOTES COLLATERAL AGENT

CITIBANK, N.A., LONDON BRANCH

AS PAYING AGENT, REGISTRAR, TRANSFER AGENT AND CALCULATION AGENT

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ARTICLE 13
PARALLEL DEBT

Section 13.01.	Purpose; Governing Law	201
Section 13.02.	Parallel Debt	201
Section 13.03.	Additional Parallel Debt Provisions	202

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Guarantee
Exhibit C	Form of Certificate From Acquiring Institutional Accredited Investor

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THIS INDENTURE dated as of June 26, 2025 is among Bausch & Lomb Incorporated, a New York corporation, Bausch+Lomb Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each, an “Issuer” and collectively, the “Issuers”), the Note Guarantors party hereto, Citibank, N.A. (“Citibank”), acting through its agency and trust division as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”) and Citibank, N.A., London Branch as paying agent (in such capacity, the “Paying Agent”), registrar (in such capacity, “Registrar”), transfer agent (in such capacity, the “Transfer Agent,” and collectively with the Paying Agent and the Registrar, the “Agents”) and calculation agent (in such capacity, the “Calculation Agent”).

In consideration of the premises and the purchase of the Notes by the Holders thereof, all parties agree as follows for the benefit of the other and for the equal and ratable benefit of the registered Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Common Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“2028 Notes” means the Parent Guarantor’s 8.375% Senior Secured Notes due 2028.

“Acceptable Intercreditor Agreement” means each of (i) the First Lien Intercreditor Agreement, as amended, modified, supplemented, substituted, replaced or restated, in whole or in part, from time to time in accordance with the terms thereof and (ii) an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the event an “Acceptable Intercreditor Agreement” has been entered into after the Issue Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Holders of the Notes than the terms of such Acceptable Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Parent Guarantor in good faith.

“Additional Notes” means the additional principal amount of Notes (other than the Initial Notes) that the Issuers may issue from time to time under this Indenture in accordance with Section 2.01(c) of this Indenture as part of the same series of Notes issued on the date hereof other than Notes issued in exchange for, or replacement of outstanding Notes.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“After-Acquired Property” means property (other than Excluded Assets) that is intended to be Collateral acquired by an Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Collateral Documents; provided that, while any obligations under the Credit Agreement are outstanding, After-Acquired Property shall only be Collateral that is pledged to secure the obligations under the Credit Agreement (including property of a Person that becomes a new Note Guarantor) after the Issue Date.

“Applicable Premium” means, with respect to the Notes, as determined by the Issuers, the greater of:

(1) 1.0% of the then outstanding principal amount of such Notes, and

(2) the excess (to the extent positive) of:

(a) the present value at such redemption date of (1) the redemption price of the Notes at June 30, 2026 (such redemption price (expressed in percentage of principal amount) being as set forth under Section 3.07 below (excluding accrued and unpaid interest)), plus (2) all required interest payments due on the Notes to and including June 30, 2026 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points and assuming that the rate of interest on the Notes for the period from the redemption date through June 30, 2026 will equal the rate of interest on the Notes in effect on the date on which the applicable notice of redemption is given; over

(b) the then outstanding principal amount of such notes as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate. Calculation of the Applicable Premium shall not be an obligation or duty of the Trustee, the Paying Agent or the Calculation Agent and the Trustee, the Paying Agent and the Calculation Agent shall have no duty to calculate or verify the Issuers’ calculations of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in the Global Notes, the rules and procedures of the Depositary, the Common Depositary, Euroclear and Clearstream, in each case to the extent applicable, to such transfer or exchange.

“Arrangement Agreement” means the Arrangement Agreement, dated as of April 28, 2022, between the Parent Guarantor and Bausch Health Companies Inc., as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of assets, property or rights outside of the ordinary course of business (including by way of Sale Leaseback); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole will be governed by Section 3.08 and/or Section 5.01 hereof and not by the provisions of Section 4.13 hereof; and

(2) the issuance of Equity Interests by any of the Parent Guarantor’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, in each case other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) (i) dispositions (including of Capital Stock) among the Parent Guarantor or any Restricted Subsidiary or (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Parent Guarantor to the Parent Guarantor or to another Restricted Subsidiary of the Parent Guarantor;

(2) (x) dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(3) dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Parent Guarantor, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent Guarantor) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(4) dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(5) dispositions that constitute (or are made in order to effectuate) (i) any Restricted Payment (including any Investment) not prohibited by Section 4.08 hereof (other than pursuant to Section 4.08(b)(vi) and clause (9) of the definition of “Permitted Investments”) or Permitted Liens or (ii) Sale Leasebacks;

(6) dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition are promptly applied to the purchase price of such replacement property;

(7) dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is the Parent Guarantor or a Restricted Subsidiary);

(8) any sale of receivables in connection with a Qualified Securitization Transaction;

(9) dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy, insolvency or similar proceeding;

(10) dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the dispositions or terminations of which (i) do not materially interfere with the business of the Parent Guarantor and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any Product Line or (iii) are made in the ordinary course of business;

(11) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(12) dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(13) dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) (x) with respect to facilities that are temporarily not in use, held for sale or closed or (y) equipment or inventory in the ordinary course of business;

(14) dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment not prohibited by this Indenture, including such dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Parent Guarantor to consummate any acquisition or other Investment not prohibited by this Indenture or (y) which, within 180 days of the date of such acquisition or Investment, are designated in writing to the Trustee as being held for sale and not for the continued operation of the Parent Guarantor or any of its Restricted Subsidiaries or any of their respective businesses;

(15) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Parent Guarantor in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Parent Guarantor and its Restricted Subsidiaries as a whole, as determined in good faith by the Parent Guarantor; provided that upon the consummation of any such exchange or swap by an Issuer or any Note Guarantor, to the extent the property received does not constitute an Excluded Asset, the Notes Collateral Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(16) dispositions of assets that do not constitute Collateral having a Fair Market Value of not more than, in any fiscal year, the greater of $99.0 million and 10.0% of LTM Consolidated Adjusted EBITDA, which amounts if not used in any fiscal year may be carried forward to subsequent fiscal years (until so applied);

(17) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or other IP Rights of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business, (ii) dispositions, abandonments, cancellations or lapses of intellectual property or other IP Rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or which, in the good faith determination of the Parent Guarantor, are not necessary to the conduct of the business of the Parent Guarantor or its Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use, and (iii) dispositions of any technology, intellectual property or other IP Rights of the Parent Guarantor or any Restricted Subsidiary involving their customers in the ordinary course of business, in each case that do not constitute Exclusive Licenses;

(18) terminations or unwinds of Derivative Transactions;

(19) dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries (or any Restricted Subsidiary that owns one or more Unrestricted Subsidiaries; provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents;

(20) dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, the Parent Guarantor and/or any Restricted Subsidiary;

(21) dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law, including dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(22) any single transaction or series of related transactions that involves assets having a Fair Market Value of no more than the greater of $60.0 million and 6.0% of LTM Consolidated Adjusted EBITDA;

(23) dispositions constituting any part of a Permitted Reorganization;

(24) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(25) other dispositions of assets having a Fair Market Value of not more than the greater of $248.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(26) sales, transfers or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, but only if the consideration received consists of property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction; provided, however, that cash does not exceed 10% of the sum of the amount of the cash and the Fair Market Value of the assets received or given) of a nature or type that are used in a business having property or assets of a nature or type or engaged in a Permitted Business (or Capital Stock of a Person whose assets consist of assets of the type described in this clause (26));

(27) any issuance, sale or disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law;

(28) any netting arrangement of accounts receivable between or among the Parent Guarantor and its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent Guarantor made in the ordinary course of business;

(29) dispositions of, or in connection with, any Convertible Indebtedness, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right (including upon settlement, repurchase, exchange, termination or unwind thereof);

(30) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Guarantor or any Restricted Subsidiary, so long as the Parent Guarantor or any Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee;

(31) (i) the formation of any Restricted Subsidiary that is a Delaware Divided LLC and (ii) any disposition to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC which disposition is not otherwise prohibited hereunder; provided that in each case upon formation of a Delaware Divided LLC, the Parent Guarantor complies with any requirements in this Indenture to cause such Delaware Divided LLC to provide a Note Guarantee or to add as Collateral the Capital Stock of such Delaware Divided LLC owned by the Parent Guarantor, as applicable; and

(32) dispositions or discounts of accounts receivable, or participations therein, or Permitted Receivables Facility Assets, or any disposition of the Capital Stock in a Subsidiary all or substantially all of the assets of which are Permitted Receivables Facility Assets, or other rights to payment and related assets in connection with any receivables facility.

Notwithstanding the foregoing, any Asset Sale (or other disposition) in the form of a transfer of actual legal title (or transfer of similar effect) or an Exclusive License of Material Intellectual Property by the Parent Guarantor or any Restricted Subsidiary to Unrestricted Subsidiaries shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of actual legal title (or transfer of similar effect) or an Exclusive License with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive license of IP Rights or any license of IP Rights entered into for legitimate business purposes (as determined by the Parent Guarantor in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage, a certain territory or group of territories, the ability to manufacture, use, offer for sale or sell any authorized generic version of any Licensed Property, or any companion diagnostics authorization, in each case that does not effectively result in the transfer of beneficial ownership of such IP Rights (it being understood that an exclusive licensee’s ability to enforce the applicable IP Rights within the applicable limited types(s), field(s) of usage, territory(ies), ability(ies) and/or authorizations of its exclusive license shall not be construed as a transfer of beneficial ownership).

“Asset Sale Prepayment Percentage” means 100%; provided that if, at the time of receipt by the Parent Guarantor or the relevant Restricted Subsidiary of the Net Proceeds from any Asset Sale, on a Pro Forma Basis after giving effect to the applicable Asset Sale and the application of the Net Proceeds therefrom, (i) the Secured Leverage Ratio is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00, such percentage shall instead be 50% or (ii) the Secured Leverage Ratio is less than or equal to 3.00 to 1.00, such percentage shall instead be 0%.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Available Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Parent Guarantor in good faith, but excluding any amounts that are applied to increase the basket set forth in Section 4.08(a)(C) hereof) received by the Parent Guarantor or any of its Restricted Subsidiaries after the Issue Date from:

(1) contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Parent Guarantor or any of its Restricted Subsidiaries), and

(2) the sale of Qualified Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries (other than (x) to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to clause (7)(ii) of the definition of “Permitted Investments”), in each case, designated as an Available Excluded Contribution Amount pursuant to an Officers’ Certificate on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the basket set forth in Section 4.08(a)(C) hereof.

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services, supply chain and vendor and customer or supplier financing services (including trade payable services and supplier account receivable and draft/bills of exchange purchases) and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Bankruptcy Law” means any of Title 11 of the United States Code, the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), the Dutch Bankruptcy Act (faillissementswet) (The Netherlands) and any other applicable insolvency, corporate arrangement or restructuring or other similar law (including but not limited to the CBCA) of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Bausch Health Companies Inc.” means Bausch Health Companies Inc. or any successor.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board of Directors” means:

(1) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Bund Rate” as selected by the Issuers, means the rate per annum equal to the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected in good faith by the Board of Directors of the Parent Guarantor)) most nearly equal to the period from the redemption date to, June 30, 2026; provided, however, that if the period from the redemption date to the applicable date set forth above, is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to the applicable date set forth above is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used; provided, further, that if such yield would otherwise be less than zero, it shall be deemed to be zero.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Amsterdam, the Netherlands, New York, New York or London, United Kingdom are authorized or required by law to close and, with respect to payments to be made under this Indenture, other than any day which is not a TARGET Day.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or applicable Canadian securities law, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or applicable Canadian securities law or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under the Credit Agreement, Indebtedness incurred in connection with a Sale Leaseback transaction, Indebtedness incurred in the ordinary course of business of the Parent Guarantor, Finance Leases or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (including Convertible Indebtedness) and any Packaged Rights.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any deposit account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) marketable direct obligations issued by any state of the U.S. or any province or territory of Canada or any political subdivision of any such state or province or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least F2 from Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least F2 from Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) issued or accepted by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75.0 million and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75.0 million; (f) Indebtedness or any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up issued by Persons with a rating of at least BBB- from S&P, at least Baa3 from Moody’s or at least BBB- from Fitch (or, if at the time, none of S&P, Moody’s or Fitch is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250.0 million and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); (i) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; (j) any cash equivalents (as determined in accordance with GAAP); and (k) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (j) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) credit card receivables, (y) Investments of the type and maturity described in the definition of “Cash Equivalents” of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings (if any) described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in the definition of “Cash Equivalents” and in this paragraph.

“CBCA” means the Canada Business Corporations Act.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CFC” means a controlled foreign corporation as defined in Section 957 of the Code.

“Change of Control” means the occurrence of any of the following:

(1) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act but excluding (a) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (b) any underwriter in connection with any public offering, (c) any Permitted Holder or (d) any other entity that shall hold the Capital Stock of the Parent Guarantor (x) in accordance with the Plan of Arrangement or (y) in connection with or in furtherance of any alternative transaction designed to effect the transfer of all or a portion of the Parent Guarantor’s Capital Stock to the shareholders of Bausch Health Companies Inc.) becomes the Beneficial Owner, other than by way of merger or consolidation of the Parent Guarantor, of shares of the Parent Guarantor’s Voting Stock representing 50% or more of the total voting power of all of the Parent Guarantor’s outstanding Voting Stock;

(2) the Parent Guarantor consolidates with, or merges with or into, another Person (other than a Permitted Holder or any entity described in clause (1)(d) above), or the Parent Guarantor, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole (other than by way of merger or consolidation and other than to a Permitted Holder or any entity pursuant to clause (1)(d) above), in one or a series of related transactions, or any Person (other than a Permitted Holder or any entity pursuant to clause (1)(d) above) consolidates with, or merges with or into, the Parent Guarantor, in any such event other than pursuant to a transaction in which the Persons that Beneficially Owned the shares of the Parent Guarantor’s Voting Stock immediately prior to such transaction Beneficially Own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person; or

(3) the Holders of the Parent Guarantor’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Parent Guarantor (whether or not otherwise in compliance with this Indenture).

Notwithstanding the foregoing, a Parent Entity or special purpose acquisition vehicle or a Subsidiary thereof shall not be considered a “Person” and instead the equityholders of such Parent Entity or special purpose acquisition vehicle (other than any other Parent Entity or special purpose acquisition vehicle) shall be considered for purposes of the foregoing.

In addition, notwithstanding the foregoing or any provision of Section 13d-3 of the Exchange Act as in effect on the Issue Date, (1) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement and (2) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (a) it owns 50% or more of the total voting power of the Voting Stock of such parent entity and (b) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

In addition, without limiting the foregoing, a distribution or other transfer of the Parent Guarantor’s Capital Stock to holders of the Capital Stock of Bausch Health Companies Inc. shall not be a Change of Control.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve (including adjustments to existing reserves) of any kind.

“Clearing System Business Day” means a day on which each Depositary for which this Global Note Certificate is being held is open for business

“Clearstream” means Clearstream Banking, société anonyme, as currently in effect or any successor securities clearing agency.

“Collateral” means all of the assets and properties subject to Liens granted by the Issuers or any Note Guarantor in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders.

“Collateral Agent” means the Notes Collateral Agent or the Credit Agreement Collateral Agent, as applicable.

“Collateral Documents” means the security documents pursuant to which the Issuers and the Note Guarantors grant Liens in favor of the Notes Collateral Agent to secure Obligations under this Indenture and the Notes.

“Common Depositary” means Citibank Europe PLC, or another Person appointed by the Issuers with respect to the Notes, as common depositary of Euroclear and Clearstream, their nominees and their respective successors.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication and at the election of the Parent Guarantor, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (6), (8), (10), (12), (14), (19) and (20) below) the amounts of:

(1) Consolidated Interest Expense (including (i) fees and expenses paid to the Trustee and the Notes Collateral Agent in connection with their services under this Indenture and the Collateral Documents, (ii) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (iii) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (iv) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(2) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, Canadian federal and provincial, sales, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(3) (i) depreciation, (ii) amortization (including amortization of goodwill, software and other intangible assets), (iii) any impairment Charge (including any bad debt expense) and (iv) any asset write- off and/or write-down;

(4) any non-Cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes, and any non-Cash Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(5) [reserved];

(6) Receivables Fees and the amount of loss or discount on the sale of Permitted Receivables Facility Assets and related assets in connection with any Permitted Receivables Facility;

(7) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued and payments to outside directors of the Parent Guarantor actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Indenture;

(8) any increase in deferred revenue;

(9) the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price (or similar) adjustments incurred in connection with (i) acquisitions and Investments completed prior to the Issue Date, (ii) any acquisition or other Investment not prohibited by this Indenture, in each case, which is paid or accrued during the applicable period and (iii) the Separation Transactions;

(10) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable and projected by the Parent Guarantor in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Issue Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period); provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Parent Guarantor in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent Guarantor) within 24 months after the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction; provided further that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (10) shall not exceed an amount equal to 25.0% of LTM Consolidated Adjusted EBITDA, calculated after giving effect to any such add-backs or inclusion;

(11) Milestone Payments and Upfront Payments;

(12) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Parent Guarantor in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(13) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(14) the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(1) below for any previous period and not added back;

(15) the amount of any “bad debt” expense related to revenue earned prior to the Issue Date;

(16) any net Charge included in the Parent Guarantor’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”);

(17) the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(18) fees, costs, expenses and other Charges incurred, or reserves taken, in connection with the Separation Transactions;

(19) the amount of any earned or billed amounts or other revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized; and

(20) at the option of the Parent Guarantor, any other adjustments, exclusions and add-backs (x) that are consistent with Regulation S-X or (y) that are identified or set forth in any quality of earnings analysis or report prepared by financial advisors and delivered to the Trustee in connection with any acquisition or other Investment not prohibited hereunder;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(1) non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(2) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(3) [reserved];

(4) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(12) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(5) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(4) above, the cash payment in respect thereof in the relevant future period;

(6) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(7) any Consolidated Net Income included in the Parent Guarantor’s consolidated financial statements due to the application of ASC 810; and

(8) the amount of any non-controlling interest or minority interest gains from losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary;

(d) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-Cash interest payment, the interest component of any deferred payment obligation, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Facility, the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Trustee and/or the Notes Collateral Agent in connection with their services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Stock during such period other than to such Person, any Issuer or any Note Guarantor, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication:

(1) (a) any net income (loss) of any Person if such Person is not the Parent Guarantor or a Restricted Subsidiary, except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) or that could have been made during such period (as determined in good faith by the Parent Guarantor) by such Person to the Parent Guarantor or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not a Note Guarantor, to the limitations contained in clause (b) below) and (b) solely for the purpose of determining the amount available for Restricted Payments under the basket set forth in Section 4.08(a)(C)(1) through (a)(C)(9), any net income (loss) of any Restricted Subsidiary (other than a Note Guarantor) if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to an Issuer or a Note Guarantor by operation of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in this Indenture or the Collateral Documents in respect of any of the foregoing), except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) or that could have been made in cash or Cash Equivalents during such period (as determined in good faith by the Parent Guarantor) by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (b));

(2) any gain or Charge attributable to any asset disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(3) (a) any gain or Charge from (i) any extraordinary or exceptional item (as determined in good faith by such Person) and/or (ii) any non-recurring, special or unusual item (as determined in good faith by such Person) and/or (b) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order, including ordinary legal expenses related thereto;

(4) (a) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (b) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this subclause (y), the Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (c) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(5) any net gain or Charge with respect to (a) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Parent Guarantor, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (b) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Parent Guarantor, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (c) any facility that has been closed during such period;

(6) any net income or Charge (less all fees and expenses related thereto) attributable to (a) the early extinguishment or cancellation of Indebtedness or (b) any Derivative Transaction;

(7) (a) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any employee benefit trust, any employee benefit scheme, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (b) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Parent Guarantor and/or any of its subsidiaries, in each case under this subclause (b), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Subject Person and (c) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent not prohibited by this Indenture;

(8) any Charge that is established, adjusted and/or incurred, as applicable, (a) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (b) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(9) any (a) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (b) goodwill or other asset impairment charges, write-offs or write-downs, (c) amortization of intangible assets and (d) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(10) (a) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (b) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) (except that, if the Parent Guarantor determines in good faith that the cumulative effects thereof are not material to the interests of the Holders of the Notes, the effects of any change in any such principles or policies may be included in any subsequent period after the fiscal quarter in which such change, adoption or modification was made);

(11) the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 11.15);

(12) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(13) (a) any non-Cash deemed finance Charges in respect of any pension liabilities or other provisions and (b) income (loss) attributable to deferred compensation plans or trusts;

(14) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with any acquisition or Investment not prohibited by this Indenture or in respect of any acquisition consummated prior to the Issue Date;

(15) [reserved];

(16) (a) Transaction Costs and Charges or other costs incurred in connection with the Separation Transactions, (b) any Charge incurred (i) in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Indenture, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock, any Investment, any acquisition, any disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction or in connection with becoming a standalone company (including duplicative integration costs or similar duplicate or increased costs in respect of any transition services agreement) and/or (ii) in connection with any public offering (whether or not consummated), (c) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (c) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) and/or (d) Public Company Costs;

(17) any Charge incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (a) the Transactions and/or any acquisition consummated on or after May 11, 2022 (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Issue Date),

(b) the closing, consolidation or reconfiguration of any facility during such period or (c) one-time consulting costs;

(18) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any one time compensation Charge, any Charge relating to entry into a new market, any Charge relating to rights fee arrangements (including any early terminations thereof), any Charge relating to any strategic initiative or contract, any signing Charge, any Charge relating to any entry into new markets or contracts (including, without limitation, any renewals, extensions or other modifications thereof) or new product introductions or exiting a market, contract or product, any retention or completion Charge or bonus, any recruiting Charge, any lease run-off Charge, any expansion and/or relocation Charge, any Charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any transition Charge, any Charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any transition Charge, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, any corporate development Charge, any employee ramp up Charges and/or any Charges related to underutilized personnel (including duplicative personnel);

(19) non-Cash compensation Charges and/or any other non-Cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest or phantom stock), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest, phantom stock or similar arrangement or the vesting of any warrant); and

(20) to the extent such amount would otherwise increase Consolidated Net Income, Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Parent Guarantor in good faith expects to receive such proceeds within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four fiscal quarters)).

“Consolidated Net Tangible Assets” means, with respect to the Parent Guarantor, the total amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, tradenames, trademarks, service marks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 4.03.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first-priority Lien on any Collateral; provided that “Consolidated Secured Debt” shall be calculated after applying or netting (as applicable) the Netted Amounts.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money, Finance Leases and purchase money Indebtedness (but excluding in each case, for the avoidance of doubt, undrawn letters of credit), in each case as reflected on a balance sheet of such Person prepared in accordance with GAAP; provided that “Consolidated Total Debt” and “Consolidated Secured Debt” shall in each case (but without duplication) be calculated (for all purposes hereunder, including as a component of the definitions of Consolidated Secured Debt and Total Leverage Ratio, and any applications of such definitions) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or Indebtedness, and thereafter such funds and evidences of such obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude any obligation, liability or indebtedness of such Person to the extent that, upon or after the issuance thereof, such obligation, liability or indebtedness is secured by the cash proceeds thereof and/or other amounts provided by or on behalf of such Person pursuant to an escrow or similar arrangement, and for so long as such obligation, liability or indebtedness is so secured, such cash proceeds and other amounts are not included in the calculation of the Unrestricted Cash Amount, (iv) to exclude obligations under any Derivative Transaction, any Permitted Receivables Facility, or under any Indebtedness that is non-recourse to the Parent Guarantor and its Restricted Subsidiaries and (v) to exclude obligations under any Non-Finance Lease Obligation (items (i) through (v) of this proviso, the “Netted Amounts”). For the avoidance of doubt, Consolidated Total Debt shall be calculated in accordance with GAAP, pursuant to the terms of Section 11.15(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Parent Guarantor or any Restricted Subsidiary (which may be guaranteed by the Parent Guarantor or any Restricted Subsidiary) permitted to be incurred under this Indenture that is either (a) convertible into or exchangeable for Capital Stock of the Parent Guarantor (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Capital Stock or a market measure of such Capital Stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of the Parent Guarantor or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Corporate Trust Office” means the designated office of the Trustee (in each of its capacities hereunder, including, without limitation, as Notes Collateral Agent), the Calculation Agent, and/or the Agents, as applicable, at which at any particular time its corporate trust business shall be administered which office at the date of the execution of this Indenture is located (i) solely for purposes of the transfer, exchange or surrender of the Notes, Citibank, N.A., London Branch, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Attention: The Directors, Issuer Services, and (ii) for all other purposes, Citibank, N.A., 388 Greenwich Street, New York, New York 10013, United States of America, Attention: Agency & Trust – Bausch & Lomb Incorporated, or at any other time at such other address as the Trustee may designate from time to time by notice to the Issuers.

“Covered Jurisdiction” means the jurisdiction of organization of the applicable Issuer or Note Guarantor and in the case of an Issuer or any Note Guarantor organized in the United States or Canada, any other state or province thereof, as applicable.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 10, 2022, as in effect on the Issue Date (as amended, restated, replaced, supplemented or otherwise modified on or prior to the date hereof and as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time), among the Parent Guarantor, certain subsidiaries of the Parent Guarantor, as guarantors, the lenders party thereto from time to time, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citibank, N.A., JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as issuing banks, and Citibank, N.A., as revolving facility administrative agent and collateral agent, Goldman Sachs Bank USA, as term facility administrative agent, and JPMorgan Chase Bank, N.A., as first incremental term facility administrative agent, together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof.

“Credit Agreement Collateral Agent” means Citibank, N.A. in its capacity as collateral agent under the Credit Agreement (together with its permitted successors and assigns).

“Credit Facilities” means the facilities under the Credit Agreement and includes one or more other debt facilities, credit agreements, commercial paper facilities, indentures or other agreements, in each case with banks, institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other extensions of credit or other Indebtedness, in each case including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof.

“Custodian” means any receiver, monitor, trustee, assignee, liquidator, sequestrator, receiver-manager, custodian, administrative receiver, administrator or similar official under any Bankruptcy Law.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Definitive Notes” means Notes that are in substantially the form attached hereto as Exhibit A and that do not include the information to which footnotes 1, 6, 8 and 9 thereof apply.

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary, including any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of any Issuer and/or any one or more of the Note Guarantors (the “Performance References”).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Parent Guarantor or its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Guarantor in good faith) of non-Cash consideration received by the Parent Guarantor or any Restricted Subsidiary in connection with any Asset Sale pursuant to Section 4.13(a)(ii) that is designated as Designated Non-Cash Consideration (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such conversion or exchange is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Stock) or (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Stock), provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, public offering or any disposition occurring prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.08 hereof. The amount of Disqualified Stock deemed to be outstanding at any time shall be the maximum amount that the Parent Guarantor and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

Notwithstanding the foregoing, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time and (C) the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Disqualified Stock of the same class shall not be deemed to be an issuance of Disqualified Stock.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Specified Foreign Subsidiaries or other Disregarded Domestic Subsidiaries.

“Dollar Equivalent” of any amount means, at the time of determination thereof,

(1) if such amount is expressed in U.S. dollars, such amount, or

(2) if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date no later than two Business Days prior to such determination or, if such rate is unavailable, as quoted by a nationally recognized investment bank in New York, New York, selected by the Parent Guarantor, at 11:00 a.m. (New York City time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York, in either case for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market (including related IP Rights), but not of Capital Stock in any Person or any operating business unit.

“DTC” means The Depository Trust Company.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Parent Guarantor or any of its Restricted Subsidiaries.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and any Packaged Rights).

“Equity Offering” means a public or private offering of Qualified Capital Stock.

“euro” or “€” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear Bank S.A./N.V. or any successor securities clearing agency.

“European Government Obligations” means any security denominated in euro that is (1) a direct obligation of any country that is a member of the European Monetary Union and whose long-term debt is rated A1 or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another Nationally Recognized Statistical Rating Organization on the Issue Date, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Account” shall be as defined in each applicable Collateral Document.

“Excluded Assets” shall mean certain property excluded from the Collateral, including:

(1) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder (or, with respect to clause (i), any other asset), if and to the extent that a security interest is prohibited by or in violation of (or would result in a loss of material rights under) (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (“UCC”) (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code, the PPSA or the Civil Code of Quebec) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such violation, breach, termination or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2) any Excluded Securities;

(3) any “intent-to-use” (or similar) application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto (or similar notice or filing), solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable Federal law;

(4) any motor vehicles and any other assets subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC, or any other equivalent law, including the PPSA in the applicable grantor’s jurisdiction of organization or, if applicable, where such asset is situated;

(5) any letter-of-credit rights (other than any letter-of-credit rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which the Notes Collateral Agent has a valid and perfected security interest) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA in an Issuer’s or a Note Guarantor’s jurisdiction of organization, as applicable;

(6) any Excluded Accounts;

(7) any assets owned by any grantor on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a Finance Lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Indenture to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds;

(8) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant grantor to conduct its operations and business in the ordinary course), as determined in good faith by the Parent Guarantor in writing and delivered to the Notes Collateral Agent (which may be via email), are excessive in relation to the practical benefit to the Holders of the Notes; provided that, if the Credit Agreement is then outstanding, the same determination is made in respect of the Lien on such assets securing the Credit Agreement;

(9) any property constituting or that is the proceeds of aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of the Credit Agreement);

(10) any real property or real property interest with a Fair Market Value of no greater than $50.0 million (unless any such real property is pledged as collateral in respect of the Credit Agreement);

(11) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by any Requirement of Law (unless any such license, franchise, charter, consent, permit or authorization is pledged as collateral in respect of the Credit Agreement);

(12) any asset or property (including Capital Stock) the grant or perfection of a security interest in which would result in material adverse tax or regulatory consequences to the Parent Guarantor or any of its subsidiaries as determined by the Parent Guarantor in good faith in writing and delivered to the Notes Collateral Agent (which may be via email); provided, that this clause (12), as related to material adverse tax consequences, shall not apply to any asset or property that is owned by the Parent Guarantor or any of its Subsidiaries on the Issue Date and that is not an Excluded Asset on the Issue Date (determined without regard to this clause (12));

(13) Rule 3-16 Capital Stock;

(14) any Permitted Receivables Facility Assets and related assets (or interests therein) sold or otherwise transferred to a Receivables Entity or otherwise pledged, transferred or sold in connection with a receivables facility, factoring transaction or any similar arrangement permitted hereunder; and

(15) so long as the Credit Agreement is outstanding, any asset that is not pledged to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise).

“Excluded Security” shall mean (i) any Capital Stock or other security representing voting Capital Stock in any Specified Foreign Subsidiary or Disregarded Domestic Subsidiary, other than 65% of the issued and outstanding voting Capital Stock of such Specified Foreign Subsidiary or Disregarded Domestic Subsidiary (as applicable), (ii) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, Organizational Documents, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary; provided that Capital Stock in Subsidiaries of the Parent Guarantor the

minority interest in which is held by management, directors or employees of the Parent Guarantor or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (iii) any Capital Stock the pledge of which in support of the Obligations under the Notes is otherwise prohibited by applicable law, (iv) any Capital Stock in the entities listed on a schedule to the applicable Collateral Documents to the extent that the transfer or assignment of such Capital Stock is prohibited by contractual requirements applicable to the grantor holding such Capital Stock, including the requirements of the organizational documents of the issuer of such Capital Stock; provided that the Capital Stock in any such entity shall no longer constitute an Excluded Security for purposes of this Indenture if at any time the prohibitions on transfer or assignment of such Capital Stock are no longer applicable to such Person, (v) the Capital Stock of any Captive Insurance Subsidiary, Unrestricted Subsidiary, broker-dealer subsidiary, not-for-profit subsidiary or special purpose entity used for any permitted securitization facility or Receivables Entity, (vi) any margin stock, (vii) any Capital Stock issued by any Foreign Subsidiary (other than any Subsidiary incorporated or organized under the laws of Canada, any province or territory thereof, Ireland or the Netherlands), (viii) any Capital Stock that would otherwise be an Excluded Asset, and (ix) any Equity Interest that constitutes an “Excluded Security” (or equivalent term) under the Credit Agreement collateral documents.

“Excluded Subsidiary” means:

(1) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary;

(2) any Immaterial Subsidiary;

(3) any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation existing on the Issue Date or at the time such Restricted Subsidiary becomes a Subsidiary (in the case of contractual obligations not existing on the Issue Date, pursuant to a contractual obligation not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) from providing a Note Guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization (in the case of contractual obligations, pursuant to a contractual obligation existing on the Issue Date or at the time such Restricted Subsidiary becomes a Subsidiary and not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) to provide a Note Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that the Parent Guarantor and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization;

(4) any not-for-profit subsidiary;

(5) any Captive Insurance Subsidiary or any subsidiary that is a broker-dealer;

(6) any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing) and any Receivables Entity;

(7) any Foreign Subsidiary (excluding any Subsidiary incorporated or organized under the laws of Canada, any province or territory thereof, Ireland or the Netherlands);

(8) any Specified Foreign Subsidiary (including, for the avoidance of doubt, any Specified Foreign Subsidiary incorporated or organized under the laws of Canada, any province or territory thereof, Ireland or the Netherlands);

(9) (i) any Disregarded Domestic Subsidiary and (ii) any Subsidiary that is a subsidiary of any Specified Foreign Subsidiary;

(10) any Unrestricted Subsidiary;

(11) any subsidiary acquired pursuant to an acquisition or other Investment not prohibited by this Indenture that has assumed secured Indebtedness not incurred in contemplation of such acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Note Guarantor;

(12) any Restricted Subsidiary if the provision of a Note Guarantee could reasonably be expected to result in materially adverse tax or regulatory consequences to the Parent Guarantor or any Restricted Subsidiary (as determined by the Parent Guarantor in good faith); provided that this clause (12) shall not apply to any Restricted Subsidiary that is a Subsidiary of the Parent Guarantor on the Issue Date and that is not an Excluded Subsidiary on the Issue Date (determined without regard to this clause (12));

(13) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Parent Guarantor, the burden or cost of providing a Note Guarantee outweighs the benefits afforded thereby; and

(14) so long as the Credit Agreement is outstanding, any other Restricted Subsidiary that constitutes an “Excluded Subsidiary” (or equivalent term) under the Credit Agreement.

“Exclusive License” means any license to develop, commercialize, sell, market and promote any drug or pharmaceutical, surgical, medical or aesthetic product (the “Licensed Property”) with a term greater than five (5) years (unless terminable prior to such time without material penalty or premium by the licensor) and which provides for exclusive rights to develop, commercialize, sell, market and promote such Licensed Property within the United States; provided that an “Exclusive License” shall not include (a) any license to import, export, distribute or sell any such Licensed Property (as applicable) on an exclusive basis within any particular geographic region or territory, (b) any licenses, which may be exclusive, to manufacture or package any such Licensed Property (as applicable), (c) any license to manufacture, use, offer for sale or sell any authorized generic version of such Licensed Property (as applicable) and (d) any license in connection with any companion diagnostics.

“Exclusive License Investment Amount” means the aggregate cash paid by the Parent Guarantor or its Restricted Subsidiaries on or prior to the consummation of an Exclusive License (and which, for the avoidance of doubt, shall not include any purchase price adjustment, licensing payment, royalty, earnout, milestone payment, contingent payment or any other deferred payment).

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by (i) a responsible financial or accounting officer of the Parent Guarantor with respect to valuations not in excess of $300.0 million and (ii) the Board of Directors of the Parent Guarantor with respect to valuations equal to or in excess of $300.0 million, as applicable.

“Fall Away Event” means, automatically, the first day on which (i) the Notes have an Investment Grade Rating from at least two of the Rating Agencies and (ii) the Issuers have delivered to the Trustee an Officers’ Certificate certifying that the foregoing condition has been satisfied.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Final Maturity Date” means January 15, 2031.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (but subject to Section 11.15(d)), is or should be accounted for as a finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated September 29, 2023, by and among the Parent Guarantor, the Credit Agreement Collateral Agent, the notes collateral agent for the 2028 Notes and the grantors party thereto, as supplemented by a Joinder No. 1 to the First Lien Intercreditor Agreement dated the date hereof and as the same may be further amended, amended and restated, supplemented, modified or replaced from time to time.

“First Lien Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“First Priority Credit Obligations” means any and all amounts payable under or in respect of any Credit Agreement as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case, to the extent secured by a first priority security interest in the Collateral.

“First Priority Notes Obligations” means all Obligations of the Issuers and the Note Guarantors under or in respect of the Notes, this Indenture and the Collateral Documents.

“First Priority Obligations” means (i) the First Priority Credit Obligations, (ii) the First Priority Notes Obligations and (iii) any other Obligations secured by first priority Liens on the Collateral and subject to the First Lien Intercreditor Agreement that are permitted to be incurred and secured by such Lien pursuant to this Indenture.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. At any time after the Issue Date, the Parent Guarantor may elect to change all or any terms under GAAP to be GAAP in effect as of a certain date.

“Global Note Legend” means the legend set forth in Exhibit A hereof, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee.

“Government Securities” means, as applicable, (i) direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which guarantee or obligations the full faith and credit of the U.S. is pledged and (ii) direct non-callable obligations of, or guaranteed by, a member state of the European Union for the timely payment of which guarantee or obligations the full faith and credit of the government of such member state is pledged.

“Governmental Authority” means any federal, state, province, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., Canada, a province or territory of Canada, a foreign government or any political subdivision of either thereof.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Guarantee” of or by any Person (solely for purposes of this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof;

(3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation;

(4) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or monetary obligation;

(5) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(6) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any Holder of such Indebtedness or other monetary obligation to obtain any such Lien);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition, disposition or other transaction permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Issuer, any Note Guarantor or any Restricted Subsidiary and any other Person.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (a) that does not have assets, when taken together with each other Immaterial Subsidiary, in excess of 15.0% of Consolidated Total Assets of the Parent Guarantor and its Restricted Subsidiaries and (b) that does not contribute LTM Consolidated Adjusted EBITDA, when taken together with the LTM Consolidated Adjusted EBITDA contributed by each other Immaterial Subsidiary, in excess of 15.0% of LTM Consolidated Adjusted EBITDA of the Parent Guarantor and its Restricted Subsidiaries; provided, that Immaterial Subsidiaries organized under the laws of Canada or the United States shall not (1) have assets, in the aggregate, in excess of 5.0% of Consolidated Total Assets of the Parent Guarantor and its Restricted Subsidiaries or (2) contribute LTM Consolidated Adjusted EBITDA, in the aggregate, in excess of 5.0% of LTM Consolidated Adjusted EBITDA of the Parent Guarantor and its Restricted Subsidiaries. For the avoidance of doubt, the Parent Guarantor may elect for a Restricted Subsidiary that is an Immaterial Subsidiary to provide a Note Guarantee, but not pledge any Collateral that would otherwise be required, in which case such Immaterial Subsidiary shall continue to be counted as such for purposes of this definition.

“Indebtedness” as applied to any Person means, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) that portion of obligations with respect to Finance Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(3) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(4) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation, purchase price adjustment or other similar obligation until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than twelve months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;

(5) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(6) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(7) the Guarantee by such Person of the Indebtedness of another;

(8) all obligations of such Person in respect of any Disqualified Stock; and

(9) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall obligations under or in respect of any Derivative Transaction or Non-Finance Lease Obligation be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Indenture, (ii) the amount of Indebtedness of any Person for purposes of clause (5) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the accrual of interest or dividends, the accretion on accredited value, the accretion of amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness shall not be deemed “Indebtedness.”

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such partnership or Joint Venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Initial Notes” means the €675,000,000 aggregate principal amount of Notes issued on the date hereof.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) LTM Consolidated Adjusted EBITDA to (b) Ratio Interest Expense, as measured for the most recent four consecutive full fiscal quarters ending on or prior to the date of determination for which consolidated financial statements required pursuant to Section 4.03 have been delivered or, at the Parent Guarantor’s election, are internally available at such time. In addition, the “Interest Coverage Ratio” will be calculated on a Pro Forma Basis.

To the extent the Parent Guarantor elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.09(d), the Parent Guarantor shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Interest Coverage Ratio for any period in which the Parent Guarantor makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date.

“Investment” means (a) any purchase or other acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than the Parent Guarantor or any Restricted Subsidiary), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division, line of business, business unit or Product Line of any Person, (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Parent Guarantor or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by the Parent Guarantor or any of its Restricted Subsidiaries to any other Person and (d) any Exclusive License of a Product Line of a Person (other than the Parent Guarantor or any Restricted Subsidiary) by the Parent Guarantor or any of its Restricted Subsidiaries from such Person. Subject to Section 4.15, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital (including any distributions in connection with reduction or redemption of capital) or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption, sale or other similar amounts of income). The original cost of an Exclusive License shall be the Exclusive License Investment Amount.

The term “Investments” shall not include (i) accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business or (ii) endorsements of negotiable instruments and documents in the ordinary course of business.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Parent Guarantor, as applicable.

“IP Rights” means all patents, trademarks, copyrights, and other intellectual property rights.

“Issue Date” means June 26, 2025, the date of the initial issuance of the Notes under this Indenture.

“Issuers” means the parties named as such in the first paragraph of this Indenture until a successor replaces any such Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuers” shall include any such successor Issuer. “Issuer” or “Issuers,” for the purpose of this Indenture, does not include any Issuer’s Subsidiaries.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns an interest in less than 100% of the Capital Stock thereof. Unless otherwise specified, “Joint Venture” shall refer to any Person in which the Parent Guarantor or any Restricted Subsidiary owns Capital Stock (other than any Wholly-Owned Subsidiary).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM Consolidated Adjusted EBITDA” means Consolidated Adjusted EBITDA of the Parent Guarantor measured for the most recent four consecutive full fiscal quarters ending on or prior to the date of determination for which consolidated financial statements required pursuant to Section 4.03 have been delivered or, at the Parent Guarantor’s election, are internally available at such time, calculated on a Pro Forma Basis.

“Material Intellectual Property” means any IP Rights (other than customer lists) owned by the Parent Guarantor and its Restricted Subsidiaries that is material to the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole (as determined by the Parent Guarantor in good faith).

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset located in the United States or Canada, and the improvements thereto, that (together with such improvements) has a fair market value (as determined by the Parent Guarantor in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of $50.0 million (a) as of the Issue Date, with respect to any Real Estate Asset owned by an Issuer or any Note Guarantor as of the Issue Date, or (b) as of the date of acquisition thereof, with respect to any Real Estate Asset acquired by an Issuer or any Note Guarantor after the Issue Date.

“Milestone Payments” means payments made under contractual arrangements existing during the period of twelve months ending on the Issue Date or contractual arrangements arising thereafter, in each case in connection with any acquisition or similar Investment to sellers (or licensors) of the assets or Capital Stock acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Proceeds” means (i) with respect to any disposition (including any Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (with respect to any Issuer, any Note Guarantor or any of their respective subsidiaries, Affiliates or direct or indirect equity owners) (a) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording Taxes, relocation expenses incurred as a result thereof, foreign currency hedging expenses, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent Guarantor’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds) in connection with such disposition and the Parent Guarantor’s good faith estimate of payments to be made in respect of incentive equity, synthetic equity or similar incentive awards in connection with such disposition), (b) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (c) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Notes, Pari Passu Indebtedness under the Credit Agreement, any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by an Issuer or any Note Guarantor) that is secured by a Lien on the asset or assets that were the subject of the disposition required to be repaid or otherwise comes due or would be in default and is repaid or which is required to be paid in order to obtain a necessary consent to such disposition or by applicable law (other than any such Indebtedness that is assumed by the purchaser of such asset), (d) Cash escrows (until released from escrow to the Parent Guarantor or any of its Restricted Subsidiaries) from the sale price for such disposition and (e) in the case of any disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this subclause (e)) attributable to any minority interest and not available for distribution to or for the account of the Parent Guarantor or a Wholly-Owned Subsidiary as a result thereof; and (ii) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to an Issuer or any Note Guarantor immediately prior to such date of determination.

“Netted Amounts” has the meaning set forth in the definition of “Consolidated Total Debt.”

“Non-Finance Lease Obligation” of any Person means a lease obligation of such Person that is not an obligation in respect of a Finance Lease.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by the Parent Guarantor or a Subsidiary Guarantor pursuant to the terms of this Indenture.

“Note Guarantor” means the Parent Guarantor and each Subsidiary Guarantor that becomes a guarantor of the Notes pursuant to the terms of this Indenture.

“Notes” means any of the Issuers’ Senior Secured Floating Rate Notes due 2031 (individually, a “Note”), as amended or supplemented from time to time, that are issued under this Indenture.

“Notes Collateral Agent” means Citibank, N.A. and any other such agent appointed hereunder from time to time (in each case, as the context may require).

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, and expenses accruing on or after the filing of any petition in bankruptcy or the commencement of any insolvency proceeding or for any reorganization relating to an Issuer or a Note Guarantor, whether or not a claim for such post-petition interest, fees, or expenses is allowed or allowable in such proceedings).

“Offering Memorandum” means the Offering Memorandum dated June 18, 2025, with respect to the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, Treasurer, the Secretary or any Assistant Controller, Assistant Treasurer or Assistant Secretary of any Issuer or the Parent Guarantor, as applicable.

“Officers’ Certificate” means a certificate signed by two Officers; provided, however, that for purposes of Section 4.04 hereof, “Officers’ Certificate” means a certificate signed by the principal executive officer, principal financial officer or principal accounting officer of any Issuer or the Parent Guarantor, as applicable, and by one other Officer.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to any Issuer or the Parent Guarantor, as applicable.

“Organizational Documents” means (a) with respect to any corporation, its certificate, memorandum or articles of incorporation, association, amalgamation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation or incorporation, and its operating agreement or limited liability company agreement or constitution and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Indenture or any Collateral Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Capital Stock of the Parent Guarantor or a Restricted Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Capital Stock or Indebtedness of the Parent Guarantor or any Restricted Subsidiary (which may be guaranteed by the Note Guarantors, the Issuers or any Restricted Subsidiary) permitted to be incurred under this Indenture, even if such Capital Stock or Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Notes Collateral Agent and/or Trustee (as applicable) an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Parent Entity” means any holding company and any Person that is the direct or indirect parent of the Parent Guarantor and of which the Parent Guarantor is a direct or indirect Subsidiary.

“Parent Guarantor” means Bausch + Lomb Corporation, a corporation incorporated under the CBCA, and its successors, and not to any of its Subsidiaries.

“Pari Passu Indebtedness” means Indebtedness of an Issuer or a Note Guarantor that is secured equally and ratably by Liens on the Collateral having the same priority as the Liens securing the Notes or the Note Guarantees; provided that an authorized representative of the Holders of such Indebtedness shall be a party to the First Lien Intercreditor Agreement.

“Participant” means, a member of, or participant or account holder in, DTC, Euroclear and/or Clearstream.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between the Parent Guarantor or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.13 hereof.

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on or linked to the Parent Guarantor’s Capital Stock and purchased in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness.

“Permitted Business” means any business conducted by the Parent Guarantor and its Restricted Subsidiaries on the Issue Date and any business that is in the judgment of the Parent Guarantor reasonably related, ancillary or complementary to the business of the Parent Guarantor and its Restricted Subsidiaries on the Issue Date or a natural extension thereof.

“Permitted Encumbrances” means:

(1) Liens imposed by law for Taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or, if more than 60 days overdue, are being contested;

(2) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or, if overdue for more than 60 days, are being contested (as applicable);

(3) (a) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (b) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Parent Guarantor or any Subsidiary;

(4) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(5) Liens in respect of judgments, decrees, attachments or awards (or to secure any settlements with respect to the same) that do not constitute an Event of Default under Section 6.01(f);

(6) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Parent Guarantor or any Subsidiary; and

(7) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sub-lease, license or sublicense entered into by the Parent Guarantor or any of its Subsidiaries as a part of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (a) Bausch Health Companies Inc. and its subsidiaries and their respective successors and (b) any Person with which Bausch Health Companies Inc. and/or any of its subsidiaries and their respective successors forms a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the Issue Date) so long as, in the case of this clause (b), Bausch Health Companies Inc. directly or indirectly beneficially owns more than 50% of the aggregate Voting Stock beneficially owned by the group.

“Permitted Investments” means:

(1) Investments in assets that are cash or Cash Equivalents, or investments that were cash or Cash Equivalents at the time made;

(2) Investments existing on the Issue Date and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this definition or Section 4.08 hereof;

(3) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Parent Guarantor or any Restricted Subsidiary;

(4) Investments in (i) any Unrestricted Subsidiary (including any Joint Venture that is an Unrestricted Subsidiary) or (ii) any Similar Business (including any Joint Venture engaged in a Similar Business), in an outstanding amount in the aggregate for clauses (i) and (ii) not to exceed the greater of $174.0 million and 17.5% of LTM Consolidated Adjusted EBITDA;

(5) any Investment in the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor;

(6) Investments made as a result of the receipt of non-Cash consideration in connection with any Asset Sale not prohibited by Section 4.13 or any other disposition of assets not constituting an Asset Sale;

(7) loans or advances to Permitted Payees to the extent not prohibited by Requirements of Law, either (i) in an aggregate principal amount not to exceed the greater of $25.0 million and 2.5% of LTM Consolidated Adjusted EBITDA at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Parent Guarantor for the purchase of such Capital Stock or (iii) so long as no cash or Cash Equivalents are advanced in connection with such loan or advance;

(8) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(9) Investments consisting of (or resulting from) Indebtedness permitted under Section 4.09 (including guarantees thereof) (other than Indebtedness permitted under Section 4.09(b)(ii) and (ix)), Permitted Liens, Restricted Payments permitted under Section 4.08 (other than Section 4.08(b)(vi)) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Asset Sales permitted by Section 4.13 or Section 5.01, clause (5) of the second paragraph of the definition of “Asset Sale” and transactions permitted by Section 4.12 (other than Section 4.12(b)(iv));

(10) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(11) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(12) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Parent Guarantor and/or any subsidiary in the ordinary course of business;

(13) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Parent Guarantor or any Restricted Subsidiary;

(14) (i) Investments by the Parent Guarantor or any Subsidiary of the Parent Guarantor in a Person, if as a result of such Investment, such Person becomes or is merged into, consolidated or amalgamated with or into a Restricted Subsidiary or the Parent Guarantor, (ii) Investments of any Restricted Subsidiary acquired after the Issue Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, or transfers all of its assets to, or is liquidated into, the Parent Guarantor or any Restricted Subsidiary after the Issue Date, in each case as part of an Investment otherwise permitted by this definition or Section 4.08 hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (iii) any modification, replacement, renewal or extension of any Investment permitted under clause (14)(i) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this definition or Section 4.08 hereof;

(15) Investments by the Parent Guarantor or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of $600.0 million and 60.0% of LTM Consolidated Adjusted EBITDA, plus

(ii) in the event that (A) the Parent Guarantor or any of its Restricted Subsidiaries makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(16) Investments by the Parent Guarantor or any of its Restricted Subsidiaries in a Securitization Special Purpose Entity or any Investment by a Securitization Special Purpose Entity in any other Person, in each case, in connection with a Qualified Securitization Transaction;

(17) (i) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Parent Guarantor and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities related to the materials or products to be purchased by the Parent Guarantor or any Restricted Subsidiary;

(18) receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(19) Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Notes Collateral Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(20) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 4.9(b)(xviii);

(21) Investments made (A) in Joint Ventures or Unrestricted Subsidiaries, (B) in connection with the creation, formation and/or acquisition of any Joint Venture or (C) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under this clause (21) not to exceed in any calendar year the greater of $200.0 million and 20.0% of LTM Consolidated Adjusted EBITDA (with unused amounts, if not used in any calendar year, carried forward to the immediately succeeding calendar year and deemed first applied in such calendar year); provided that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall, at the election of the Parent Guarantor, be deemed to have been made pursuant to clause (5) or (14) above and shall cease to have been made under this clause (21);

(22) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements;

(23) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(24) Investments in connection with Permitted Treasury Arrangements and related activities in the ordinary course of business;

(25) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(26) additional Investments so long as the Total Leverage Ratio does not exceed 4.50 to 1.00 on a Pro Forma Basis;

(27) Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(28) the conversion to Qualified Capital Stock of any Indebtedness, Disqualified Stock or Preferred Stock owed by the Parent Guarantor or any Restricted Subsidiary and not prohibited by Section 4.09;

(29) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Guarantor or any Restricted Subsidiary;

(30) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this definition and any other pledges or deposits not prohibited by Section 4.10;

(31) Guarantees of obligations of the Parent Guarantor or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Parent Guarantor to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States and any other Guarantee of Indebtedness permitted to be incurred under Section 4.09;

(32) Permitted Bond Hedge Transactions;

(33) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business;

(34) any customary upfront milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(35) [reserved]; and

(36) (i) Investments in or relating to any Receivables Entity that, in the good faith determination of the Parent Guarantor, are necessary or advisable to effect a receivables facility (including any contribution of replacement or substitute assets to such Subsidiary) or any repurchases in connection therewith (including the contribution or lending of Cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Parent Guarantor or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such receivables facility or any related Indebtedness) and (ii) any Investment by a Receivables Entity in any other Person, in each case, in connection with a receivables facility.

“Permitted Liens” means:

(1) Liens created to secure Indebtedness and other Obligations under Credit Facilities that were or will be permitted by the terms of this Indenture to be incurred under Section 4.09(b)(i) or (xxxiv) hereof;

(2) Liens for Taxes or other governmental charges which are not overdue for a period of more than 60 days or, if more than 60 days overdue (i) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (iii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax;

(3) statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days or (ii) for amounts that are overdue by more than 60 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien;

(4) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, or otherwise securing obligations incurred under Section 4.09(b)(xxi), (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) obligations incurred under Section 4.09(b)(vi), (y) health, safety and environmental obligations and (z) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Requirement of Law) (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to the Parent Guarantor and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, sub-leases, licenses or sub-licenses of property otherwise not prohibited by this Indenture and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(5) Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, rights-of-way, rights, waivers, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent Guarantor and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or materially adversely affect the rights of the Holders of the Notes;

(6) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license, sub-license or similar arrangement of real estate or other property (including any technology or intellectual property) not prohibited by this Indenture, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(7) Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Parent Guarantor and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment not prohibited by this Indenture (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to the definition of “Permitted Investments” or under Section 4.08(a)(C) hereof or (iii) consisting of (A) an agreement to dispose of any property in a transaction not prohibited by this Indenture and/or (B) the pledge of cash or Cash Equivalents as part of an escrow or similar arrangement required in any Asset Sale not prohibited by this Indenture;

(8) precautionary or purported Liens evidenced by the filing of UCC financing statements, PPSA financing statements, applications for registration at the applicable Quebec Register or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement, PPSA financing statement, hypothec registration form at the applicable Quebec Register or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Permitted Receivables Facility Assets and related assets in connection with any receivables facility;

(9) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(10) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order;

(11) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien or after-acquired property that is affixed or incorporated into the property covered by such Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(12) Liens existing on, or contractually committed or contemplated as of, the Issue Date and in each case any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than property required to be covered thereby or (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 4.09(b)(xiii) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is not prohibited by Section 4.09;

(13) Liens securing Indebtedness permitted pursuant to Section 4.9(b)(xiii); provided that any such Lien shall encumber only the assets (including Capital Stock) acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 4.09(b)(xiii) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(14) Liens securing Indebtedness permitted pursuant to Section 4.09(b)(xiv); provided that (a) in that case of Liens securing Indebtedness incurred pursuant to Section 4.09(b)(xiv)(x), (i) any such Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, or is acquired by, or merged with or into or consolidated or amalgamated with, the

Parent Guarantor or any Restricted Subsidiary, were not incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger, consolidation or amalgamation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or that is merged with or into, or consolidated or amalgamated with or acquired by, the Parent Guarantor or its Restricted Subsidiary, and (ii) any such Liens on property existing at the time of acquisition of the property by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor were not incurred in contemplation of such acquisition and (b) in case of Liens securing Indebtedness incurred pursuant to Section 4.09(b)(xiv)(y), on the date of such incurrence and after giving pro forma effect thereto, such Liens rank on a pari passu basis with the Liens securing the Notes and the Secured Leverage Ratio (1) would be no greater than 4.25:1.00 or (2) would be equal to or lower than the Secured Leverage Ratio immediately prior to such incurrence.

(15) (i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Parent Guarantor and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Parent Guarantor and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness not prohibited by this Indenture incurred in connection with any transaction not prohibited by this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(16) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Issuers or Note Guarantors (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Issuers or Note Guarantors permitted pursuant to Section 4.09 (or not prohibited under this Indenture);

(17) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent Guarantor and/or its Restricted Subsidiaries;

(18) Liens with respect to any Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(19) Liens existing under or by reason of Indebtedness or other contractual requirements of a Securitization Special Purpose Entity or any Standard Securitization Undertaking, in each case in respect of this clause (19) in connection with a Qualified Securitization Transaction;

(20) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount outstanding at the time of incurrence not to exceed the greater of $397.0 million and 40.0% of LTM Consolidated Adjusted EBITDA;

(21) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith not constituting an Event of Default under Section 6.01(f) and (ii) any cash deposits securing any settlement of litigation;

(22) (i) leases, licenses, subleases, sub-licenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by the Parent Guarantor or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(23) Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 4.08 arising out of such repurchase transaction;

(24) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 4.09(b)(v), (vi), (viii), (xxi), (xxiii) and (xxiv);

(25) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and not prohibited by this Indenture or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(26) Liens (i) in favor of an Issuer or any Note Guarantor and/or (ii) granted by any Person other than an Issuer or any Note Guarantor in favor of any Restricted Subsidiary that is not an Issuer or a Note Guarantor, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 4.08 or Section 4.09 or securing other intercompany obligations not prohibited hereunder;

(27) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(28) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(29) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 4.09(b)(xviii), (ii) obligations of the type described in Section 4.09(b)(vii) or (iii) obligations of the type described in Section 4.09(b)(xvii), which Liens (A) in each case under this clause (29), may be (but are not required to be) secured by all of the Collateral so long as the Lien on the Collateral is subject to an Acceptable Intercreditor Agreement and (B) in the case of clause (ii) (to the extent not secured as provided in clause (A)), may consist of pledges of Cash collateral in an amount not to exceed the greater of $100.0 million and 10.0% of LTM Consolidated Adjusted EBITDA;

(30) (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(31) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(32) Liens on assets not constituting Collateral securing obligations in an aggregate outstanding principal amount not to exceed the greater of $400.0 million and 40.0% of LTM Consolidated Adjusted EBITDA;

(33) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(34) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(35) ground leases or subleases in respect of real property on which facilities owned or leased by the Parent Guarantor or any of its Restricted Subsidiaries are located;

(36) Liens that are customary in the business of the Parent Guarantor and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(37) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(38) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(39) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(40) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(41) Liens granted pursuant to a security agreement between the Parent Guarantor or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, insolvency, reorganization or similar proceeding with respect to the Parent Guarantor or such Restricted Subsidiary;

(42) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any acquisition or other similar Investment not prohibited by this Indenture;

(43) Liens granted by an Issuer or any Note Guarantor organized under the laws of Canada or a province thereof to a landlord to secure the payment of rent and other obligations under a lease with such landlord for premises situated in the Province of Québec; provided that such Lien (i) is limited to the tangible assets located at or about such leased premises and (ii) is incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(44) Liens in connection with Permitted Treasury Arrangements;

(45) Liens to secure any Indebtedness permitted to be incurred pursuant to Section 4.09; provided that, (a) in the case of this subclause (a), at the time of its incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 4.25 to 1.00; and to the extent such Liens are on Collateral, an authorized representative of the holders of such Indebtedness shall execute a joinder to the First Lien Intercreditor Agreement (substantially in the form attached thereto) as a holder of Pari Passu Indebtedness or (b) such Liens rank junior to the liens securing the Notes and Note Guarantees pursuant to an Acceptable Intercreditor Agreement pursuant to which such representative shall agree with the representatives of the Notes and Note Guarantees and other Pari Passu Indebtedness that the Liens securing such Indebtedness are subordinated to the Liens securing obligations under the Notes and the Note Guarantees;

(46) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(47) (i) Liens securing the Notes (other than any Additional Notes) and the Note Guarantees with respect thereto and (ii) Liens securing obligations to the Trustee arising under this Indenture and similar Liens in favor of trustees, collateral agents, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture;

(48) Liens securing one or more local working capital facilities of Foreign Subsidiaries, so long as such Liens do not extend to the assets of any Person other than such foreign Restricted Subsidiaries;

(49) (a) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred by Foreign Subsidiaries pursuant to Section 4.09(b)(x) and (b) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness incurred by Non-Guarantor Subsidiaries;

(50) Liens in respect of Sale Leasebacks on the assets or property sold and leased back in such Sale Leaseback and Liens securing Refinancing Indebtedness thereof; and

(51) (i) Liens on Permitted Receivables Facility Assets, and any other assets of any Receivables Entity, incurred in connection with a Permitted Receivables Facility, and (ii) Liens existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertaking, in each case in respect of this clause (ii) in connection with a receivables facility.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Parent Guarantor in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate or transferee of any of the foregoing) of the Parent Guarantor (or any Restricted Subsidiary).

“Permitted Receivables Facility” means any receivables facility or facilities from time to time, providing for the sale or pledge by the Parent Guarantor or any Restricted Subsidiary and/or one or more other receivables sellers of Permitted Receivables Facility Assets (thereby providing financing to the Parent Guarantor or any Restricted Subsidiary and the receivables sellers) to the Receivables Entity (either directly or through another receivables seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase Permitted Receivables Facility Assets from the Parent Guarantor or any Restricted Subsidiary and/or the respective receivables sellers.

“Permitted Receivables Facility Assets” means (i) receivables (whether now existing or arising in the future) of the Parent Guarantor and its Subsidiaries which are transferred or pledged to a Receivables Entity and any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and any collections (including recoveries) or proceeds of any of the foregoing which are also so transferred or pledged to a Receivables Entity and all proceeds thereof (including any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein)), (ii) all rights arising under the documentation governing or related to any receivables facility, (iii) loans to the Parent Guarantor and its Subsidiaries secured by receivables (whether now existing or arising in the future) of the Parent Guarantor and its Subsidiaries which are made pursuant to a Permitted Receivables Facility, including all security interests or liens and property subject thereto, and all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to any receivables facility, and (v) any equity interest issued by any Receivables Entity.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Issuers and the Note Guarantors shall comply with any requirements in this Indenture to designate each of their subsidiaries as an Issuer, a Restricted Subsidiary or a Note Guarantor, as applicable, and to add as Collateral the Capital Stock of any such Restricted Subsidiary owned by an Issuer or a Note Guarantor, as applicable, in each case to the extent required by this Indenture or the Collateral Documents and

(b) the security interest of the Notes Collateral Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Permitted Treasury Arrangements” means Banking Services entered into in the ordinary course of business and any transactions between or among the Parent Guarantor and its Subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to the Parent Guarantor’s, the Issuers’ or a Restricted Subsidiary’s Capital Stock, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan of Arrangement” means the plan of arrangement appended to that certain Arrangement Agreement (together with all schedules, exhibits and annexes thereto (including as such may be executed or effected)) entered into between, among others, Bausch Health Companies Inc. and the Parent Guarantor, as it may be amended from time to time in accordance with its terms and those of the Arrangement Agreement.

“Post-Release Permitted Liens” mean:

(1) Permitted Encumbrances;

(2) any Lien on any Property of the Parent Guarantor or any Subsidiary existing on the Issue Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Parent Guarantor or any other Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien and (B) proceeds and products thereof and (ii) such Lien shall secure only those obligations which it secures on the Issue Date and any Refinancing Indebtedness in respect thereof;

(3) any Lien existing on any Property prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Issue Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Parent Guarantor or any other Subsidiary (other than the proceeds or products of the Property covered by such Lien and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Refinancing Indebtedness in respect thereof;

(4) (i) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Parent Guarantor or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement and (ii) such security interests shall not apply to any other Property of the Parent Guarantor or any Subsidiary, except for accessions to such fixed or capital assets covered by such Lien, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender;

(5) rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(6) Liens (i) on receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities and (ii) existing under or by reason of Indebtedness or other contractual requirements of a Securitization Special Purpose Entity or any Standard Securitization Undertaking, in each case in respect of this subclause (ii) in connection with a Qualified Securitization Transaction;

(7) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions or investments not prohibited by this Indenture or (ii) consisting of an agreement to dispose of any Property in an Asset Sale not prohibited under this Indenture including customary rights and restrictions contained in such agreements;

(8) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent Guarantor or any Subsidiary or (ii) secure any Indebtedness;

(9) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(10) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuers, any Note Guarantor or any of their respective Subsidiaries in the ordinary course of business;

(12) Liens deemed to be existing in connection with repurchase agreements constituting Cash Equivalents;

(13) rights of setoff relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(14) ground leases in respect of real property on which facilities owned or leased by the Parent Guarantor or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent Guarantor or any Subsidiary;

(15) Liens on equipment owned by the Parent Guarantor or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(16) any restriction or encumbrance with respect to the pledge or transfer of the Capital Stock of a joint venture;

(17) Liens not otherwise permitted by this definition, provided that a Lien shall be permitted to be incurred pursuant to this clause (17) only if at the time such Lien is incurred the aggregate principal amount of Indebtedness secured at such time (including such Lien) by Liens outstanding pursuant to this clause (17) would not exceed the greater of (x) $637.65 million and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 4.03 (or any Refinancing Indebtedness in respect of the foregoing);

(18) Liens on any Property of the Parent Guarantor or any Subsidiary in favor of the Parent Guarantor or any other Subsidiary;

(19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens arising from Uniform Commercial Code or Personal Property Security Act (Ontario) financing statement filings (or analogous filings in other jurisdictions) regarding operating leases or consignments entered into by the Parent Guarantor and its Subsidiaries in the ordinary course of business;

(21) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unpaid insurance premiums under the insurance policy related to such insurance premium financing arrangement;

(23) Liens on Cash Equivalents deposited as Cash collateral on letters of credit as contemplated by the Credit Facilities;

(24) Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Parent Guarantor and its Subsidiaries in which the Parent Guarantor or any Subsidiary has made an investment and Liens on the rights of the Parent Guarantor and its Subsidiaries under any agreement relating to any such investment.

(25) Liens securing obligations in respect of the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness secured by a Lien in an aggregate principal amount such that, on a Pro Forma Basis, the Secured Leverage Ratio would not exceed 4.25 to 1.00;

(26) Liens created to secure Indebtedness and other Obligations under the Credit Facilities that were or will be permitted by the terms of this Indenture to be incurred under Section 4.09(b)(i);

(27) Liens on Cash, Cash Equivalents or other assets securing Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; and

(28) Liens on any property of any Non-Guarantor Subsidiary securing Indebtedness of such Subsidiary.

“PPSA” means the Personal Property Security Act (Ontario) and the Securities Transfer Act (Ontario); provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of the Notes Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction other than Ontario (including without limitation pursuant to the Civil Code of Quebec). “PPSA” shall also include those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the security plus, when appropriate, the premium, if any, on the security.

“Private Placement Legend” means the legend set forth in Section 2.12 to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis”, “pro forma basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or Consolidated Adjusted EBITDA (in each case, including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable period (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or Product Line, as of the last day of such period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of (A) any disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or Product Line of the Parent Guarantor or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b) any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made, and

(d) any Indebtedness incurred by the Parent Guarantor or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate determined by an officer of the Parent Guarantor in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Parent Guarantor.

“Product Line” means any product line (including rights in respect of any drug or pharmaceutical, surgical or aesthetic product) of any Person.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees and costs related to the foregoing.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to which the Parent Guarantor or such Restricted Subsidiary may sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity may sell, convey, grant a security interest in or otherwise transfer to any other Person, any Securitization Program Assets (whether now existing or arising in the future).

“Rate Determination Agent” means (a) an independent financial institution of international standing or an independent financial adviser of recognized standing (that is not an Affiliate of the Issuers) as appointed by the Issuers at the expense of the Issuers, or (b) if it is not reasonably practicable to appoint a party as referred to under (a), the Issuers.

“Rating Agency” means S&P, Moody’s and Fitch or, if S&P, Moody’s or Fitch or any or all of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization under the Exchange Act selected by the Parent Guarantor as a replacement agent for S&P, Moody’s or Fitch or any or all of them, as the case may be.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, (i) including the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) [reserved], (I) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (J) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment not prohibited by this Indenture, (K) any lease, rental or other expense in connection with a Non-Finance Lease Obligation and (L) for the avoidance of doubt, any non-Cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Finance Lease shall be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in such Finance Lease in accordance with GAAP and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Real Estate Asset” means, at any time of determination, all right, title and interest of an Issuer or any Note Guarantor in and to all real property owned by such Person and all real property leased or subleased by such Person (in each case including, but not limited to, land, improvements and fixtures thereon).

“Receivables Entity” means a wholly owned Subsidiary of the Parent Guarantor which engages in no activities other than in connection with facilitating or entering into one or more receivables facilities or any other Person formed for the purposes of engaging in a receivables facility in which the Parent Guarantor or any subsidiary makes an Investment and to which the Parent Guarantor or any subsidiary transfers Permitted Receivables Facility Assets.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Permitted Receivables Facility Asset or participation interest therein issued or sold in connection with, and other fees and expenses paid to a Person that is not a Restricted Subsidiary in connection with, any receivables facility.

“Refinancing Indebtedness” means any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection therewith) plus unutilized commitments;

(2) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, that the limitations set forth in this subclause (2) shall not apply to Refinancing Indebtedness in the form of (v) customary bridge loans with a maturity date of no longer than one year (provided that either (A) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than 91 days after the final maturity date of the Notes or (B) any loans, notes, securities or other Indebtedness (other than revolving loans) which are exchanged for or otherwise replace (which may include, by automatic extension) such bridge loans shall be subject to the requirements of this clause (2)), (w) customary term A loans, (x) 364-day bridge loans, (y) notes or other debt securities with a final stated maturity of 91 days after the final maturity date of the Notes or greater (and any additional or other notes or other debt securities issued under the same indenture or purchase agreement as such notes or other debt securities with a final stated maturity of no shorter than that of (A) such initially issued notes or other debt securities and/or (B) the Notes) and (z) convertible notes or other convertible debt securities;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes either: (i) on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (as determined by the Parent Guarantor in good faith), or (ii) pursuant to an Acceptable Intercreditor Agreement; and

(4) if the Indebtedness being refinanced is Indebtedness of an Issuer or a Note Guarantor, such Refinancing Indebtedness is also Indebtedness of an Issuer or a Note Guarantor.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System of the U.S. under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act, or any successor to such regulation.

“Regulation S-K” means Regulation S-K under the Securities Act, as amended or any successor to such regulation.

“Regulation S-X” means Regulation S-X under the Securities Act, as amended, or any successor to such regulation.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Regulation S.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, Canadian federal, provincial, territorial or municipal or other foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Global Note” means a permanent Global Note that is substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Common Depositary or a nominee of the Common Depositary, representing Notes that bear the Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Note required to bear the restricted legend set forth in the form of Notes set forth in Exhibit A of this Indenture.

“Restricted Subsidiary” means, prior to the date of a Fall Away Event, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, references to a “Restricted Subsidiary” mean a Restricted Subsidiary of the Parent Guarantor.

“Retained Asset Sale Proceeds” means, at any date of determination, an amount determined on a cumulative basis of all Net Proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries that, pursuant to application of the Asset Sale Prepayment Percentage, are or were not required to be applied pursuant to Section 4.13.

“Rule 3-16 Capital Stock” means any Capital Stock of any Subsidiary, in the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Parent Guarantor or any such Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes and the Note Guarantees, but only to the extent necessary to not be subject to such requirement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor to such rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor to such rule.

“Rule 903” means Rule 903 promulgated under the Securities Act or any successor to such rule.

“Rule 904” means Rule 904 promulgated under the Securities Act or any successor to such rule.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Parent Guarantor or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property (whether real, personal or mixed), whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of, other than leases between the Parent Guarantor and its Restricted Subsidiaries.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Parent Guarantor or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (i) Consolidated Secured Debt as of such date (provided that in the event the Parent Guarantor or any Restricted Subsidiary proposes to incur Indebtedness pursuant to Section 4.09(b)(i) or (xxxiv) hereof or Liens pursuant to clause (45) of the definition of Permitted Liens on the same day, Indebtedness incurred under Section 4.09(b)(i) on that date shall not be included in the calculation of the Secured Leverage Ratio for purposes of the calculation to be made pursuant to such clauses on such date (but shall, for the avoidance of doubt, be included in any and all subsequent calculations of the Secured Leverage Ratio to the extent then outstanding and secured)) to (ii) LTM Consolidated Adjusted EBITDA. In addition, the “Secured Leverage Ratio” will be calculated on a Pro Forma Basis. To the extent the Parent Guarantor elects to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.09(d), the Parent Guarantor shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Secured Leverage Ratio for any period in which the Parent Guarantor makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as in effect from time to time.

“Securitization Program Assets” means (i) all receivables customarily transferred in connection with asset securitization transactions by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to documents relating to any Qualified Securitization Transaction, (ii) all rights arising under the documentation governing or related to receivables (including rights in respect of Liens securing such receivables and other credit support in respect of such receivables), any proceeds of such receivables and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to such Qualified Securitization Transaction and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitizations involving accounts receivable and (iii) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (i) and (ii).

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets subject to a receivables facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no activities and holds no assets other than those incidental to such Qualified Securitization Transaction.

“Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the Issue Date, by and among each of the grantors party thereto and Citibank, N.A., in its capacity as Notes Collateral Agent (or its successor).

“Separation Agreements” means the agreements pursuant to which the separation of the SpinCo Business was effected, including the relevant Separation Agreement (together with all schedules, exhibits and annexes thereto) entered into between Bausch Health Companies Inc. and the Parent Guarantor and any other Persons party thereto (including as they may be amended from time to time).

“Separation Transactions” means the (i) contribution to the Parent Guarantor by Bausch Health Companies Inc. and certain of its Subsidiaries of the SpinCo Business (and other transactions reasonably related thereto or in facilitation thereof), (ii) the SpinCo IPO, (iii) the payment by the Parent Guarantor to Bausch Health Companies Inc. of certain funds in connection with the transactions contemplated by the Separation Agreements and (iv) consummation of the transactions under the Separation Agreements (including any transition services agreements and similar arrangements).

“Shared Collateral” shall have the meaning given to such term in the First Lien Intercreditor Agreement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary of the Parent Guarantor that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such regulation is in effect on the date hereof.

“Similar Business” means the businesses engaged (or proposed to be engaged) in by the Parent Guarantor or any Restricted Subsidiary on the Issue Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension, development or expansion of such businesses.

“Specified Foreign Subsidiary” means a Foreign Subsidiary that is a CFC with respect to which a Domestic Subsidiary that is a corporation for U.S. federal income tax purposes owns (within the meaning of section 958(a) of the Code) more than 10% of the equity by vote or value.

“SpinCo Business” means all or substantially all of the eye health and certain related consumer products business previously held by Bausch Health Companies Inc., as further defined in the Separation Agreements.

“SpinCo IPO” means the initial public offering of common shares of the Parent Guarantor.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Parent Guarantor or any Subsidiary which are customary in connection with any receivables facility (as determined by the Parent Guarantor in good faith).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Transaction” means, (a) the Transactions, (b) any acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Parent Guarantor’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Parent Guarantor’s or the relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is not prohibited by this Indenture, (c) any disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Parent Guarantor or a Restricted Subsidiary) not prohibited by this Indenture, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of this Indenture or the Collateral Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Note Guarantor (other than the Parent Guarantor).

“TARGET Day” means any day on which the real time gross settlement system (T2) operated by the Eurosystem (or any successor thereto) is open for the settlement of payments in euro.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent any amendment to the Trust Indenture Act expressly provides for application of the Trust Indenture Act as in effect on another date.

“Total Leverage Ratio” means the ratio of (i) Consolidated Total Debt of the Parent Guarantor and its Restricted Subsidiaries, after giving effect to all incurrences and repayments of Indebtedness on the transaction date (net of the Unrestricted Cash Amount), to (ii) LTM Consolidated Adjusted EBITDA. In addition, the “Total Leverage Ratio” will be calculated on a Pro Forma Basis.

To the extent the Parent Guarantor elects to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.09(d), the Parent Guarantor shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Total Leverage Ratio for any period in which the Parent Guarantor makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent Guarantor and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance of the Credit Agreement, (b) the repayment by the Parent Guarantor to Bausch Health Companies Inc. and (c) the payment of the Transaction Costs.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant secretary, associate, secretary, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means Citibank, N.A., a national association, until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral.

“Underlying Debt” means in relation to the Issuers or any Note Guarantor and at any time, each obligation (whether present or future, actual or contingent) owing by the Issuers or such Note Guarantor to a First Lien Notes Secured Party under this Indenture, the Notes or the Collateral Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Indenture, the Notes or any Collateral Document, in each case whether or not anticipated as of the date of this Indenture) excluding the Issuers’ or such Note Guarantor’s Parallel Debt, as applicable.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Notes, the Credit Agreement and/or other permitted pari passu, senior or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Notes, the Credit Agreement and/or any other permitted pari passu, senior or junior secured Indebtedness), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means, until a Fall Away Event, any Subsidiary of the Parent Guarantor (other than the Issuers) that is designated by the Board of Directors of the Parent Guarantor as an Unrestricted Subsidiary pursuant to a board resolution or consent, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than non-recourse debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, in each case, taken as a whole, than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor;

(3) is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution or consent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture. For the avoidance of doubt, any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“Upfront Payments” means any upfront or similar payments made during the period of twelve months ending on the Issue Date or arising thereafter in connection with any drug or pharmaceutical product research and development or collaboration arrangements or the closing of any Drug Acquisition.

“Vice President” when used with respect to the Issuers, the Parent Guarantor or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Section
Acceptable Commitment	4.13(b)
Additional Amounts	4.18(a)
Affiliate Transaction	4.12(a)
Agent Members	2.01(b)
Agreed Guarantee Principles	4.14
Applicable Collateral Limitations	4.19(f)
Asset Sale Offer	4.13(c)/3.14
Authorized Agent	11.16
Authorized Officers	11.02
Benefited Party	10.01(b)
Change in Tax Law	3.07(e)
Change of Control Offer	3.08(b)
Change of Control Purchase Date	3.08(b)
Change of Control Purchase Notice	3.08(c)
Change of Control Purchase Price	3.08(a)
Cost Saving Initiative	1.01
Covenant Defeasance	8.03
Declined Asset Sale Proceeds	4.13(c)
Directing Holder	6.02
Electronic Means	11.02
Event of Default	6.01
Excess Proceeds	4.13(c)
Exchange	2.03
Expected Cost Savings	1.01
FATCA	4.18(b)(ix)
Fixed Amounts	11.15(h)
Foreign Security Agreements	13.02(a)
incur	4.09(a)
Incurrence-Based Amounts	11.15(h)
Initial Lien	4.10

Term	Section
Instructions	11.02
ISEA	2.03
Issuer Notice	3.08(b)
Issuer Order	2.02
Judgment Currency	11.17
Legal Defeasance	8.02
Legend	2.12(a)
Licensed Property	1.01
Market Maker	4.03(b)
Noteholder Direction	6.02
Notes Custodian	2.03
Notice of Default	6.01
Offer Amount	3.14
Offer Period	3.14
Paying Agent	2.03
Payment Default	6.01(e)
Payor	4.18(a)
Performance References	1.01
Permitted Debt	4.09(b)
Position Representation	6.02
Purchase Date	3.14
Refunding Capital Stock	4.08(b)
Registrar	2.03
Regulation 803 Reimbursement	4.18(d)
Relevant Taxing Jurisdiction	4.18(a)
Restricted Amount	4.13(b)
Restricted Payments	4.08(a)
Tax	4.18(a)
Treasury Capital Stock	4.08(b)

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(A) a term has the meaning assigned to it;

(B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(C) words in the singular include the plural, and words in the plural include the singular;

(D) provisions apply to successive events and transactions;

(E) the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(F) the masculine gender includes the feminine and the neuter;

(G) references to agreements and other instruments include subsequent amendments thereto;

(H) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(I) references to ratings by Fitch, Moody’s or S&P shall include any successor equivalent ratings if either Fitch, Moody’s or S&P changes its ratings scale subsequent to the date of this Indenture;

(J) except as otherwise provided for herein, the Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase;

(K) a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation; and

(L) where it relates to a Dutch entity or the context so requires,

a reference to:

1. “The Netherlands” means the European part of the Kingdom of the Netherlands;

2. “financial assistance” includes any act contemplated by Section 2:98c of the Dutch Civil Code;

3. a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

4. a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

5. any “procedure” or “step” taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

6. a “liquidator” includes a curator;

7. an “administrator” includes a bewindvoerder; and

8. a “receiver” or an “administrative receiver” does not include a curator or bewindvoerder;

ARTICLE 2

THE SECURITIES

Section 2.01. Form and Dating. The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuers shall provide any such notations, legends or endorsements to the Trustee in writing. The Notes shall be in a minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof. Each Note shall be dated the date of its authentication. The Notes are being offered and sold by the Issuers in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

(a) Restricted Global Notes. All of the Notes are initially being offered and sold to (i) qualified institutional buyers as defined in Rule 144A in reliance on Rule 144A under the Securities Act or (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act, and shall be issued initially in the form of one or more 144A Global Notes and Regulation S Global Notes, respectively, which shall be deposited with, or on behalf of, the Common Depositary for the accounts of Euroclear, as operator of the Euroclear system, and Clearstream and registered in the name of the nominee of the Common Depositary, duly executed by the Issuers and, upon receipt of an Issuer Order, authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b) Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.12 hereof and shall be made on the records of the Trustee and the Common Depositary.

Members of, or participants in, the Common Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or under the Global Note, and the Common Depositary (including, for this purpose, its nominee) may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or (B) impair, as between the Common Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c) Additional Notes. Subject to compliance with the provisions of Sections 4.09 and 4.10 hereof, the Issuers may issue Additional Notes in an unlimited amount under this Indenture.

(d) Regulation S Global Notes. Global Notes offered and sold in reliance on Regulation S shall initially be represented by one or more Regulation S Global Notes, substantially in the form of Exhibit A with such applicable legends as are provided in Exhibit A. The Regulation S Global Notes will be deposited, upon issuance, on behalf of the purchasers of the Notes represented thereby with the Common Depositary and registered in the name of the Common Depositary or the nominee of the Common Depositary, duly executed by the Issuers, upon receipt of an Issuer Order, authenticated by the Trustee as hereinafter provided.

The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Common Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e) Book Entry Provisions. The Issuers shall execute, upon receipt of an Issuer Order, and the Trustee shall, in accordance with this Section 2.01(e), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Common Depositary or its nominee, (ii) shall be delivered by the Trustee to the Common Depositary or pursuant to the Common Depositary’s instructions and (iii) shall bear legends substantially in the form of the first paragraph of Exhibit A attached hereto.

Section 2.02. Execution and Authentication. An Officer of each of the Issuers shall sign the Notes for the Issuers by manual, facsimile or electronic signature. Typographic and other minor errors or defects in any such electronic signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery the Notes for original issue in an initial aggregate principal amount of €675,000,000 and Additional Notes as contemplated by Section 2.01(c) hereof, upon receipt of a written order of the Issuers signed by an Officer of each of the Issuers (an “Issuer Order”). The Issuer Order shall specify the amount of Notes to be authenticated and shall provide that all such Notes will be represented by a Restricted Global Note and the date on which such issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the applicable amounts in the foregoing sentence, except as provided in Sections 2.01(c) and 2.07 hereof.

The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Issuers or an Affiliate of the Issuers.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof.

Section 2.03. Registrar, Paying Agent, Transfer Agent and Calculation Agent. The Issuers shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”) and one or more offices or agencies where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. In addition, the Issuers will maintain one or more transfer agents (each, a “Transfer Agent”). The Issuers shall also maintain an office or agency where the Issuers have authorized such office or agency to calculate the interest rate payable on the Notes in respect of each interest period (the “Calculation Agent”). The Issuers will at all times maintain a Paying Agent, Registrar, Transfer Agent, Calculation Agent and an office or agency where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served in the Borough of Manhattan in the City of New York.

The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuers shall notify in writing the Trustee of the name and address of any Agent not a party to this Indenture. If the Issuers fails to maintain a Registrar, Paying Agent, Transfer Agent, Calculation Agent or agent for service of notices and demands in any place required by this Indenture, or fail to give the foregoing notice, the Trustee shall act as such. The Issuers or any Affiliate of the Issuers may act as Paying Agent (except for the purposes of Section 4.01 and Article 8).

The Issuers hereby initially designate and appoint Citibank, N.A., London Branch as Paying Agent, Registrar, Transfer Agent, and Calculation Agent, and the Corporate Trust Office as one such office or agency of the Issuers for each of the aforesaid purposes. In acting hereunder and in connection with the Notes, the Paying Agent, the Calculation Agent and the Registrar shall act solely as agents of the Issuers, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes. The Issuers initially appoint Citibank Europe PLC as Common Depositary of Euroclear and Clearstream for the Notes. Any Agent shall hold all funds as banker subject to the terms of this Indenture and shall not be liable to account to the Issuers or any Guarantor for any interest or other amounts in respect of such money. As a result, such money shall not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money. The obligations of the Agents and the Calculation Agent are several not joint. Notwithstanding anything to the contrary herein, sums held by the Paying Agent shall not be held in trust for the benefit of the Persons entitled thereto.

The Issuers may change the Paying Agents, Registrar, Transfer Agent or Calculation Agent in its sole discretion without prior notice to the Holders, and the Parent Guarantor or any of its Subsidiaries may act as paying agent, transfer agent, calculation agent or registrar. For so long as notes are listed on the Official List of The International Stock Exchange (the “Exchange”) and if and to the extent that the rules of The International Stock Exchange Authority Limited (the “ISEA”) so require, the Issuers will notify the Authority of any change of Paying Agent, Registrar, Transfer Agent or Calculation Agent.

Section 2.04. Paying Agent to Hold Money. Prior to 10:00 a.m., London time, on the due date of the principal of or interest on any Notes, the Issuers shall deposit with a Paying Agent a sum sufficient to pay such principal or interest, if any, so becoming due. A Paying Agent shall hold for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and shall notify the Trustee of any default by the Issuers (or any other obligor on the Notes) in making any such payment. If the Issuers or an Affiliate of the Issuers acts as Paying Agent, the Issuers or such Affiliate shall, before 10:00 a.m., London time, on each due date of the principal of or interest on any Notes, segregate the money and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee in trust all sums so held by such Paying Agent. Upon doing so, the Paying Agent (other than the Issuers) shall have no further liability for the money. For the avoidance of doubt, in no event shall any Paying Agent (unless the Issuers or an Affiliate of the Issuers is acting as Paying Agent) be required to advance funds for any payment on the Notes hereunder or to make any such payment until the Paying Agent has actually received such funds from the Issuers.

Section 2.05. Noteholder Lists. The Trustee or Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee on or before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.06. Transfer and Exchange. (a) Subject to compliance with any applicable additional requirements contained in Section 2.12 hereof, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate in the form(s) included in Exhibit A and Exhibit C, as applicable, and in form satisfactory to the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.03 hereof, the Issuers shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Issuers or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto, and provided, that this sentence shall not apply to any exchange pursuant to Section 2.10, 2.12(a), 3.06, 3.11 or 9.05 hereof.

Neither the Issuers, any Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof in respect of which a Change of Control Purchase Notice or a notice in connection with an Asset Sale Offer has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Issuers, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) Euroclear or Clearstream notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Notes and the Issuers fail to appoint a successor, (ii) Euroclear or Clearstream so requests following an Event of Default under Section 6.01 hereof or (iii) the holder of a Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Clearstream, as applicable, following an Event of Default under Section 6.01 hereof.

(b) Any Registrar appointed pursuant to Section 2.03 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(c) Each Holder of a Note agrees to indemnify the Issuers and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal, state, Canadian federal, provincial or territorial securities law.

(d) No Obligation of the Trustee. Neither the Trustee nor the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, Common Depositary or other Person with respect to the accuracy of the records of Common Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner of a Global Note or other Person (other than Common Depositary and any other Holder) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders shall be given only to or upon the order of the registered Holders (which shall be Common Depositary or its nominee in the case of a Global Note). The Trustee may rely and shall be fully protected in relying upon information furnished by Common Depositary with respect to its members, participants and any beneficial owners of a Global Note. None of the Issuers, the Trustee nor the Registrar shall have any responsibility or liability for any acts or omissions of Common Depositary in the case of Global Notes with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between Common Depositary and any Participant or between or among Common Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(e) Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by Common Depositary.

Section 2.07. Replacement Notes. If any mutilated Note is surrendered to the Issuers, a Registrar or the Trustee, or the Issuers, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuers, the applicable Registrar and the Trustee such security and/or indemnity as will be required by them to save each of them harmless, then, in the absence of notice to the Issuers, such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuers shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be purchased by the Issuers pursuant to Article 3, the Issuers in their discretion may, instead of issuing a new Note, pay or purchase such Note, as the case may be.

Upon the issuance of any new Notes under this Section 2.07, the Issuers and/or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

Every new Note issued pursuant to this Section 2.07 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation or surrendered for transfer or exchange and those described in this Section 2.08 as not outstanding.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Issuers receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If a Paying Agent (other than the Issuers or an Affiliate of the Issuers) holds on a Redemption Date, Change of Control Purchase Date or the Final Maturity Date money sufficient to pay the principal of (including premium, if any) and interest on Notes (or portions thereof) payable on that date, then on and after such Redemption Date, Change of Control Purchase Date or the Final Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and interest on them shall cease to accrue.

Subject to the restrictions contained in Section 2.09 hereof, a Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any notice, direction, waiver or consent, Notes owned by an Issuer or any other obligor on the Notes or by any Affiliate of an Issuer or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is neither an Issuer nor any other obligor on the Notes or any Affiliate of an Issuer or of such other obligor.

Section 2.10. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuers may prepare and execute, and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers with the consent of the Trustee considers appropriate for temporary Notes. Without unreasonable delay, the Issuers shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver Definitive Notes in exchange for temporary Notes.

Section 2.11. Cancellation. An Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, payment, conversion or cancellation and shall deliver the canceled Notes to the applicable Issuer. All Notes which are purchased or otherwise acquired by the Parent Guarantor or any of its Subsidiaries prior to the Final Maturity Date of such Notes may be delivered to the Trustee for cancellation or resold. The Issuers may not hold or resell such Notes or issue any new Notes to replace any Notes delivered for cancellation.

Section 2.12. Legend; Additional Transfer and Exchange Requirements. (a) If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the form of Notes attached hereto as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, the Notes so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Issuers such satisfactory evidence, which shall include an opinion of counsel if requested by the Issuers, as may be reasonably required by the Issuers, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144 under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (i) provision of satisfactory evidence if requested, or (ii) notification by the Issuers to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Issuers, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Issuers, the Legend shall be reinstated.

(b) A Global Note may not be transferred, in whole or in part, to any Person other than the Common Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note; provided further that in no event shall a beneficial interest in a Regulation S Global Note be transferred to a U.S. Person prior to the receipt by the Registrar of any certificates required pursuant to Regulation S, as determined by the Issuers. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(c) Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any Restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A dated the date of such surrender and signed by the Holder of such Note, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d) Subject to clause (h) below, the restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(d)(1)(ii) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.12 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision by, if requested by the Issuers or the Registrar, an opinion of counsel reasonably acceptable to the Issuers and addressed to the Issuers to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor, series and aggregate principal amount, which shall not bear the restrictive Legend. The Issuers shall inform the Trustee of the effective date of any registration statement registering any Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

(e) As used in this Section 2.12, the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(f) The provisions of clauses (iii), (iv) and (v) below shall apply only to Global Notes:

(i) Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Common Depositary or one or more nominees thereof, provided that a Global Note may be exchanged for Notes registered in the names of any person designated by the Common Depositary in the event that (A) the Common Depositary has notified the obligors that it is unwilling or unable to continue as Common Depositary for such Global Note or has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor Common Depositary or (B) an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the applicable Common Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the applicable Common Depositary or a nominee thereof shall not be a Global Note.

(ii) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and shall be in such authorized denominations as the Common Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Common Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Common Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment and its receipt of an Issuer Order, the Trustee shall authenticate and deliver Notes issuable on such exchange to or upon the order of the Common Depositary or an authorized representative thereof.

(iii) Subject to the provisions of clause (v) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(iv) In the event of the occurrence of any of the events specified in clause (i) above, the obligors will promptly make available to the Trustee a reasonable supply of applicable Definitive Notes in definitive, fully registered form, without interest coupons.

(v) Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Common Depositary or any nominee thereof, or under any such Global Note, and the Common Depositary or such nominee, as the case may be, may be treated by the Issuers, the Trustee and any agent of an Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or such nominee, as the case may be, or impair, as between the Common Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

(vi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so as and when expressly required by, the terms or this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the equivalent procedures of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

(h) Restrictions under Applicable Netherlands Law. The Notes are initially being offered only to Persons who are “qualified investors” as defined in the Netherlands Financial Supervision Act (Wet op het financieel toezicht), and the Global Notes and beneficial interests therein may not at any time be transferred, in whole or in part, to any Person who is not such a “qualified investor.”

Section 2.13. CUSIP, Common Code and ISIN Numbers. The Issuers in issuing the Notes may use one or more “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee of any change in the “CUSIP” and “ISIN” numbers applicable to the Notes.

ARTICLE 3

REDEMPTION AND PURCHASES

Section 3.01. Right to Redeem. The Issuers, at their option, may redeem the Notes in accordance with the provisions of Sections 3.07 and 3.08(g) hereof.

If the Issuers elect to redeem the Notes, they shall notify the Trustee and the Registrar and Paying Agent in writing at least 15 days prior to the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee), the aggregate principal amount of the Notes to be redeemed and the Section of this Indenture pursuant to which such Notes are being redeemed.

Section 3.02. Selection of Notes to Be Redeemed. The Issuers will give not less than 10 days’ nor more than 60 days’ notice of any redemption. If the Issuers elect to redeem less than all of the outstanding Notes at any time, the Notes will be selected for redemption as follows:

(i) in accordance with the Applicable Procedures, and in compliance with the requirements of the Exchange or any other applicable exchange to the extent the Notes are held in the form of Global Notes; or

(ii) to the extent the Notes are not held in the form of Global Notes, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate to the extent the Notes are held in the form of Definitive Notes.

In the event of a partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption.

The Notes and portions of the Notes selected for redemption will be in amounts of €100,000 or whole multiples of €1,000 except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of €1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption. At least 10 days but not more than 60 days before a Redemption Date, the Issuers shall send, or shall cause to be sent, a notice of redemption by first-class mail (postage prepaid) or otherwise transmit in accordance with applicable procedures of Euroclear or Clearstream to the Trustee, the Registrar, the Paying Agent and to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

•	the aggregate principal amount of the Notes to be redeemed;

•	the Redemption Date (which shall be a Business Day);

•	the redemption price;

•	the name and address of the Paying Agent;

•	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

•	that, unless the Issuers default in the deposit of the redemption price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date;

•	the Section of this Indenture pursuant to which the Notes are being redeemed;

•	the CUSIP numbers or ISIN numbers, as applicable, of the Notes; and

•	any conditions precedent to such redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense, provided, that the Issuers makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 3.03. Redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes pursuant to Sections 8.03 or 8.04 or a satisfaction and discharge of this Indenture with respect to the Notes pursuant to Section 8.01. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. None of the Trustee, any Agent nor the Calculation Agent shall have responsibility for calculating or verifying the redemption price.

For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to Euroclear and Clearstream, each of which will give such notices to the holders of Book-Entry Interests. Notwithstanding anything to the contrary in this Indenture, the notice requirements in this Indenture shall be subject to the applicable rules of Euroclear and Clearstream for so long as the Notes are represented by Global Notes. To the extent the mandatory rules and procedures of Euroclear or Clearstream concerning the content, timing or procedure for delivering notices conflict with any requirements applicable to notices under this Indenture, a notice will be deemed to satisfy the requirements of this Indenture if it complies with such mandatory rules and procedures of Euroclear and Clearstream and otherwise complies with the applicable requirements under the indenture.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is given and any conditions set forth therein have been satisfied, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice.

On and after the Redemption Date, unless the Issuers default in the deposit of the redemption price and subject to satisfaction of any conditions precedent, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, and all other rights of the Holder will terminate other than the right to receive the redemption price, without interest from the Redemption Date, on surrender of the Notes.

Section 3.05. Deposit of Redemption Price. Prior to 10:00 a.m. (London time) on the Redemption Date, the Issuers shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price (as calculated by the Issuers) on all Notes to be redeemed on that date.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver to the Holder, without service charge, a new Note in an authorized denomination equal in principal amount to, and in exchange for, the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption. (a) At any time prior to June 30, 2026, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (including Notes issued after the Issue Date, if any) issued under this Indenture at a redemption price of 103.875% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(i) at least 60% of the aggregate principal amount of the Notes (including Notes issued after the Issue Date, if any) issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding the Notes held by the Parent Guarantor and its Subsidiaries); and

(ii) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) On or after June 30, 2026, the Issuers may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100.000% of the principal amount of Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

(c) At any time prior to June 30, 2026, the Issuers may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to the principal amount of the Notes redeemed plus the Applicable Premium plus accrued and unpaid interest to, but not including, the date of redemption. The Issuers shall calculate the redemption price, including any Applicable Premium.

(d) In connection with any optional redemption of the Notes, any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. For the avoidance of doubt, if any Redemption Date shall be delayed as contemplated by this paragraph and the terms of the applicable notice of redemption, such redemption date as so delayed may occur, subject to the Applicable Procedures of Euroclear or Clearstream, at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption date or more than 60 days after the applicable notice of redemption. If the Issuers effect an optional redemption of the Notes, they will, for so long as the Notes are listed on the Official List of the Exchange, and the rules of the ISEA so require, inform the ISEA of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

(e) If any Issuer or any Note Guarantor becomes obligated to pay, on the next date on which any amount will be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined in Section 4.18), which amendment or change is publicly announced and becomes effective after June 18, 2025 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after June 18, 2025, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws or regulations (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after June 18, 2025 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after June 18, 2025, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the applicable Issuer or Note Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, but not including the substitution of an obligor if either of the Issuers would be required to pay Additional Amounts), the Issuers may, at their option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if such right to redeem is triggered by the obligation of a Note Guarantor to pay Additional Amounts, such right to redeem will apply only if the payment giving rise to such obligation cannot be made by an Issuer or another Note Guarantor without the obligation to pay Additional Amounts. Notice of the Issuers’ intent to redeem the Notes shall not be given until the Issuers deliver to the Trustee an opinion of tax counsel to the effect that there has been such Change in Tax Law which would entitle the Issuers to redeem the Notes hereunder and an Officers’ Certificate to the effect that the applicable Issuer or Note Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The foregoing provisions shall apply mutatis mutandis to any successor Person to the applicable Issuer or Note Guarantor, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to this Indenture.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(g) In connection with any redemption under this Section 3.07, the Issuers shall deliver to the Trustee an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent in this Indenture to the redemption have been complied with.

Section 3.08. Purchase of Notes at Option of the Holder Upon Change of Control. (a) If at any time that Notes remain outstanding there shall occur a Change of Control, the Notes shall be purchased by the Issuers at the option of the Holders, as of the Change of Control Purchase Date, at a purchase price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest, including interest on any unpaid overdue interest, if any, to, but excluding, the Change of Control Purchase Date (the “Change of Control Purchase Price”), subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.08.

(b) Within 30 days after the occurrence of a Change of Control with respect to the Notes, the Issuers shall transmit a written notice (an “Issuer Notice”) of the Change of Control to the Trustee and to each Holder of Notes (and to beneficial owners as required by applicable law) pursuant to which the Issuers shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of each Holder’s Notes at the Change of Control Purchase Price. The notice shall include the form of a Change of Control Purchase Notice to be completed by the Holder, shall describe the transaction or transactions that constitute the Change of Control and shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 3.08 and that all Notes tendered will be accepted for payment;

(ii) the date by which the Change of Control Purchase Notice pursuant to this Section 3.08 must be given;

(iii) the purchase date, which date shall be no earlier than 30 days and no later than 60 days after the date the Issuer Notice is delivered (the “Change of Control Purchase Date”);

(iv) the Change of Control Purchase Price;

(v) the Holder’s right to require the Issuers to purchase the Notes;

(vi) the name and address of the Paying Agent;

(vii) that, unless the Issuers defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;

(viii) the procedures that the Holder must follow to exercise rights under this Section 3.08; and

(ix) the procedures for withdrawing a Change of Control Purchase Notice, including a form of notice of withdrawal.

If any of the Notes is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to accord with the procedures of the Common Depositary applicable to the repurchase of Global Notes.

(c) A Holder may exercise its rights specified in subsection (a) of this Section 3.08 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto, as applicable, and which may be delivered by letter, overnight courier, hand delivery, electronic transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Common Depositary’s customary procedures) of the exercise of such rights (a “Change of Control Purchase Notice”) to any Paying Agent at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date.

The delivery of such Note to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor.

The Issuers shall purchase from the Holder thereof, pursuant to this Section 3.08, a portion of a Note if the principal amount of such portion is €100,000 or an integral multiple of €1,000 in excess thereof. Provisions of this Indenture that apply to the purchase of all of a Note pursuant to Sections 3.08 through 3.13 also apply to the purchase of such portion of such Note.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Change of Control Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Change of Control Purchase Notice in whole or in a portion thereof that is a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.09 hereof.

A Paying Agent shall promptly notify the Issuers of the receipt by it of any Change of Control Purchase Notice or written withdrawal thereof.

Anything herein to the contrary notwithstanding, in the case of Global Notes, any Change of Control Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

(d) The Issuers will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control if (i) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers set forth in subsection (b) of this Section 3.08 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (ii) notice of redemption with respect to the Notes has been given pursuant to Sections 3.01 or 3.07 hereof, unless and until there is a default in payment of the applicable redemption price, or (iii) after giving effect to such Change of Control, (A) no Default or Event of Default has occurred and is continuing, (B) the Change of Control transaction has been approved by the Board of Directors of the Parent Guarantor, and (C) the Notes have received an Investment Grade Rating from at least two of the Rating Agencies. In addition, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Change of Control Offer.

(e) The Issuers will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(f) The provisions under this Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control (including any required notice period) may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes, including after the entry into of an agreement that would result in the need to make a Change of Control Offer.

(g) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers purchases all of the Notes validly tendered and not withdrawn by such Holders, within 60 days of such purchase, the Issuers will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest on the Notes to, but excluding, the date of redemption. Any redemption pursuant to this Section 3.08(g) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.09. Effect of Change of Control Purchase Notice. Upon receipt by any Paying Agent of the Change of Control Purchase Notice specified in Section 3.08(c) hereof, the Holder of the Note in respect of which such change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Change of Control Purchase Price with respect to such Note. Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of (a) the Change of Control Purchase Date with respect to such Note (provided the conditions in Section 3.08(c) hereof have been satisfied) and (b) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.08(c) hereof.

A Change of Control Purchase Notice may be withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, electronic transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Common Depositary’s customary procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date, specifying the principal amount of the Note or portion thereof (which must be a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted.

Section 3.10. Deposit of Change of Control Purchase Price. Prior to 10:00 a.m., London time on the Change of Control Purchase Date, the Issuers shall deposit with the Trustee or with a Paying Agent (other than the Issuers or an Affiliate of the Issuers) an amount of money (in immediately available funds if deposited on such Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof that are to be purchased as of such Change of Control Purchase Date. The manner in which the deposit required by this Section 3.10 is made by the Issuers shall be at the option of the Issuers, provided that such deposit shall be made in a manner such that the Trustee or a Paying Agent shall have immediately available funds on the Change of Control Purchase Date.

If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Change of Control Purchase Price of any Note for which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture then, on the Change of Control Purchase Date, interest will cease to accrue on such Notes or any portion of such Notes as to which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture and all other rights of the Holder of such Notes will terminate other than the right to receive the Change of Control Purchase Price, without interest from the Change of Control Purchase Date, on surrender of such Notes.

Section 3.11. Notes Purchased in Part. Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Change of Control Purchase Date the Issuers shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.12. Compliance with Securities Laws upon Purchase of Notes. In connection with any offer to purchase or purchase of Notes under Section 3.08 hereof, the Issuers shall (a) comply with Rule 14e-1 (or any successor to such Rule), if applicable, under the Exchange Act, and (b) otherwise comply with all United States federal and state securities laws and Canadian federal, provincial and territorial securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Issuers under Sections 3.08 through 3.11 hereof to be exercised in the time and in the manner specified therein. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Article 3, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 3 by virtue of such conflict.

Section 3.13. Repayment to the Issuers. To the extent that the aggregate amount of cash deposited by the Issuers pursuant to Section 3.10 with respect to any Notes hereof exceeds the aggregate Change of Control Purchase Price (including interest thereon) of the Notes or portions thereof that the Issuers are obligated to purchase, then promptly after the Change of Control Purchase Date, and upon written request, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Issuers.

Section 3.14. Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.13 hereof, the Issuers are required to commence an offer to all Holders to purchase Notes (“Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply a portion of the Excess Proceeds as calculated pursuant to Section 4.13 hereof (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all of such Notes and other Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Asset Sale Offer, the Issuers shall send, by first-class mail, a notice to the Trustee and each of the applicable Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.14 and Section 4.13 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that with respect to any Notes, any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuers defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that, with respect to any Notes, Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have such Notes purchased in a principal amount of €100,000 (or in integral multiples of €1,000 in excess thereof) only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, the Common Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuers or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of any Notes and other Pari Passu Indebtedness surrendered in connection with the Asset Sale Offer exceeds the Offer Amount, the Issuers shall select Notes and other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only such Notes in denominations of €100,000 (or integral multiples of €1,000 in excess thereof), will be purchased); and

(9) that Holders of any Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of such Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of the applicable Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all such Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.14. The Issuers, the Common Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.14, any purchase pursuant to this Section 3.14 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuers shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Issuers) holds by 10:00 a.m., London time, on that date money, deposited by the Issuers or an Affiliate thereof, sufficient to pay the installment. Except in the case of a redemption, a Change of Control Offer or an Asset Sale Offer, accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name that Note is registered at the close of business on the record date for such interest at the office or agency of the Issuers maintained for such purpose. The Issuers shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to the Note, which interest shall be payable on demand.

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Issuers will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes, in the case of a Holder holding an aggregate principal amount of Notes of €1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than €1,000,000, by wire transfer to each such Holder’s bank account as provided for in the register maintained by the Registrar for the Definitive Notes. All payments shall be made in immediately available funds in euros. Payments to any Holder holding an aggregate principal amount of Notes in excess of €1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in a member state of the European Union, if such Holder has provided wire transfer instructions to the Issuers at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. The Paying Agent shall not be bound to make payment until such time as it has received sufficient funds in order to make such payment.

Section 4.02. Maintenance of Office or Agency. (a) The Issuers shall maintain in the United States of America, an office or agency (which may be an the Corporate Trust Office of the Trustee or an Agent or an affiliate of the Trustee, Agent or co registrar) where Notes may be surrendered for payment, registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the United States of America, for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuers hereby designate the Corporate Trust Office of the Trustee set forth in Section 2.03 hereof as one such office or agency of the Issuers.

Section 4.03. Reports. (a) Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Parent Guarantor shall furnish (to the extent not publicly available on the SEC’s EDGAR system (or any successor system)) to the Holders of Notes by posting on the Parent Guarantor’s website (in a format that is accessible to Holders of Notes as well as prospective Holders of Notes), within the time periods specified below:

(i) within 90 days after the end of each fiscal year of the Parent Guarantor ending thereafter, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income (or loss) or operations and cash flows for such fiscal year, together with related notes thereto, in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP in all material respects, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related (A) consolidated statement of income for such fiscal quarter and for the portion of the fiscal year then ended and (B) consolidated statement of cash flows for the portion of the fiscal year then ended, and setting forth, commencing with such financial statements delivered for the first fiscal quarter following the first full fiscal year of the Parent Guarantor following the Issue Date, in each case of the preceding clauses (A) and (B), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year;

(iii) concurrently with the delivery of the financial statements set forth in clauses (i) and (ii) above, a narrative report prepared by management of the Parent Guarantor describing the results of operations in a form customarily prepared by management of the Parent Guarantor (provided that such narrative report need not comply with disclosure requirements under Regulation S-K);

(iv) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K if the Parent Guarantor were required to file such reports for any of the following events (provided, however, that no such current report will be required to be furnished if the Parent Guarantor determines in its good faith judgment that such event is not material to the Holders of the Notes or the business, assets, operations, financial position or prospects of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole; provided, further, that the foregoing shall not obligate the Parent Guarantor to make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K, or to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Parent Guarantor (or any of its Subsidiaries) and any director, manager or executive officer of the Parent Guarantor (or any of its Subsidiaries)):

(A) Item 1.03 (Bankruptcy or Receivership);

(B) Item 2.01 (Completion of Acquisition or Disposition of Assets) (only with respect to acquisitions that are “significant” at the 20% or greater level pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only); provided that (w) such Item 2.01 shall not trigger the provision of financial information contemplated by Item 9.01 of Form 8-K referred to in Item 2.01 of Form 8-K, (x) such information will not be required to include as an exhibit copies of any financial statements that would be required to be filed as exhibits to a current report on Form 8-K except for historical financial statements to the extent reasonably available, (y) to the extent provided, such historical financial statements will not be required to comply with Regulation S-X and (z) nothing in this subclause (B) shall require any financial information as a result of the aggregate impact of individually insignificant businesses;

(C) Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);

(D) Item 4.01 (Change in Registrant’s Certifying Accountant);

(E) Item 4.02(a) and (b) (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);

(F) Item 5.01 (Changes in Control of Registrant);

(G) Items 5.02 (b) (Departure of Directors or Certain Officers) (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) and (c) (Election of Directors; Appointment of Certain Officers) (other than with respect to information required or contemplated by sub-clause (3) of such Item), but excluding, in each case under this subclause (G), any information otherwise required or contemplated by Item 402 of Regulation S-K; and

(H) Item 5.03(b) (Changes in Fiscal Year);

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above); provided, however, that such reports required pursuant to clauses (i), (ii) and (iii) above (a) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307 and 308 of Regulation S-K, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (b) shall not be required to comply with Items 402, 403, 406 and 407 of Regulation S-K, (c) shall not be required to comply with Rule 3-10, Rule 13-01 or Rule 13-02 of Regulation S-X, except that summary guarantor/non-guarantor information consistent with the disclosure in the Offering Memorandum will be provided, (d) shall not be required to include any segment or business unit level financial information except to the extent included in the Offering Memorandum, (e) shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K, except for agreements evidencing material Indebtedness (excluding any schedules thereto), (f) with respect to any historical financial statements of an acquired business and related pro forma information relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K, such historical financial statements and pro forma information shall only be required to the extent and in the form available to the Parent Guarantor (as determined by the Parent Guarantor in good faith), (g) shall not be required to include any trade secrets or other confidential information that is competitively sensitive in the good faith and reasonable determination of the Parent Guarantor and (h) solely if and to the extent that the applicable deadline required by the SEC for delivery of the Parent Guarantor’s Form 10-Q and/or 10-K (as applicable) for any period are later than the applicable deadlines for delivery set forth in clauses (i) and (ii) (as in effect immediately prior such time) for such period, such deadlines set forth in clauses (i) and (ii) shall automatically be deemed to be replaced with such later deadlines as required by the SEC (without any further action or consent).

(b) The requirement to furnish any of the reports required pursuant to clauses (i), (ii) and (iii) may be satisfied by the posting of such reports within the time periods specified above on a password protected online data system requiring user identification and a confidentiality acknowledgement (the “Secured System”). If the Parent Guarantor uses the Secured System to satisfy such requirements, it shall make readily and promptly available any password or other login information relating to the Secured System to

Holders, prospective investors, security analysts who have certified to the Parent Guarantor that they are reputable security analysts employed by a reputable financial institution who regularly cover or intend to cover the Parent Guarantor and the Notes (each, a “Security Analyst”) and market makers who have certified to the Parent Guarantor that they are reputable market makers who regularly make or intend to make a market in the Notes (each, a “Market Maker”), and shall make readily and promptly available on an “Investor Relations” page on its external website contact information for being provided access to the Secured System to any Holders, prospective investors, Security Analysts or Market Makers and promptly comply with any such requests for access to the Secured System to the extent provided for herein.

(c) The Parent Guarantor shall furnish to Holders and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Notwithstanding the foregoing, the Parent Guarantor will be deemed to have satisfied the requirements of this Section 4.03 if it or any parent entity files with the SEC the reports, documents and information pursuant to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC (including any applicable grace periods); provided, that in the case of any such parent entity, the same is accompanied by disclosure regarding the total assets, liabilities, revenues and income from operations of subsidiaries of such parent entity that do not guarantee the Notes.

(e) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(f) Notwithstanding anything herein to the contrary, failure by the Parent Guarantor to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(d) will not constitute an Event of Default thereunder until 120 days after the receipt of the written notice delivered thereunder. To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Parent Guarantor will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04. Compliance Certificates. The Parent Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Parent Guarantor (beginning with the fiscal year ending December 31, 2025), an Officers’ Certificate as to the signer’s knowledge of the Parent Guarantor’s compliance with all conditions and covenants on their part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officers’ Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 4.04, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

Section 4.05. Further Instruments and Acts. Upon request of the Trustee, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.06. Maintenance of Corporate Existence. Subject to Article 5 hereof, the Parent Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Restricted Subsidiary; provided, however, that the Parent Guarantor shall not be required to preserve the corporate existence of any Restricted Subsidiary if (a) the Board of Directors or management of the Parent Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, (b) if a Subsidiary is to be dissolved or merged or consolidated in compliance with this Indenture or (c) such Subsidiary has no assets.

Section 4.07. Changes in Covenants and Collateral When Notes Rated Investment Grade. In the event of the occurrence of a Fall Away Event (and notwithstanding the failure of the Notes subsequently to be assigned an Investment Grade Rating), the provisions of Sections 4.08, 4.09, 4.11, 4.12, 4.13 and clause (iv) of Section 5.01(I)(a) hereof shall no longer be applicable to the Notes.

Section 4.08. Restricted Payments. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent Guarantor or to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent Guarantor) any Equity Interests of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor;

(iii) purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of an Issuer or any Note Guarantor that is contractually subordinated in right of payment to the Notes or a Note Guarantee, except (A) from the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor or (B) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Parent Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Restricted Subsidiaries after May 11, 2022 (including Restricted Payments permitted by Section 4.08(b)(xxii) (without duplication), but excluding all other Restricted Payments permitted by Section 4.08(b)), is less than the sum, without duplication, of:

(1) the greater of $411.3 million and 41.5% of LTM Consolidated Adjusted EBITDA; plus

(2) an amount (which amount shall not be less than zero) equal to 50.0% of Consolidated Net Income of the Parent Guarantor for the cumulative period from April 1, 2022 to and including the last day of the most recently ended fiscal quarter of the Parent Guarantor prior to such date for which consolidated financial statements required pursuant to Section 4.03 have been delivered or, at the Parent Guarantor’s election, are internally available (treated as one accounting period); plus

(3) 100% of the aggregate amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Stock, (y) received from the Parent Guarantor or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to clause (7)(ii) of the definition of “Permitted Investments”) received as Cash by the Parent Guarantor or any of its Restricted Subsidiaries, plus the fair market value, as determined by the Parent Guarantor in good faith, of Cash Equivalents, marketable securities or other property received by the Parent Guarantor or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Stock or (y) received from the Parent Guarantor or any Restricted Subsidiary), in each case, during the period from and including May 11, 2022 through and including such time; plus

(4) 100% of the aggregate principal amount of any Indebtedness or Disqualified Stock, in each case, of the Parent Guarantor or any Restricted Subsidiary issued after May 11, 2022 (other than Indebtedness or such Disqualified Stock issued to the Parent Guarantor or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Parent Guarantor or any Restricted Subsidiary that does not constitute Disqualified Stock, together with the fair market value of any cash or Cash Equivalents (as determined by the Parent Guarantor in good faith) and the fair market value (as determined by the Parent Guarantor in good faith) of any property or assets received by the Parent Guarantor or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including May 11, 2022 through and including such time; plus

(5) 100% of the aggregate net proceeds received by the Parent Guarantor or any Restricted Subsidiary during the period from and including May 11, 2022 through and including such time in connection with the disposition to any Person (other than the Parent Guarantor or any Restricted Subsidiary) of any Investment made pursuant to this paragraph; plus

(6) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Parent Guarantor or any Restricted Subsidiary during the period from and including May 11, 2022 through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made on or after May 11, 2022 pursuant to this paragraph or, without duplication, otherwise received by the Parent Guarantor or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Parent Guarantor or any Restricted Subsidiary)); plus

(7) an amount equal to the sum of (1) the amount of any Investments by the Parent Guarantor or any Restricted Subsidiary pursuant to this paragraph in any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent Guarantor or any Restricted Subsidiary and (2) the fair market value (as determined by the Parent Guarantor in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Parent Guarantor or any Restricted Subsidiary, in each case, during the period from and including May 11, 2022 through and including such time; plus

(8) the amount of any Declined Asset Sale Proceeds; plus

(9) the amount of any Retained Asset Sale Proceeds.

(b) The preceding provisions shall not prohibit:

(i) the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock held by any Permitted Payee:

(A) with Cash and Cash Equivalents, in an aggregate amount not to exceed (x) the greater of $99.0 million and 10.0% of LTM Consolidated Adjusted EBITDA in any fiscal year, which, if not used in any fiscal year, may be carried forward to the immediately succeeding fiscal year (and deemed first applied in such subsequent fiscal year);

(B) with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Parent Guarantor (to the extent such proceeds are contributed to the Parent Guarantor or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Parent Guarantor or such Restricted Subsidiary) (other than amounts constituting an Available Excluded Contribution Amount);

(C) with the net proceeds of any key-man life insurance policies; or

(D) with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Parent Guarantor pursuant to any compensation arrangement, including any deferred compensation plan;

(ii) (A) payments (x) in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Guarantor, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments not prohibited by this Indenture and/or (y) with respect to convertible Indebtedness, of interest and/or principal upon maturity thereof, upon any required repurchase thereof or upon any option redemption thereof, (B) honoring any conversion request by a holder of convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion, (C) otherwise make payments on convertible Indebtedness in accordance with its terms and (D) Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (y) repurchases of Capital Stock in consideration of the payments described in subclause (x) of this subclause (ii)(D), including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(iii) the repurchase, redemption, acquisition or retirement of Capital Stock upon (or making provisions for withholdings in connection with), the exercise or vesting of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings or similar taxes with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(iv) Restricted Payments with respect to any Capital Stock in an amount not to exceed an amount equal to 6.0% per annum of the Net Proceeds received by or contributed to the Parent Guarantor from any public offering from and after May 11, 2022;

(v) Restricted Payments to (A) redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Parent Guarantor and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent Guarantor and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent Guarantor to the extent any such proceeds are contributed to the capital of the Parent Guarantor and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”), (B) declare and pay dividends on any

Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Parent Guarantor or a Restricted Subsidiary) of any Refunding Capital Stock and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Parent Guarantor was permitted under the preceding subclause (A) or (B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount no greater than the aggregate amount of dividends on such Treasury Capital Stock that was permitted under the preceding clause (A) or (B) (other than in connection with the issuance of such Refunding Capital Stock) immediately prior to such redemption, repurchase, defeasance, discharge, retirement or other acquisition;

(vi) to the extent constituting a Restricted Payment, any transaction permitted by the definition of “Asset Sale” (other than clause (5) of the second paragraph of the definition of “Asset Sale”) and under Section 4.12 (other than Section 4.12(b)(iv));

(vii) additional Restricted Payments in an aggregate amount not to exceed the greater of $600.0 million and 60.0% of LTM Consolidated Adjusted EBITDA;

(viii) any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with this Section 4.08 (it being understood that the amount of any such dividend shall be included in the aggregate amount of Restricted Payments determined in Section 4.08(a)(C) only once and not as separate Restricted Payments made at both declaration and payment);

(ix) additional Restricted Payments so long as the Total Leverage Ratio would not exceed 4.00 to 1.00, calculated on a Pro Forma Basis;

(x) additional Restricted Payments constituting any part of a Permitted Reorganization;

(xi) a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to an Issuer, any Note Guarantor or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof);

(xii) payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation, disposition or other transaction not prohibited by this Indenture;

(xiii) payments made for the benefit of the Parent Guarantor or any Restricted Subsidiary to the extent such payments could have been made by the Parent Guarantor or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would not be prohibited by Section 4.12;

(xiv) any payments or deliveries in connection with (A) a Permitted Bond Hedge Transaction or (B) Permitted Warrant Transaction or Packaged Rights (1) by delivery of shares of the Parent Guarantor’s Qualified Capital Stock or (2) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise);

(xv) Restricted Payments in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards;

(xvi) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any subordinated Indebtedness made by exchange for, or out of the proceeds of, Refinancing Indebtedness not prohibited by Section 4.09;

(xvii) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(xviii) Restricted Payments to purchase, redeem, defease or otherwise acquire or retire for value subordinated Indebtedness in an amount not to exceed the greater of $248.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(xix) (x) Restricted Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent Guarantor and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Parent Guarantor or any Restricted Subsidiary, (y) Restricted Payments as a result of the conversion of all or any portion of any subordinated Indebtedness into Qualified Capital Stock of the Parent Guarantor and/or any Restricted Subsidiary and (z) to the extent constituting a Restricted Payment, payment-in-kind interest with respect to any subordinated Indebtedness that is not prohibited to be incurred by Section 4.09;

(xx) (x) with respect to any taxable period for which the Parent Guarantor and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or non-U.S. tax purposes of which a direct or indirect parent of the Parent Guarantor is the common parent, or for which the Parent Guarantor is a disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments to any direct or indirect parent of the Parent Guarantor in an amount not to exceed the amount of any U.S. federal, state, local and/or non-U.S. income taxes that the Parent Guarantor and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Parent Guarantor and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; and (y) from and after the transfer of all or a portion of the Parent Guarantor’s Capital Stock beneficially owned by Bausch Health Companies Inc. to its shareholders or to any other person that is not its Subsidiary, Restricted Payments where the proceeds of which are used by any direct or indirect parent of the Parent Guarantor that is not Bausch Health Companies Inc. or one of its Subsidiaries to pay (A) its general operating and compliance costs and expenses (including operating expenses and other corporate overhead costs and expenses (including administrative, legal, audit, accounting, tax and other reporting and similar costs and expenses)) that are reasonable and customary and incurred in the ordinary course of business, (B) any reasonable and customary indemnification claims made by any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractors of the Parent Guarantor, any Subsidiary or any direct or indirect parent of the Parent Guarantor, in their capacities as such, attributable to the ownership or operations of any direct or indirect parent of the Parent Guarantor, the Parent Guarantor and its Restricted Subsidiaries, (C) fees, expenses and other amounts (1) due and payable by the Parent Guarantor or its Restricted Subsidiaries and (2) otherwise permitted to be paid by the Parent Guarantor and its Restricted Subsidiaries under this Indenture, (D) its costs, expenses and liabilities in connection with any litigation or arbitration attributable to the ownership or operations of the Parent Guarantor and its Restricted Subsidiaries and (E) payments that would otherwise be permitted to be paid directly by the Parent Guarantor or its Restricted Subsidiaries pursuant to Section 4.12;

(xxi) The payment of any dividend or any other payment or distribution by a Restricted Subsidiary of the Parent Guarantor to the holders of its Equity Interests of any class on a pro rata basis to holders of such class (or greater than a pro rata basis in the case of any such Restricted Payment in favor of the Parent Guarantor or any of its subsidiaries);

(xxii) the making of additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Guarantor elects to apply to this clause (xxii) (plus, without duplication of amounts referred to in this clause (xxii), in an amount equal to the Net Proceeds from a disposition of property or assets acquired after the May 11, 2022, if the acquisition of such property or assets was financed with the Available Excluded Contribution Amount up to the amount of such Available Excluded Contribution Amount);

(xxiii) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent Guarantor or its Restricted Subsidiaries or of Preferred Stock of any Non-Guarantor Subsidiary issued in accordance with Section 4.09;

(xxiv) the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under Section 3.08 and Section 4.13; provided that, prior thereto, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xxv) Restricted Payments made as part of, or which are reasonably necessary or appropriate (as determined by the Parent Guarantor in good faith) to effectuate, any of the Separation Transactions; and

(xxvi) Restricted Payments constituting the distribution or payment of Receivables Fees.

The amount of any Restricted Payment (other than Cash) shall be the Fair Market Value, as determined in good faith by the Parent Guarantor of the assets or securities proposed to be transferred or issued by the Parent Guarantor or any Restricted Subsidiary pursuant to such Restricted Payment. For the avoidance of doubt, any payment on account of any Indebtedness convertible into or exchangeable for Capital Stock or on account of Packaged Rights shall be deemed not to be a Restricted Payment. For purposes of determining compliance with this Section 4.08, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (i) through (xxv) of this Section 4.08(b), including Section 4.08(a) or the definition of “Permitted Investments,” the Parent Guarantor will be permitted to classify such Restricted Payment and later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.08. In addition, a Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.08 permitting such Restricted Payment.

Notwithstanding anything to the contrary in this Section 4.08, any Investment in the form of a transfer of actual legal title (or transfer of similar effect) or an Exclusive License of Material Intellectual Property by the Parent Guarantor or any Restricted Subsidiary to Unrestricted Subsidiaries shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of actual legal title (or transfer of similar effect) or an Exclusive License with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive license of IP Rights or any license of IP Rights entered into for legitimate business purposes (as determined by the Parent Guarantor in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage, a certain territory or group of territories, the ability to manufacture, use, offer for sale or sell any authorized generic version of any Licensed Property, or any companion diagnostics authorization, in each case that does not effectively result in the transfer of beneficial ownership of such IP Rights (it being understood that an exclusive licensee’s ability to enforce the applicable IP Rights within the applicable limited types(s), field(s) of usage, territory(ies), ability(ies) and/or authorizations of its exclusive license shall not be construed as a transfer of beneficial ownership).

Section 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), any Indebtedness or issue any Disqualified Stock, and the Parent Guarantor will not permit any of its Non-Guarantor Subsidiaries to issue any Preferred Stock; provided, however, that the Parent Guarantor or any Restricted Subsidiary may incur Indebtedness or issue Disqualified Stock and any Non-Guarantor Subsidiary may issue Preferred Stock if either: (i) the Total Leverage Ratio does not exceed 5.25 to 1.00 or (ii) the Interest Coverage Ratio is not less than 2.00 to 1.00, in each case on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period; provided that the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this Section 4.09(a) and Section 4.09(b)(xxxiv)(B) at any time outstanding shall not exceed the greater of $330.0 million and 33.0% of LTM Consolidated Adjusted EBITDA.

(b) Section 4.9(a) shall not prohibit the incurrence of any of the following items of Indebtedness and issuance of the following items of Disqualified Stock and Preferred Stock (collectively, “Permitted Debt”):

(i) Indebtedness of the Parent Guarantor and its Restricted Subsidiaries incurred under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the sum of (A) $3,750.0 million plus (B) the greater of (x) $991.0 million and (y) 100.0% of LTM Consolidated Adjusted EBITDA;

(ii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the Issue Date (other than Indebtedness described in clause (i));

(iii) Indebtedness of the Issuers and the Note Guarantors represented by the Notes to be issued on the Issue Date and the Note Guarantees (including any future Note Guarantees);

(iv) Indebtedness of any Joint Venture or Indebtedness of the Parent Guarantor or any Restricted Subsidiary incurred on behalf of any Joint Venture or any guarantees by the Parent Guarantor or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof) for all such Indebtedness not to exceed at any time the greater of $200.0 million and 20.0% of LTM Consolidated Adjusted EBITDA;

(v) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any disposition not prohibited by this Indenture, any acquisition or other Investment not prohibited by this Indenture or consummated prior to the Issue Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Parent Guarantor or any such Restricted Subsidiary pursuant to any such agreement;

(vi) Indebtedness of the Parent Guarantor or any Restricted Subsidiary (A) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business (which shall be deemed to include any judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under Section 6.01(f)) and (B) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(vii) Indebtedness in respect of (A) Permitted Treasury Arrangements and all other netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with deposit accounts and (B) supply chain financing facilities (including, for the avoidance of doubt, the financing of trade payables of the Parent Guarantor and its Restricted Subsidiaries) and/or supplier financing services;

(viii) (A) Guarantees by the Parent Guarantor or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (B) Indebtedness (1) incurred in the ordinary course of business in respect of obligations of the Parent Guarantor or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (2) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with acquisitions or any other Investment expressly not prohibited by this Indenture and (C) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(ix) Guarantees (including any co-issuance) by the Parent Guarantor or any Restricted Subsidiary of Indebtedness or other obligations of the Parent Guarantor or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 4.09 or other obligations not prohibited by this Indenture;

(x) Indebtedness of the Parent Guarantor or any Restricted Subsidiary to the Parent Guarantor or any other Restricted Subsidiary; provided that all such Indebtedness of an Issuer or any Note Guarantor to any Restricted Subsidiary that is not an Issuer or a Note Guarantor must be expressly subordinated to the obligations of such Issuer or such Note Guarantor under the Notes and the Note Guarantees, as applicable;

(xi) Indebtedness of the Parent Guarantor or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(xii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (C) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xiii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary with respect to Finance Leases (including Finance Leases entered into in connection with sale and leaseback transactions) and purchase money Indebtedness (including mortgage financing, industrial revenue bond, industrial development bond or similar financings) or Indebtedness to finance the construction, purchase, repair, replacement, lease, installation, maintenance or improvement of property (real or personal) or any fixed or capital asset (whether through direct purchase of assets or the Capital Stock of a Person owning such assets), in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of $347.0 million and 35.0% of LTM Consolidated Adjusted EBITDA;

(xiv) Indebtedness (x) of any Person that becomes a Restricted Subsidiary or that is acquired, or is merged with or into or consolidated or amalgamated with, the Parent Guarantor or a Restricted Subsidiary, or that is assumed by the Parent Guarantor or any Restricted Subsidiary in connection with an acquisition or (y) of the Parent Guarantor or any Restricted Subsidiary in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, an acquisition (whether through the direct purchase of assets or the purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets, or otherwise) or other Investment not prohibited by this Indenture after the Issue Date; provided that (A) in the case of clause (x) only, such Indebtedness (1) existed at the time such Person became a Restricted Subsidiary or was acquired, or the assets subject to such Indebtedness were acquired and (2) was not created or incurred in anticipation thereof and (B) on the date of such incurrence and after giving effect thereto on a pro forma basis, either (1) the Interest Coverage Ratio (I) would be at least 2.00 to 1.00 or (II) would be equal to or greater than such Interest Coverage Ratio immediately prior to such incurrence calculated on a Pro Forma Basis, (2) the Total Leverage Ratio (I) would be no higher than 5.25 to 1.00 or (II) would be equal to or lower than such Total Leverage Ratio immediately prior to such incurrence, calculated on a Pro Forma Basis or (3) the aggregate outstanding principal amount of such Indebtedness (together with any Refinancing Indebtedness in respect thereof) does not exceed the greater of $149.0 million and 15.0% of LTM Consolidated Adjusted EBITDA;

(xv) Refinancing Indebtedness incurred by the Parent Guarantor or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (ii), (iii), (iv), (xiii), (xiv), (xvii), (xix), (xx), (xxiv), (xxix), (xxxiii), (xxxv), or (xxxvii) of this Section 4.09(b) or this clause (xv) or, solely to the extent of the excess (if any) of the amount of Indebtedness incurred and outstanding under clause (xxxiv) prior to the applicable refinancing over the maximum aggregate amount permitted to be incurred and outstanding under clause (xxxiv) at the time of such refinancing, clause (xxxiv) of this Section 4.09(b);

(xvi) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(xvii) Indebtedness in respect of any letter of credit facility in an aggregate principal or face amount (together with any Refinancing Indebtedness in respect thereof) at any time outstanding not to exceed the greater of $149.0 million and 15.0% of LTM Consolidated Adjusted EBITDA;

(xviii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(xix) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof) at any time outstanding not to exceed the greater of $595.0 million and 60.0% of LTM Consolidated Adjusted EBITDA;

(xx) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of any capital contributions or other proceeds received by the Parent Guarantor or any Restricted Subsidiary (A) from the issuance or sale of its Qualified Capital Stock or (B) in the form of any cash contribution, plus the fair market value, as determined by the Parent Guarantor in good faith, of Cash Equivalents, marketable securities or other property received by the Parent Guarantor or any Restricted Subsidiary from the issuance and sale of its Qualified Capital Stock or a contribution to the Qualified Capital Stock of the Parent Guarantor or any Restricted Subsidiary (including through consolidation, amalgamation or merger), in each case after the Issue Date, and in each case other than (1) any proceeds received from the sale of Capital Stock to, or contributions from, the Parent Guarantor or any of its Restricted Subsidiaries, (2) to the extent the relevant proceeds have otherwise been applied to make Restricted Payments hereunder and (3) any Available Excluded Contribution Amount;

(xxi) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Parent Guarantor or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(xxii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary representing (A) deferred compensation to Permitted Payees in the ordinary course of business and (B) deferred compensation or other similar arrangements in connection with any acquisition or other Investment not prohibited by this Indenture;

(xxiii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, under any Credit Facility or under any other letter of credit facility;

(xxiv) Indebtedness of the Parent Guarantor or any Restricted Subsidiary supported by any letter of credit issued under Credit Facilities or under any other letter of credit facility or any other letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authority or otherwise in the ordinary course of business;

(xxv) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(xxvi) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest, payment in kind interest and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent Guarantor or any Restricted Subsidiary;

(xxvii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(xxviii) (A) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (B) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(xxix) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Parent Guarantor to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxx) the incurrence by a Securitization Special Purpose Entity of Indebtedness in a Qualified Securitization Transaction that is without recourse to the Parent Guarantor or to any other Restricted Subsidiary or their assets (other than Standard Securitization Undertakings);

(xxxi) obligations in respect of performance and surety bonds and completion guarantees or similar obligations provided by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in each case in the normal course of business (whether or not consistent with past practice);

(xxxii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of notice of its incurrence;

(xxxiii) Indebtedness incurred in connection with any Sale Leaseback (provided that the proceeds thereof are used as set forth in Section 4.13);

(xxxiv) Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries, on a Pro Forma Basis after giving effect to the application of the proceeds thereof (without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction, (A) if such Indebtedness is secured by a first priority Lien on the Collateral, the Secured Leverage Ratio does not exceed 4.25:1.00 and (B) if such Indebtedness is unsecured or secured by a junior lien on the Collateral, at the election of the Parent Guarantor, either (1) the Total Leverage Ratio does not exceed 5.25:1.00 or (2) the Interest Coverage Ratio is not less than 2.00:1.00; provided that the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to Section 4.09(a) and this subclause (B) at any time outstanding shall not exceed the greater of $330.0 million and 33.0% of LTM Consolidated Adjusted EBITDA;

(xxxv) Indebtedness of Non-Guarantor Subsidiaries; provided that the outstanding principal amount of such Indebtedness incurred pursuant to this clause (xxxv) (together with any Refinancing Indebtedness in respect thereof) does not exceed the greater of $248.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(xxxvi) [reserved];

(xxxvii) Indebtedness arising under a Permitted Receivables Facility in an aggregate principal amount at any time outstanding (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of $600.0 million and 60.0% of LTM Consolidated Adjusted EBITDA; and

(xxxviii) Indebtedness of Non-Guarantor Subsidiaries incurred to fund working capital requirements in an aggregate principal amount at any time outstanding not to exceed the greater of $99.0 million and 10.0% of LTM Consolidated Adjusted EBITDA.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxxv) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Parent Guarantor shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness.

(d) In addition, for purposes of determining compliance with this Section 4.09, the Issuers or the applicable Restricted Subsidiary may elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time.

Section 4.10. Liens. Prior to a Fall Away Event, the Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except a Permitted Lien) of any kind (any such Lien, an “Initial Lien”) on any asset now owned or hereafter acquired, unless:

(a) in the case of Initial Liens on any Collateral, such Initial Lien expressly has priority that is junior to the Liens on the Collateral relative to the Notes and the Note Guarantees; and

(b) in the case of any Initial Lien on assets that do not constitute Collateral, the Notes or the Note Guarantees are secured equally and ratably with (or on a senior basis to) the obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien.

Any Lien created for the benefit of Holders pursuant to the last clause of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, upon the release and discharge of the Initial Lien.

From and after the occurrence of a Fall Away Event, the Parent Guarantor will not, and will not permit any Subsidiary to, incur any Lien securing Indebtedness on any Property (except a Post-Release Permitted Lien), unless the Notes or the Note Guarantees are secured equally and ratably with (or prior to) the obligations secured by such Lien. Any Lien created for the benefit of Holders pursuant to this paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, upon the release and discharge of the Initial Lien.

Section 4.11. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any of its Restricted Subsidiaries or pay any indebtedness owed to the Parent Guarantor or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Parent Guarantor or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Parent Guarantor or any of its Restricted Subsidiaries.

(b) The restrictions set forth in Section 4.11(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements, including agreements governing existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent Guarantor, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(iii) any encumbrance or restriction pursuant to Credit Facilities or letters of credit incurred under clauses (i), (xvii), (xxiii), (xxiv) or (xxxiv) of Section 4.09(b) (or any Refinancing Indebtedness thereof not prohibited by this Indenture);

(iv) applicable law, rule, regulation or order, approval, license, permit or similar restriction, including under contracts with foreign governments or agencies thereof entered into in the ordinary course of business;

(v) any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Capital Stock was issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent Guarantor, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the acquisition; provided that, in the case of Indebtedness, such Indebtedness was not prohibited by the terms of this Indenture;

(vi) customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business;

(vii) purchase money obligations for property that impose restrictions on that property of the nature described in Section 4.11(a)(iii);

(viii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

(ix) any agreement or instrument governing Refinancing Indebtedness; provided that the restrictions contained in the agreements or instruments governing such Refinancing Indebtedness are not, in the good faith judgment of the Parent Guarantor, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions in joint venture agreements, asset sale agreements, sale and lease-back agreements, stock sale agreements, partnership agreements, Organizational Documents and other similar agreements entered into with the approval of the Board of Directors of the Parent Guarantor or otherwise in the ordinary course of business;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii) restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(xiv) contractual requirements of a Securitization Special Purpose Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Special Purpose Entity;

(xv) any agreement or instrument governing Indebtedness or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09, which encumbrances or restrictions (x) are not, in the good faith judgment of the Parent Guarantor, materially more restrictive, taken as a whole, than those contained in this Indenture or (y) will not, in the good faith judgment of the Parent Guarantor, affect the ability of the Issuers to make anticipated payments of principal, interest or premium on the Notes;

(xvi) restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant agreement and/or the property or assets secured by such Liens or the property or assets subject to such agreement);

(xvii) restrictions contained in documents governing Indebtedness of any Non-Guarantor Subsidiary not prohibited by this Indenture (solely to the extent relating to the assets or Capital Stock of such Restricted Subsidiary);

(xviii) provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights); and

(xix) restrictions in any Hedge Agreement, any agreement relating to Banking Services and/or any agreement relating to Permitted Treasury Arrangements.

Section 4.12. Transactions with Affiliates. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $120.0 million and 12.0% of LTM Consolidated Adjusted EBITDA, unless:

(i) the Affiliate Transaction is on terms that are not substantially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be (as determined by the Parent Guarantor in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $300.0 million, such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor.

(b) The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a) hereof:

(i) any transaction between or among the Parent Guarantor or one or more Restricted Subsidiaries or Joint Ventures (or any entity that becomes a Restricted Subsidiary or Joint Venture as a result of such transaction) to the extent not otherwise prohibited by this Indenture;

(ii) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent Guarantor or any Restricted Subsidiary;

(iii) (A) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent Guarantor or any Restricted Subsidiary with any Permitted Payee, (B) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (C) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(iv) any transaction not prohibited under this Indenture, including: (A)(1) transactions permitted by clauses (v), (xxii) and (xxv) of Section 4.09(b), (2) transactions permitted under Section 4.08, (3) any disposition not prohibited by this Indenture, (4) transactions permitted under Section 4.11 and (5) any Permitted Investment, (B) any Permitted Reorganization, (C) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Indenture and payments pursuant thereto and (D) any customary transaction with (including any Investment in or relating to) any Receivables Entity effected as part of any receivables facility;

(v) the existence of, or performance by the Parent Guarantor or any Restricted Subsidiary of their obligations under the terms of, any transaction or agreement in existence on the Issue Date, and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially (A) adverse to the Holders of the Notes or (B) more disadvantageous to the Holders of the Notes than the relevant transaction in existence on the Issue Date, as applicable;

(vi) (A) transactions with a Person that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor or any Restricted Subsidiary owns, directly or indirectly through a Restricted Subsidiary, Capital Stock in, or controls, such Person, (B) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Parent Guarantor or any Restricted Subsidiary and (C) transactions with Affiliates solely in their capacity as Holders of Indebtedness or Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries, where such Affiliates receive the same consideration as non-Affiliates in such transactions;

(vii) any transaction or transactions approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor at such time;

(viii) Guarantees not prohibited by Section 4.08 or Section 4.09;

(ix) loans and other transactions among any Issuer, the Note Guarantors and their Subsidiaries, in each case to the extent not prohibited by this Indenture;

(x) (A) the payment of customary compensation and fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, current and former members of the Board of Directors, officers, employees, members of management, managers, consultants and independent contractors of the Parent Guarantor or any of its Restricted Subsidiaries; or (B) issuances or sales of Qualified Capital Stock of the Parent Guarantor to Affiliates or employees of or consultants to the Parent Guarantor;

(xi) transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (A) fair to the Parent Guarantor or the applicable Restricted Subsidiary in the good faith determination of the Parent Guarantor or (B) on terms not substantially less favorable to the Parent Guarantor and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(xii) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Parent Guarantor or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(xiii) any transaction in respect of which the Parent Guarantor or any Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Parent Guarantor or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(xiv) payments to or from, and transactions with, an Unrestricted Subsidiary in the ordinary course of business (including, any cash management or administrative activities related thereto);

(xv) any lease entered into between the Parent Guarantor or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent Guarantor, as lessor, and any transaction(s) pursuant to that lease;

(xvi) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(xvii) transactions or agreements in contemplation of, or to effect or facilitate, (A) the Plan of Arrangement or the Separation Transactions (including any of the reorganization transactions and any arrangements or documents described or referred to in the registration statement on Form S-1 relating to the initial public offering of the Parent Guarantor, and in each case including the Separation Agreement transactions and any transition services agreement or other agreements or arrangements referred to therein, and including the consummation of the Separation Transactions) or (B) any other distribution or other transfer of the Parent Guarantor’s Capital Stock to shareholders of Bausch Health Companies Inc. (whether or not pursuant to the Plan of Arrangement);

(xviii) transactions affected as part of a Qualified Securitization Transaction; and

(xix) any employment agreement or benefit or similar plan entered into by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary.

Section 4.13. Asset Sales. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Parent Guarantor (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined, for purposes of this subclause (i), by the Parent Guarantor or, in the case of any asset(s) valued in excess of $300.0 million, by the Board of Directors of the Parent Guarantor) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Parent Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any Indebtedness or other liabilities of the Parent Guarantor or any Restricted Subsidiary, as shown on the most recent consolidated balance sheet of the Parent Guarantor or such Restricted Subsidiary (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Parent Guarantor (other than Indebtedness or other liabilities that are expressly subordinated in right of payment to the Notes and the Note Guarantees or that are owed to the Parent Guarantor or any Restricted Subsidiary) (1) that is assumed by the transferee of any such assets pursuant to an agreement that releases the Parent Guarantor or such Restricted Subsidiary from further liability, (2) that is discharged by the transferee in a transaction pursuant to which neither the Parent Guarantor nor any Restricted Subsidiary has any liability following such Asset Sale or (3) that is otherwise cancelled or terminated in connection with such Asset Sale;

(B) any securities, notes, other obligations or assets received by the Parent Guarantor or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents, within 180 days after the consummation of the applicable Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any Designated Non-Cash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Non-Cash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $248.0 million or 25.0% of LTM Consolidated Adjusted EBITDA;

(D) future payments to be made in cash or Cash Equivalents owed to the Parent Guarantor or a Restricted Subsidiary in the form of licensing, royalty, earnout or milestone payment (or similar deferred cash payments); and

(E) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Sale.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent Guarantor or the applicable Restricted Subsidiary may apply an amount up to the Asset Sale Prepayment Percentage of the Net Proceeds from such Asset Sale:

(i) to repay (x) Indebtedness and other Obligations under the Credit Agreement and, if the Indebtedness repaid under the Credit Agreement is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (y) Indebtedness and other Obligations under the Notes or any Pari Passu Indebtedness (other than the Credit Agreement) and, if the Pari Passu Indebtedness being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto (provided that if such Net Proceeds are applied to repay such Pari Passu Indebtedness under this subclause (y), the Issuers shall equally and ratably reduce obligations under the Notes in accordance with Section 3.07 hereof, through privately negotiated transactions or open market purchases (in each case, provided that such purchases are at or above 100% of the principal amount thereof), or by making an offer (in accordance with Section 4.13(c)) to all Holders to purchase, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Notes) or (z) other Indebtedness of a Non-Guarantor Subsidiary, so long as the relevant assets were assets of such Subsidiary;

(ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business or the minority interest of any Permitted Business;

(iii) to make payments with respect to the acquisition or license of intellectual property rights that are used in a Permitted Business;

(iv) to make a capital expenditure in or that is useful in a Permitted Business;

(v) to retire Notes (x) pursuant to Section 3.07 hereof, (y) through privately negotiated transactions or open market purchases or (z) by making an offer to purchase Notes in accordance with Section 4.13(c); or

(vi) to acquire other assets (other than Cash and Cash Equivalents) that are used or useful in a Permitted Business;

provided that (1) a binding commitment to apply any Net Proceeds from an Asset Sale as set forth in clauses (ii), (iii), (iv) or (vi) of this Section 4.13(b) shall be treated as a permitted application of the Asset Sale Prepayment Percentage of such Net Proceeds from the date of such commitment so long as the Parent Guarantor or such Restricted Subsidiary enters into such commitment with the good faith expectation that the Asset Sale Prepayment Percentage of such Net Proceeds will be applied to satisfy such commitment within 180 days of the end of such 365-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Asset Sale Prepayment Percentage of such Net Proceeds are applied in connection therewith, then the Parent Guarantor or such Restricted Subsidiary shall be permitted to apply the Asset Sale Prepayment Percentage of such Net Proceeds in any manner set forth above before the expiration of such 180-day period and, in the event the Parent Guarantor or such Restricted Subsidiary fails to do so, then the Asset Sale Prepayment Percentage of such Net Proceeds shall constitute Excess Proceeds (as defined below) and (2) the Parent Guarantor may elect to deem certain expenditures (including Investments) that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Proceeds as having been reinvested in accordance with the provisions of this Section 4.13, but only to the extent such deemed expenditure (or Investment) shall have been made no earlier than the earlier of the execution of a definitive agreement with respect to such Asset Sale or the consummation thereof.

Notwithstanding anything in this Section 4.13 to the contrary, (x) the Parent Guarantor shall not be required to apply any amount that would otherwise be required to be applied pursuant to this Section 4.13 to the extent that the Asset Sale is consummated by any Foreign Subsidiary for so long as the Parent Guarantor determines in good faith that the repatriation to the Parent Guarantor of any such amount would be prohibited or delayed (beyond the time period during which such application is otherwise required to be made pursuant hereto) under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the event giving rise to the relevant Net Proceeds, the Parent Guarantor shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if such repatriation is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Net Proceeds, and the repatriated Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Net Proceeds, as a result thereof, by the Parent Guarantor or such Subsidiary, and any Affiliates or indirect or direct equity owners of the foregoing) as required by this Section 4.13 (without giving regard to this paragraph), (y) the Parent Guarantor shall not be required to apply any amount that would otherwise be required to be applied pursuant to this Section 4.13 to the extent that the relevant Net Proceeds are generated by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) or the relevant Net Proceeds are received by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) for so long as the Parent Guarantor determines in good faith that the distribution to the Parent Guarantor of such Net Proceeds would be prohibited under any applicable (I) Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture, (II) agreement or instrument (including a financing arrangement) entered into with a Person other than the Parent Guarantor or a Restricted Subsidiary, or (III) judgment, decree, order, statute or governmental rule or regulation; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Net Proceeds, the relevant Joint Venture will promptly distribute the Net Proceeds and the Net Proceeds will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) as required by this Section 4.13. In addition, if the Parent Guarantor determines in good faith that the repatriation (or other intercompany distribution) to the Parent Guarantor of any amounts required to be applied by this Section 4.13 would result in material and adverse tax consequences for the Issuers, any Note Guarantor or any of their respective subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Parent Guarantor in good faith, the amount the Parent Guarantor shall be required to apply as set forth in this Section 4.13 shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Net Proceeds from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the Net Proceeds, an amount equal to the Net Proceeds not previously applied pursuant to this Section 4.13(b) shall be promptly applied as otherwise required by this Section 4.13 (without regard to this paragraph).

Pending application of an amount equal to Net Proceeds pursuant to this Section 4.13, the Parent Guarantor or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not Retained Asset Sale Proceeds and are not applied or invested as provided in Section 4.13(b) hereof shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds in any fiscal year exceeds the greater of $175.0 million and 17.5% of LTM Consolidated Adjusted EBITDA (disregarding Net Proceeds of up to the greater of $112.5 million and 11.5% of LTM Consolidated Adjusted EBITDA received in respect of Exclusive Licenses in such year), the Issuers will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer (“Declined Asset Sale Proceeds”), the Parent Guarantor and its Restricted Subsidiaries may use the amount of such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Pari Passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(d) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent that such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.14. Additional Note Guarantees. (a) To the extent any one of the Parent Guarantor’s Subsidiaries that is not a Note Guarantor as of the Issue Date Guarantees any Indebtedness of the Issuers or any Note Guarantor under any syndicated Credit Facility or Capital Markets Indebtedness as of the Issue Date, the Parent Guarantor shall use commercially reasonable efforts to cause such Subsidiary to execute and deliver to the Trustee a notation of Note Guarantee substantially in the form of Exhibit B hereto (subject to the Agreed Guarantee Principles), pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Issuers’ obligations under the Notes and this Indenture on the terms set forth in this Indenture within 120 days after the Issue Date. Thereafter, such Subsidiary shall be a Note Guarantor for all purposes hereof until such Note Guarantee is released in accordance herewith.

(b) If any Restricted Subsidiaries (other than an Excluded Subsidiary) of the Parent Guarantor that is not a Note Guarantor or an Issuer provides a Guarantee any Indebtedness of the Parent Guarantor or is a Guarantor under any syndicated Credit Facility or Capital Markets Indebtedness after the Issue Date, and prior to a Fall Away Event, that Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee and a notation of Note Guarantee substantially in the form of Exhibit B hereto, pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Issuers’ obligations under the Notes and this Indenture on the terms set forth in this Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and notation of Note Guarantee has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Note Guarantor for all purposes hereof until such Note Guarantee is released in accordance herewith.

(c) Notwithstanding the foregoing, the supplemental indenture and notation of Note Guarantee may be modified in respect of any Note Guarantor organized outside of the United States of America as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Issuers in their sole discretion.

Section 4.15. Designation of Restricted and Unrestricted Subsidiaries. (a) The Parent Guarantor’s Board of Directors may designate any Restricted Subsidiary (other than the Issuers) to be an Unrestricted Subsidiary if (1) that designation would not cause a Default and (2) such Restricted Subsidiary does not own any Material Intellectual Property at the time of such Designation. Any designation of a Subsidiary as an Unrestricted Subsidiary will be deemed to be a designation of each of such entity’s Subsidiaries as Unrestricted Subsidiaries. Following the Issue Date, if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments (calculated after giving effect to any concurrent transactions) owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.08 hereof or under one or more of the clauses of the definition of “Permitted Investments,” as determined by the Parent Guarantor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Parent Guarantor’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided that such redesignation will be deemed to be an incurrence of Indebtedness and, if applicable, an incurrence of related Liens by a Restricted Subsidiary of the Parent Guarantor of any outstanding Indebtedness and, if applicable, related Liens of such Unrestricted Subsidiary and such redesignation will only be permitted if such Indebtedness and, if applicable, related Liens are permitted under Section 4.09 hereof and, if applicable, Section 4.10 hereof (other than clause (14) under the definition of “Permitted Liens”), calculated, if applicable, on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

Section 4.16. Stay, Extension and Usury Laws. The Issuers covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Issuers from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Issuers (to the extent it may lawfully do so) hereby expressly waive all benefit or advantage of any such law and covenant that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.17. Notice of Default. In the event that any Default or Event of Default under Section 6.01 hereof shall occur and be continuing, the Issuers shall give written notice of such Default or Event of Default to the Trustee promptly after it becomes aware of the same (which shall be no later than 20 Business Days after becoming aware of such Default or Event of Default), unless such Default or Event of Default shall have been cured or waived during such 20-Business Day period.

Section 4.18. Payment of Additional Amounts. (a) All payments made by or on behalf of any Issuer under or with respect to the Notes, or by or on behalf of any Note Guarantor under or with respect to any Note Guarantee (each such Person, a “Payor”) will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, for purposes of this Section 4.18, “Tax”) imposed or levied by or on behalf of any jurisdiction, or any department or political subdivision thereof, in which such Payor is organized, resident or carrying on business for tax purposes or from or through which such Payor makes any payment on the Notes or its Note Guarantee (each, a “Relevant Taxing Jurisdiction”), unless the Payor (or an applicable withholding agent) is required to withhold or deduct Taxes by law. If the Payor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to any Notes or Note Guarantee, the Payor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or beneficial owner would have received if such Taxes had not been required to be so withheld or deducted. For the avoidance of doubt, the Trustee in any of its capacities under this Indenture, including, without limitation, as Paying Agent, is not a “Payor” for purposes of this Section 4.18.

(b) A Payor will not, however, pay Additional Amounts to a Holder or beneficial owner of Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under any Note Guarantee and/or the exercise or enforcement of rights under any Notes or any Note Guarantee), including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any Taxes payable other than by withholding or deduction from payments under or with respect to the Notes;

(iv) with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(vi) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or beneficial owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with such Payor;

(vii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such holder or beneficial owner (voordeelgerechtigde) being affiliated (gelieerd) to the Issuers, including but not limited to any Taxes imposed, withheld or deducted pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021);

(viii) any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(A) being or having been (i) a personal holding company, (ii) a passive foreign investment company, (iii) a controlled foreign corporation related, directly or indirectly, through stock ownership to any Issuer that is a United States person for United States income tax purposes or, (iv) a corporation that has accumulated earnings to avoid United States federal income tax; or

(B) being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of any Issuer that is a United States person for purposes of the Code;

(ix) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or beneficial owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Note Guarantor resident (or deemed resident) in Canada for purposes of the thin capitalization rules in the Income Tax Act (Canada);

(x) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or beneficial owner being an entity in respect of which any Note Guarantor resident (or deemed resident) in Canada is a “specified entity” (as defined in the Income Tax Act (Canada));

(xi) to the extent the Taxes giving rise to such Additional Amounts are U.S. federal withholding taxes imposed pursuant to Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA; or

(xii) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) (ix), (x) and (xi).

Additional Amounts also shall not be paid with respect to any payment on the Notes or any Note Guarantee to a beneficial owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes) or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

(c) The Payor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor, or the applicable withholding agent, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor, or the applicable withholding agent, will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

(d) Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or beneficial owner of the Notes in respect of any amount payable under the Notes or any Note Guarantee to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, the Payor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or beneficial owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or beneficial owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Note Guarantee.

(e) The Payor will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable prior to the date on which such payments will be made, and the amounts so payable, and will set forth such other information necessary to enable the Trustee (or applicable paying agent) to pay such Additional Amounts to Holders on the payment date. Any such Officers’ Certificate will be delivered a reasonable amount of time in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee). The Payor will promptly publish a notice in accordance with Section 11.02 hereof stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f) The Payors, jointly and severally, will reimburse the Holders or beneficial owners of Notes, upon written request of such Holder or beneficial owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or beneficial owner in connection with payments made under or with respect to the Notes or any Note Guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing subclause (i) or this subclause (ii), so that the net amount received by such Holder or beneficial owner after such reimbursement will not be less than the net amount such Holder or beneficial owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed; provided, however, that the indemnification obligation provided for in this Section 4.18(f) shall not extend to Taxes imposed for which the Holder or beneficial owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (ix) of Section 4.18(b) hereof, or to the extent such Holder or beneficial owner received Additional Amounts with respect to such payments.

(g) In addition, the Payor will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any Note Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to the Notes or any Note Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes or any Note Guarantee or any other such document or instrument referred to thereunder.

(h) The obligations described under this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person, to any Payor and to any jurisdiction in which such successor is organized, carrying on business or is otherwise resident for Tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

(i) Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under any Note Guarantee, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 4.18, if applicable.

Section 4.19. After-Acquired Property. (a) Promptly following (but so long as the Credit Agreement is outstanding in no circumstance sooner than required with respect to the Credit Agreement) the acquisition by any Issuer or any Note Guarantor of any After-Acquired Property that is required to become Collateral under this Indenture or any Collateral Document or upon any new Subsidiary becoming a Note Guarantor, such Issuer or such Note Guarantor shall, subject to the limitations set forth herein, including the remaining clauses below, (i) provide a Lien over such property consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law) (or, in the case of a new Note Guarantor, all of its property (other than Excluded Assets) consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law)) in favor of the Notes Collateral Agent and (ii) execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property or in the Collateral of such Issuer or Note Guarantor and to have such After-Acquired Property or such Collateral (but subject to the limitations set forth in the Collateral Documents and/or otherwise in this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property or Collateral to the same extent and with the same force and effect; provided, however, that if granting such security interest in such After-Acquired Property or Collateral requires the consent of a third party, to the extent such actions are also taken with respect to the Credit Agreement, the Issuers will use commercially reasonable efforts to obtain such consent with respect to the security interest in favor of the Notes Collateral Agent for the benefit of the Trustee and the Notes Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, such Issuer or such Note Guarantor, as the case may be, will not be required to provide such security interest.

(b) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, in addition to the other exceptions and limitations described in the Collateral Documents, and notwithstanding any action that is taken in favor of the lenders under the Credit Agreement, in no event shall any Issuer or any Note Guarantor be required to (x) create any security interests in assets located, titled, registered or filed outside of the Covered Jurisdictions or to perfect such security interests, (y) deliver (A) control agreements, (B) landlord waivers, (C) bailee letters, (D) other similar third party documents, or (E) security agreements, pledge agreements, or share charge (or mortgage) agreements (or similar agreements) governed under the laws of a jurisdiction other than the Covered Jurisdictions or (z) take any other action not taken pursuant to the Credit Agreement (so long as it is outstanding). In addition, in no event shall any Issuer or any Note Guarantor be required to grant liens or take any action to perfect liens on any real estate other than Material Real Estate Assets.

(c) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, so long as the Credit Agreement is outstanding, the Issuers and the Note Guarantors will not be required to grant liens on any asset in any jurisdiction where such assets can be pledged to only one secured party pursuant to local laws governing such collateral or local practice applicable to such collateral.

(d) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, the Issuers and the Note Guarantors will not be required to (i) perfect by control any security interest in deposit accounts, securities accounts, commodities accounts or similar accounts or (ii) perfect a security interest in any asset if such asset does not constitute “Collateral” (or an equivalent term) under the Credit Agreement security documents or where the Issuers and the Note Guarantors are not required to take such actions under the Credit Agreement security documents.

(e) Any Collateral Document may provide that the amount recoverable in respect of the Collateral provided by the Note Guarantors will be limited as necessary to (1) prevent such Collateral from being in breach of any applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors, in each case as determined by the Issuers in its sole discretion.

(f) The limitations set forth in clauses (b) through (e) above are referred to as the “Applicable Collateral Limitations.”

Section 4.20. Additional Material Real Estate Assets. In the event that the Issuers or any Note Guarantor acquires a Material Real Estate Asset or a Real Estate Asset owned on the Issue Date is a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Notes Collateral Agent, for the benefit of First Lien Notes Secured Parties, then the Issuers or such Note Guarantor shall, subject to the Applicable Collateral Limitations, promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments and agreements necessary to make such Lien a valid and perfected first priority security interest (subject to Permitted Liens) in such Material Real Estate Asset and deliver such Opinions of Counsel and certificates as are customary in such jurisdictions.

Section 4.21. No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture), the First Lien Intercreditor Agreement and the Collateral Documents, none of the Issuers nor any of the Note Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral in favor of the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ASSETS

Section 5.01. Merger, Consolidation or Sale of Assets.

(I) Parent Guarantor

(a) The Parent Guarantor shall not, directly or indirectly: (1) consolidate, amalgamate, or merge with or into another Person (whether or not the Parent Guarantor is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either (x) the Parent Guarantor is the surviving Person; or (y) the Person formed by or surviving any such consolidation, amalgamation, or merger (if other than the Parent Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the U.S., any state of the U.S. or the District of Columbia or under the laws of Canada or any province thereof, the United Kingdom, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island or Switzerland (provided that if such entity is not a corporation, a co-obligor of the Notes is a corporation);

(ii) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Parent Guarantor under the Notes, this Indenture and the applicable Collateral Documents;

(iii) immediately after such transaction, no Event of Default exists;

(iv) either (A) the Parent Guarantor or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof or (B) the Parent Guarantor or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have an Interest Coverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or greater than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action or have a Total Leverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or lower than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action; and

(v) the Parent Guarantor has delivered to the Trustee an Officers’ Certificate stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) The Parent Guarantor may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(II) Issuers

No Issuer may, directly or indirectly consolidate, amalgamate, or merge with or into another Person unless (1) (a) such Issuer, as a result of the transaction, ceases to be a Subsidiary of the Parent Guarantor in compliance with the covenant described under Section 4.13 hereof; provided at least one Restricted Subsidiary of the Parent Guarantor (or the Parent Guarantor) remains an issuer of the Notes or (b) either an Issuer is the surviving Person or the resulting, surviving or transferee Person (if not such Issuer) shall expressly assume all the obligations of such Issuer under the Notes, the indenture and the Collateral Documents and (2) immediately after such transaction, no Event of Default exists.

(III) Subsidiary Guarantors.

(a) The Parent Guarantor will not permit any Subsidiary Guarantor to, directly or indirectly, (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose (collectively, “dispose”) of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(b) except in the case of a Subsidiary Guarantor (x) that has disposed of all or substantially all of its assets, whether through a merger, amalgamation, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary of the Parent Guarantor, in both cases in compliance with Section 4.13 hereof, the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall expressly assume, by a guarantee agreement and applicable Collateral Documents, all the obligations of such Subsidiary Guarantor under its Note Guarantee; and

(c) immediately after such transaction, no Event of Default exists.

Notwithstanding the foregoing: (A) any Restricted Subsidiary may consolidate or amalgamate with, merge into or transfer all or part of its properties and assets to an Issuer or any Note Guarantor and (B) the Parent Guarantor or an Issuer may merge or amalgamate with an Affiliate of the Parent Guarantor solely for the purpose of reincorporating the Parent Guarantor or such Issuer in another jurisdiction within the United States of America, any state thereof or the District of Columbia, Canada or any province thereof, the United Kingdom, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland or converting the Parent Guarantor or such Issuer into a limited liability company organized under the United States of America, any state thereof or the District of Columbia, Canada or any province thereof, the United Kingdom, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland (provided that a co-obligor of the Notes is a corporation).

Notwithstanding anything to the contrary in this Indenture, the Parent Guarantor may consummate a Permitted Reorganization. If in connection with such Permitted Reorganization, a new company is created that directly or indirectly wholly owns the Parent Guarantor, then, so long as such new company is an obligor on the Notes (as an issuer or guarantor), the Parent Guarantor may choose to have the covenants in this Indenture apply from and after such time to such new company and its Restricted Subsidiaries, rather than to the Parent Guarantor and its Restricted Subsidiaries, and all references thereafter in the Notes, this Indenture and the Collateral Documents to the Parent Guarantor shall refer to such company.

Section 5.02. Successor Substituted. Upon any consolidation of the Parent Guarantor with, or merger or amalgamation of the Parent Guarantor into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Parent Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into which the Parent Guarantor IS merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture with the same effect as if such successor Person had been named as the Parent Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.01. Events of Default. Each of the following is an “Event of Default” with respect to the Notes:

(a) default in the payment of any principal of (including, without limitation, any premium, if any, on) the Notes when the same becomes due and payable (whether at maturity, upon a Redemption Date, Change of Control Purchase Date, Purchase Date or otherwise);

(b) default in the payment of any interest payable on Notes when the same becomes due and payable and the default continues for a period of 30 days;

(c) failure by the Parent Guarantor or any of its Restricted Subsidiaries:

(i) to comply with the provisions of Sections 3.08, 3.14 or 4.13 of this Indenture, which failure remains uncured for 30 days after written notice to the Issuers from the Trustee or to the Issuers and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(ii) to comply with Section 5.01 of this Indenture;

(d) the Parent Guarantor or any of its Restricted Subsidiaries fails to comply with any of the other covenants contained in the Notes, the Collateral Documents or this Indenture and the default continues for 60 days (or 120 days in the case of the provisions of Section 4.03) after written notice to the Issuers from the Trustee or to the Issuers and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or any of its Restricted Subsidiaries (other than a Receivables Entity) (or the payment of which is Guaranteed by the Parent Guarantor or any of its Restricted Subsidiaries) (other than Indebtedness held exclusively by an Affiliate of an Issuer or any Note Guarantor), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(i) is caused by a failure to pay principal when due on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to the greater of $150.0 million and 20.0% of LTM Consolidated Adjusted EBITDA or more;

(f) failure by the Parent Guarantor or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of the greater of $150.0 million and 20.0% of LTM Consolidated Adjusted EBITDA, which judgments are not paid, discharged, stayed or subject to insurance for a period of 60 days after becoming final;

(g) any Note Guarantee by the Parent Guarantor or a Significant Subsidiary ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Note Guarantor that is the Parent Guarantor or a Significant Subsidiary denies or disaffirms such Note Guarantor’s obligations under this Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in this Indenture;

(h) unless such Liens have been released in accordance with the provisions of the applicable Collateral Documents, Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or an Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interests are invalid or unenforceable and, in the case of any such Note Guarantor, the Parent Guarantor fails to cause such Note Guarantor to rescind such assertions within 30 days after the Parent Guarantor has actual knowledge of such assertions;

(i) the Parent Guarantor, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors; and

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Parent Guarantor, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(ii) appoints a Custodian of the Parent Guarantor, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent Guarantor, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Parent Guarantor, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree described in this clause (j) remains unstayed and in effect for 60 consecutive days.

Any notice given pursuant to Section 6.01(d) hereof must be in writing and must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” When any Default under this Section 6.01 is cured, it ceases.

Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.01 hereof with respect to the Parent Guarantor or any Issuer) with respect to the Notes occurs and is continuing, the Trustee may, by notice to the Issuers, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Issuers and the Trustee, declare all unpaid principal to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable. If an Event of Default specified in clause (i) or (j) of Section 6.01 hereof with respect to the Parent Guarantor or any Issuer occurs, all unpaid principal (including, without limitation, any premium, if any, then outstanding), and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee (in each of its capacities hereunder, including as Notes Collateral Agent) or any Agent or the Calculation Agent under Section 7.06 hereof in respect of the Notes have been made. No such rescission shall affect any subsequent default or impair any right consequent thereto.

Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuers and the Trustee that such Holder is not (or, in the case such Holder is the nominee of the Common Depositary, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is the nominee of the Common Depositary, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of such Notes in lieu of the nominee of the Common Depositary and the Common Depositary shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and the Issuers provide to the Trustee (a) an Officers’ Certificate certifying that the Issuers have a good faith reasonable basis to believe that one or more Directing Holders were at any relevant time in breach of their Position Representation or their Verification Covenant and (b) evidence that the Issuers have filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers provides to the Trustee such Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity and/or security such Directing Holder may have offered or provided to the Trustee or the Notes Collateral Agent), with the effect that such Event of Default shall be deemed never to have occurred. If the Directing Holder has satisfied its Verification Covenant (and the Issuers have not determined in good faith that there is a reasonable basis to believe such Verification Covenant has not been satisfied as set forth above), then the Trustee and the Notes Collateral Agent, if applicable, shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee and the Notes Collateral Agent, if applicable, shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuers (as described above). In addition, for the avoidance of doubt, this paragraph shall not apply to any Holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing Euroclear or Clearstream, as applicable, it shall provide a written representation to the Issuers that it is a Regulated Bank.

For the avoidance of doubt, each of the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to monitor, investigate, verify or otherwise determine if a Holder has a Net Short Position or to inquire as to or investigate the accuracy of any Position Representation or determine whether it complies with the provisions of this Indenture, enforce compliance with any Verification Covenant, monitor any court proceedings undertaken in connection therewith, inquire if the Issuers will seek action to determine if a Directing Holder has breached its Position Representation, monitor or investigate whether any Default or Event of Default has been publicly reported, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction as provided for herein. Neither the Trustee, the Agents nor the Notes Collateral Agent shall have any liability to the Issuers, any Holder or any other Person in acting in good faith on a Noteholder Direction, or for determining whether any Holder has delivered a Position Representation, such Position Representation conforms with the requirements of this Indenture or any other agreement or any Holder is a Regulated Bank.

Each Holder by accepting a Note acknowledges and agrees that neither the Trustee, the Agents nor the Notes Collateral Agent (nor any agent) shall be liable to any person for acting or refraining to act in accordance with (i) the foregoing provisions of this Section 6.02, (ii) any Noteholder Direction, (iii) any Officers’ Certificate or (iv) its duties under this Indenture, as the Trustee or the Notes Collateral Agent, if applicable, may determine in its sole discretion.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing in respect of the Notes, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Defaults and Events of Default. Subject to Sections 6.07 and 9.02 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Notes when due or any Default or Event of Default in respect of any provision of this Indenture or the Notes which, under Section 9.02 hereof, cannot be modified or amended without the consent of the Holder of each Note affected (with respect to any Notes held by a non-consenting Holder). When a Default or Event of Default is waived, it is cured and ceases.

Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that it determines, in consultation with its counsel conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder of Notes (it being understood that the Trustee has no duty to determine if a directed action is prejudicial to any Holders) or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered indemnity and/or security satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to taking any such action under this Section 6.05, the Trustee or the Notes Collateral Agent, as applicable, shall be entitled to indemnification and/or security satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

Section 6.06. Limitations on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes (except actions for payment of overdue principal, premium, if any, or interest) unless:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and/or security; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60- day period by the Holders of a majority in aggregate principal amount of the Notes.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, with respect to the Notes, the contractual right of any Holder of a Note to receive payment of the principal of, or interest on such Note, on or after the respective due dates expressed in such Note and this Indenture and to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default in the payment of principal or interest specified in clause (a) or (b) of Section 6.01 hereof occurs and is continuing with respect to the Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or another obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and overdue installments of interest, in each case at a rate equal to the interest rate then in effect on such Note and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the compensation, expenses, disbursements and advances of the Trustee and the Notes Collateral Agent, and the reasonable compensation, expenses and disbursements of their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee or the Notes Collateral Agent, their agents and counsel, and any other amounts due to the Trustee or the Notes Collateral Agent under Section 7.06 hereof, and to the extent that such payment of the compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee or the Notes Collateral Agent collect any money pursuant to this Article 6, including upon realization of the Collateral, but subject to the First Lien Intercreditor Agreement, it shall pay out the money in the following order:

First, on a pro rata basis, to the Trustee (in each of its capacities hereunder), the Agents, the Calculation Agent, and the Notes Collateral Agent for amounts due under this Indenture, without limitation, under Section 7.06 hereof, and the other Note Documents;

Second, to Holders for amounts due and unpaid on the Notes for principal and interest ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest respectively; and

Third, to the extent of any excess of such proceeds to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

Section 6.12. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13. Delay or Omission Not Waiver. No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Notes Collateral Agent or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence, willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of subsection (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received satisfactory indemnity and/or security in its opinion against potential costs and liabilities incurred by it relating thereto.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Neither the Trustee, any Agent nor the Notes Collateral Agent shall be responsible to make any calculation with respect to any matter under this Indenture and/or the Notes Documents.

Section 7.02. Rights of Trustee. Subject to Section 7.01 hereof:

(a) The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it seems fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee shall receive and retain financial reports and statements of the Issuers as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuers.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel (or both), which shall conform to Section 11.04(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee and the Agents may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, Opinion of Counsel or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties.

(h) The Trustee may request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a responsible Trust Officer of the Trustee at the Corporate Trust Office, and such notice references the Issuers, the Notes and this Indenture. The Trustee shall not be responsible for monitoring the value of any Collateral that is released from the Liens hereunder.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the other Notes Documents, including as Notes Collateral Agent, the Paying Agent, the Registrar, the Transfer Agent and the Calculation Agent and to each other agent, custodian and other Person employed to act hereunder.

(k) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, any epidemics, pandemics or similar outbreaks of infectious disease, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(m) The permissive rights of the Trustee enumerated herein and in the other Note Documents shall not be construed as duties.

(n) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) The Agents may rely upon the terms of any notice, instruction, communication or other document believed by it to be genuine and be entitled to refrain from acting, without liability, if it determines that such instruction is unclear, equivocal or contradictory. In the event an Agent determines that an instruction received by it is unclear, equivocal or contradictory, the Agent shall as soon as reasonably practicable notify the instructing party of such determination.

(p) Notwithstanding anything else herein contained, the Trustee and the Agents, may refrain without liability from doing anything that would or might in their opinion be contrary to any law of any state or jurisdiction (including but not limited to State of New York, the European Union, the United States of America or, in each case, any jurisdiction forming a part of it, and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in their opinion, necessary to comply with any such law, directive or regulation.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or an Affiliate of the Issuers with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.09 and 7.10 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its certificate of authentication. The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any Note Guarantor under any Notes Documents. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, any Notes Documents; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under the Notes Documents.

Section 7.05. Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if a Trust Officer of the Trustee has received written notice of such Default or Event of Default at its Corporate Trust Office and such notice references the Notes, the Issuers and this Indenture, the Trustee shall notify each Noteholder of the Default or Event of Default within 90 days after it is known by the Trustee. However, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders, except in the case of a Default or an Event of Default in payment of the principal (including premium, if any) of or interest on any Note.

Section 7.06. Compensation and Indemnity. Each Issuer and each Note Guarantor, jointly severally, shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Parent Guarantor and the Trustee in writing) for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). Each Issuer, and each Note Guarantor, jointly and severally, shall reimburse the Trustee upon request for all disbursements, expenses and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel. Expenses as discussed herein shall include any costs or charges incurred by the relevant Agent in carrying out instructions to clear and/or settle transfers of securities under this Agreement (including cash penalty charges that may be incurred under Article 7 of the Central Securities Depositaries Regulation (EU) No 909/2014 if a settlement fail occurs due to the Issuers’ failure to deliver any required securities or cash or other action or omission related to such clearance and/or settlement).

Each of the Issuers and each Guarantor, jointly and severally, shall indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 7.06 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, liability or expense including taxes (other than taxes based upon, measured by or determined by the income of the Trustee, including reasonable legal fees and expenses) incurred by it in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder or thereunder including the costs and expenses of the Trustee and the reasonable costs and expenses of its counsel in defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder. The Trustee shall notify the Issuers promptly of any claim asserted against the Trustee for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld.

The Issuers need not reimburse the Trustee for any expense or indemnify it against any loss or liability determined by a court of competent jurisdiction in a final non-appealable decision to have been caused by its own gross negligence or willful misconduct.

To secure the Issuers’ payment obligations in this Section 7.06, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except such money or property held to pay the principal of and interest on the Notes. The obligations of the Issuers under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law to the extent permitted by law. The provisions of this Section shall survive the termination of this Indenture.

For the avoidance of doubt, the reference to the “Trustee” in Section 6.10, Section 7.06 and Section 7.07 hereof shall be deemed to include the reference to the Notes Collateral Agent and Section 7.06 of this Indenture shall apply mutatis mutandis to the Agents and the Calculation Agents in their capacities as such.

Section 7.07. Replacement of Trustee. The Trustee may resign by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent;

(c) a Custodian or other public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

If the Trustee fails to comply with Section 7.09 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Immediately after that, the retiring Trustee, upon payment of its charges hereunder, shall transfer all property held by it as Trustee of the Notes to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee of the Notes under this Indenture. A successor Trustee shall mail notice of its succession to each affected Holder.

A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee, provided such transferee corporation shall qualify and be eligible under Section 7.09 hereof. Such successor Trustee shall promptly mail notice of its succession to the Issuers and each affected Holder.

Section 7.09. Eligibility; Disqualification. The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 7. The Trustee shall be subject to the provisions of TIA Section 310(b).

Section 7.10. Preferential Collection of Claims Against the Issuers. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.11. Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver a joinder to the First Lien Intercreditor Agreement and any joinders thereto (and any other Acceptable Intercreditor Agreement or other applicable intercreditor agreements referred to herein from time to time) and any other Collateral Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreements (or any other Acceptable Intercreditor Agreement or other applicable intercreditor agreements referred to herein from time to time) or any other Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each of the Holders by acceptance of the Notes agrees that upon the Notes Collateral Agent’s entry into the First Lien Intercreditor Agreement, the Holders shall be subject to and bound by the provisions of the First Lien Intercreditor Agreement in their capacity as holders of Senior Class Debt and Additional First Lien Secured Parties (as each such term is defined in the First Lien Intercreditor Agreement).

Section 7.12. Currency Indemnity. The sole currency of account and payment for all sums payable by the Issuers and the Note Guarantors under or in connection with the Notes and the Note Guarantees is euro, including damages. Any amount received or recovered in respect of the Notes in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of an Issuer, any Note Guarantor or otherwise by any holder or by the Trustee, the Notes Collateral Agent or the Paying Agent, in respect of any sum expressed to be due to it from an Issuer or a Note Guarantor will only constitute a discharge to such

Issuer or such Note Guarantor, as applicable, to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that euro amount is less than the euro amount expressed to be due to the recipient, the Paying Agent, the Notes Collateral Agent or the Trustee under any note, the Issuers and the Note Guarantors, jointly and severally, will indemnify them against any loss sustained by such recipient, the Paying Agent, the Notes Collateral Agent or the Trustee as a result.

Section 7.13. Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each party shall, within ten business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 7.13 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 7.13, “Applicable Law” shall be deemed to include (i) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any party that is customarily entered into by institutions of a similar nature.

ARTICLE 8

DEFEASANCE; SATISFACTION AND DISCHARGE OF INDENTURE

Section 8.01. Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to the Notes and all Note Guarantees and Liens on Collateral securing the Notes will be released, and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of such Guarantees and Liens, when

(a) either

(i) all Notes theretofore authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 hereof and (B) Notes for whose payment money has theretofore been deposited with the Trustee in trust or the Paying Agent and thereafter repaid to the Issuers as provided in Section 8.05 hereof) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing or transmission of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be irrevocably deposited cash in euro, non-callable euro-denominated European Government Obligations or a combination thereof with the Trustee in trust or a Paying Agent (other than the Issuers or any of their Affiliates) for the purpose of and in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of maturity or redemption, provided that with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Issuers as of the date of the notice of redemption, with any Applicable Premium deficit only required to be deposited with the Trustee on or prior to the date of redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of or constitute a default under, any other instrument to which the Parent Guarantor is a party or by which the Parent Guarantor is bound, and as to which the rights of the other parties thereto are senior to those of the Holders;

(c) the Issuers have paid or caused to be paid all other sums payable under this Indenture by the Issuers, including without limitation, all amounts due to the Trustee (in each of its capacities hereunder) under this Indenture and the other Note Documents;

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward payment of the Notes at maturity or Redemption Date, as the case may be; and

(e) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee under Section 7.06 hereof shall survive and, if cash in U.S. dollars, non-callable Government Securities or a combination thereof shall have been deposited with the Trustee pursuant to Section 8.01(a)(ii), the provisions of Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.12, 4.02 and 7.07, this Article 8 and Section 11.05, shall survive until the Notes have been paid in full.

Section 8.02. Legal Defeasance. The Issuers and the Note Guarantors shall be deemed to have paid and will be discharged from any and all obligations in respect of this Indenture and the Notes and the related Note Guarantees and have Liens on the Collateral securing the Notes released on the date of the deposit referred to in clause (a) of this Section 8.02, and the provisions of this Indenture shall no longer be in effect (“Legal Defeasance”), and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging the same, except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (a) below payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Issuers’ obligations with respect to the Notes under Article 2 and Section 4.02 hereof, (iii) the rights, powers, trusts, duties, protections, privileges, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 7.06 hereof and the Issuers’ obligations in connection therewith and (iv) this Section 8.02. Subject to compliance with this Section 8.02, the Issuers may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. The following conditions shall apply to Legal Defeasance:

(a) the Issuers shall have irrevocably deposited with the Trustee, in trust, or the Paying Agent, for the benefit of the Holders of the Notes, cash in euro, euro-denominated European Government Obligations, or a combination thereof, in each case in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuers must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b) the Issuers shall have delivered to the Trustee an Opinion of Counsel (based on a ruling received from or published by the United States Internal Revenue Service or a change in the applicable U.S. federal income tax law since the Issue Date) in the United States reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) [reserved];

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) the Legal Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers or any of its Subsidiaries is a party or by which the Issuers or any of its Subsidiaries is bound; and

(f) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance have been complied with.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuers’ obligations under the Notes and this Indenture except for those surviving obligations in Section 8.01.

Section 8.03. Covenant Defeasance. The Issuers may omit to comply with any term, provision or condition set forth in clause (iv) of Section 5.01(I)(a) hereof, and the Issuers and their Restricted Subsidiaries may omit to comply with any term, provision or condition set forth in Section 3.08, Section 4.03, Sections 4.08 through 4.15 hereof and any breach of clauses (c), (d), (e), (f) or (g) of Section 6.01 hereof, or with respect to Significant Subsidiaries only, clauses (i) or (j) under Section 6.01 hereof shall be deemed not to be an Event of Default and all Guarantees and Liens shall be released on the date of deposit referred to in clause (a) of this Section 8.03 (“Covenant Defeasance”), if in each case:

(a) the Issuers shall have irrevocably deposited with the Trustee, in trust, or the Paying Agent, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuers must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b) the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(c) [reserved];

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuers or any of its Subsidiaries is a party or by which the Issuers or any of its Subsidiaries is bound; and

(f) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuers and the Note Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Section 8.04. Application of Money. Subject to the provisions of Section 8.05 hereof, the Trustee shall hold in trust or a Paying Agent, for the benefit of the Holders, all money deposited with it pursuant to Section 8.01, 8.02 or 8.03 hereof and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes.

Section 8.05. Repayment to the Issuers. The Trustee and each Paying Agent shall promptly pay to the Issuers upon request any excess money (i) deposited with them pursuant to Section 8.01, 8.02 or 8.03 hereof and (ii) held by them at any time.

The Trustee and each Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Issuers cause to be delivered to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Issuers. After payment to the Issuers, Holders entitled to money must look to the Issuers for payment as general creditors unless an applicable abandoned property law designates another person.

Section 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any cash in euros or non-callable European Government Obligations (or, in the case of a series of Notes issued in a currency other than euro, cash or government obligations in such other currency) in accordance with Section 8.05 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 8.04 hereof; provided, however, that if the Issuers have made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money in euros or European Government Obligations or a combination thereof (or in the case of a series of Notes issued in a currency other than euro, money or government obligations in such other currency), as applicable, held by the Trustee or such Paying Agent.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01. Without Consent of Holders. The Issuers, the Trustee, the Agents, the Calculation Agent and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, any Collateral Document with respect to the Notes, the First Lien Intercreditor Agreement and any other intercreditor agreement (including any Acceptable Intercreditor Agreement) without notice to or consent of any Holder of Notes:

(a) to comply with Section 5.01 hereof;

(b) to cure any ambiguity, defect or inconsistency;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d) to provide for the assumption of any Issuer’s or any Note Guarantor’s obligations to Holders of Notes in the case of a consolidation or merger or sale of all or substantially all of the Issuers’ or a Note Guarantor’s assets;

(e) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder of Notes;

(f) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(g) to conform the text of this Indenture, the Notes, the Note Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement to any provision of the section of the Offering Memorandum captioned “Description of the Notes”;

(h) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(i) to add additional Note Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Note Guarantee with respect to such Notes when such release, termination or discharge is not prohibited under this Indenture;

(j) to secure the Notes or the Note Guarantees or to add additional assets as Collateral;

(k) to release Collateral from the Lien pursuant to this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other intercreditor agreement when permitted or required by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement or such other intercreditor agreement;

(l) to enter into any Acceptable Intercreditor Agreement; or

(m) to appoint a successor Trustee, Agent, Calculation Agent or Notes Collateral Agent.

In addition, the Parent Guarantor, Issuers, the Trustee and the Notes Collateral Agent may amend the First Lien Intercreditor Agreement. any other intercreditor agreement (including any other Acceptable Intercreditor Agreement) and the Collateral Documents to provide for the addition of any creditors or obligations to such agreements to the extent a pari passu lien for the benefit of such creditor is not prohibited by the terms of this Indenture and may enter into an intercreditor agreement (including any Acceptable Intercreditor Agreement) with creditors for whom a junior lien on the Collateral is to be granted, provided the Issuers delivers an Officers’ Certificate to the Trustee and the Notes Collateral Agent certifying that the terms thereof are customary and that the Trustee and the Notes Collateral Agent are authorized to enter into an intercreditor agreement. Upon delivery of the aforementioned Officers’ Certificate, the Trustee and the Notes Collateral Agent may request an opinion of counsel stating that they are authorized to enter into an intercreditor agreement and that all conditions precedent in this Indenture relating to the execution and delivery of such intercreditor agreement have been complied with.

Section 9.02. With Consent of Holders. The Issuers, the Trustee, the Agents, the Calculation Agent and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement (including any other Acceptable Intercreditor Agreement) with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). The Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive existing Defaults or compliance in a particular instance by the Issuers with any provision of this Indenture, such Notes or the Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement (including any other Acceptable Intercreditor Agreement) without notice to any Holder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, notwithstanding the foregoing but subject to Section 9.04 hereof, without the written consent of each Holder of Notes affected hereby, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04 hereof, may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the Stated Maturity of any such Note or alter the provisions with respect to the redemption of such Notes (excluding, for the avoidance of doubt, provisions relating to Sections 3.08, 3.14 and 4.13 hereof);

(c) reduce the rate of or change the time for payment of interest on any such Note (other than as provided in this Indenture);

(d) make any such Note payable in money other than euros (other than as provided in this Indenture);

(e) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest or premium, if any, on such Notes;

(f) waive a redemption payment with respect to any such Note (excluding, for the avoidance of doubt, a payment required by Sections 3.08, 3.14 and 4.13 hereof);

(g) impair the right to institute suit for the enforcement of any payment on or with respect to such Notes;

(h) release the Note Guarantee of the Parent Guarantor or modify the Note Guarantees with respect to such Notes in any manner adverse to the Holders of such Notes; or

(i) make any change in the preceding amendment and waiver provisions with respect to the Notes.

In addition, except as set forth in Section 10.05 and Section 12.02 hereof, without the consent of Holders of at least 66 2⁄3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), (i) no amendment or supplement may release the Note Guarantees of any Subsidiary Guarantor with respect to the Notes and (ii) no amendment or supplement may modify any Collateral Documents or the provisions in this Indenture dealing with Collateral or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes (except as permitted by the terms of this Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral (unless otherwise expressly permitted hereunder).

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.03. Notice of Amendment, Supplement or Waiver. After an amendment, supplement or waiver under Section 9.01 or Section 9.02 becomes effective, the Issuers shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Trustee and the Notes Collateral Agent receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02 hereof. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.06. Trustee, Agents, Calculation Agent and the Notes Collateral Agent to Sign Amendments, Etc. The Trustee, Agents, the Calculation Agent and the Notes Collateral Agent shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee, such Agent, the Calculation Agent or the Notes Collateral Agent (as applicable). If it does, the Trustee, such Agent, the Calculation Agent or the Notes Collateral Agent (as applicable) may, in its sole discretion, but need not sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee, the Agents, the Calculation Agent or the Notes Collateral Agent (as applicable) shall be provided with and, subject to Section 7.01 hereof, shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that such amendment or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent in this Indenture to such execution have been complied with. The Issuers may not sign an amendment or supplemental indenture until its Board of Directors approves it in writing.

Section 9.07. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE 10

NOTE GUARANTEES

Section 10.01. Note Guarantees. (a) Each of the Note Guarantors, jointly and severally, hereby unconditionally Guarantees (and subject in each case to the Agreed Guarantee Principles set forth in any notation of Note Guarantee, supplemental indenture, or as contemplated by Section 4.14(c) hereof) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder that: (i) the due and punctual payment of principal, premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders, the Agents, the Calculation Agent or the Trustee (in each of its capacities hereunder, including, without limitation, as Notes Collateral Agent) under this Indenture or any Note shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (iii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately. Each Note Guarantor shall agree that this is a Guarantee of payment and not a Guarantee of collection.

(b) Each of the Note Guarantors hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuers under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against any Issuer or any other obligor with respect to this Indenture, the Notes or the obligations of the Issuers under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Note Guarantor. Each Note Guarantor further, to the extent permitted by law, hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any of the Trustee, the Holders or the Issuers (each a “Benefited Party”), as a condition of payment or performance by such Note Guarantor, to (A) proceed against any Issuer, any other guarantor (including any other Note Guarantor) of the obligations under the Note Guarantees or any other person, (B) proceed against or exhaust any security held from any Issuer, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuers or any other person, or (D) pursue any other remedy in the power of any Benefited Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuers including any defense based on or arising out of the lack of validity or the unenforceability of the obligations under the Note Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuers from any cause other than payment in full of the obligations under the Note Guarantees; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the obligations under the Note Guarantees, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Note Guarantees and any legal or equitable discharge of such Note Guarantor’s obligations hereunder and under its Note Guarantee, (B) the benefit of any statute of limitations affecting such Note Guarantor’s liability hereunder and under its Note Guarantee or the enforcement hereof and thereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Note Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the obligations under the Note Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuers and any right to consent to any thereof; (vii) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Note Guarantees. Except as set forth in Section 10.05 hereof, each Note Guarantor covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in its Note Guarantee and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Note Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Note Guarantors, any amount paid to either the Trustee or such Holder, any Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Note Guarantor shall further agree that, as between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of any Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantors for the purpose of any such Guarantee. The Note Guarantors shall have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Guarantee.

Section 10.02. Execution and Delivery of Note Guarantees. To evidence its Guarantee set forth in Section 10.01 hereof, each Note Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form of Exhibit B hereto (as modified to reflect Agreed Guarantee Principles to the extent contemplated by Section 4.14(c) hereof), shall be endorsed by an officer of such Note Guarantor, which notation shall be applicable to each Note authenticated and delivered by the Trustee, and that this Indenture shall be executed on behalf of such Note Guarantor by any of its Officers. Each of the Note Guarantors, jointly and severally, hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding any failure to endorse a notation of such Note Guarantee. If an officer or Officer whose signature is on this Indenture or on the Note Guarantee of a Note Guarantor no longer holds that office at the time the Trustee authenticates a Note, the Note Guarantee of such Note Guarantor shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of the Note Guarantors.

Section 10.03. Limitation on Note Guarantor Liability. Each Note Guarantor confirms, and by its acceptance of Notes, each Holder hereby confirms, that it is the intention of all such parties that any Guarantee of such Note Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar applicable law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee and the Holders irrevocably agree, and the Note Guarantors irrevocably agree, that the obligations of such Note Guarantor under this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Note Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under this Article 10, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.04. Merger and Consolidation of Note Guarantors. (a) In case of any sale or other disposition, consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Note Guarantor, such successor person shall succeed to and be substituted for the Note Guarantor with the same effect as if it had been named herein as a Note Guarantor. Such successor person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes available hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b) Except as set forth in Articles 4 and 5 hereof, and notwithstanding Section 10.04(a), nothing contained in this Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of a Note Guarantor with or into another Person, or shall prevent any sale or conveyance of the property of a Note Guarantor as an entirety or substantially as an entirety.

Section 10.05. Release. (a) In the event (i) of a sale or other disposition of all or substantially all of the assets of any Note Guarantor, by way of merger, amalgamation, consolidation or otherwise, or, with respect to a Subsidiary Guarantor, a sale or other disposition of all the Equity Interests of any Subsidiary Guarantor, then held by the Parent Guarantor and its Restricted Subsidiaries to a person that is not (either before or after giving effect to such transactions) a Subsidiary of the Issuers, in each case so long as such sale or other disposition is permitted by this Indenture, including without limitation Section 4.13 hereof, (ii) in the case of a Subsidiary Guarantor, of a designation by the Parent Guarantor of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the definition thereof or in the event that such Subsidiary Guarantor ceases to be a Restricted Subsidiary, in each case, in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, or becomes an Excluded Subsidiary (other than solely by reason of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (a) of the definition thereof unless either (x) it is no longer a direct or indirect Subsidiary of the Parent Guarantor or (y) such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of Capital Stock to (A) a third party that is not an Affiliate of the Parent Guarantor or (B) an Affiliate of the Parent Guarantor if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Parent Guarantor and not for the primary purpose of causing such release (as determined by the Parent Guarantor in good faith)); (iii) in the case of any Note Guarantee issued by a Subsidiary Guarantor on the Issue Date (or required but issued thereafter pursuant to the terms of this Indenture), upon the release or discharge of the Note Guarantee by such Subsidiary Guarantor in respect of the Credit Agreement, and, in any other case, upon the release or discharge of any such Note Guarantee in respect of Indebtedness that resulted in the issuance after the Issue Date of the Note Guarantee by such Subsidiary Guarantor, (iv) in the case of any Note Guarantee issued by a Subsidiary Guarantor, upon the occurrence of a Fall Away Event or (v) the Issuers discharge the Notes and their Obligations under this Indenture under Section 8.01 hereof or exercises their legal or covenant defeasance options under Section 8.02 or 8.03 hereof, respectively, with respect to the Notes, such Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder. If any Issuer discharges this Indenture under Section 8.01 hereof or exercises its legal or covenant defeasance options under Section 8.02 or 8.03 hereof, respectively, each Issuer and each Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder.

(b) Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuers in accordance with the provisions of this Indenture, including without limitation Sections 4.08 and 4.13 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Note Guarantor from its obligations under its Guarantee.

(c) Any Note Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Note Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Certain Trust Indenture Act Sections. The Issuers shall comply with Sections 314(a)(4), 314(c) and 314(e) of the TIA. No other provision of the TIA shall apply except where otherwise specifically provided.

Section 11.02. Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by electronic transmission or email (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following emails:

If to the Issuers, to:

Bausch & Lomb Incorporated

Bausch+Lomb Netherlands B.V.

c/o Bausch + Lomb Corporation

520 Applewood Crescent

Vaughan, Ontario

Canada L4K 4B4

Attention: Bob Bailey

Email: bob.bailey@bausch.com

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

United States of America

Attention: Michael Kaplan and Stephen Byeff

If to the Trustee or the Notes Collateral Agent to:

Citibank, N.A. Agency & Trust

388 Greenwich Street

New York, NY 10013

United States of America

Attention: CSPAG Debt Administration

Email: citi.cspag.debt@citi.com

If to the Paying Agent, Registrar, Transfer agent or Calculation Agent to:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Attention: Issuer Services

Email: ppa_payments_at@citi.com

issueroperationscsu@citi.com

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery; and on the date sent to Euroclear or Clearstream if otherwise given in accordance with the procedures of Euroclear or Clearstream; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication (including by posting of information on the website or online data system maintained in accordance with Section 4.03).

The Issuers, the Notes Collateral Agent, the Agent, the Calculation Agent or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices to Holders will be validly given if mailed to them at their respective addresses in the register, if any, maintained by the Registrar. For so long as any notes are represented by Global Notes, all notices to Holders will be delivered to Euroclear and Clearstream, each of which will give such notices to the holders of Book-Entry Interests.

Notwithstanding anything to the contrary contained herein, the notice requirements in this Indenture will be subject to the applicable rules of Euroclear and Clearstream for so long as the Notes are represented by Global Notes. To the extent the mandatory rules and procedures of Euroclear or Clearstream concerning the content, timing or procedure for delivering notices conflict with any requirements applicable to notices under this Indenture, a notice will be deemed to satisfy the requirements hereof if it complies with such mandatory rules and procedures of Euroclear and Clearstream and otherwise complies with the applicable requirements under this Indenture.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee (in each of its capacities hereunder, including without limitation, as Notes Collateral Agent), each Agent and the Calculation Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and related documents and delivered using Electronic

Means; provided, however, that the Issuers shall provide to the Trustee, the Agents or the Calculation Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuers whenever a person is to be added or deleted from the listing. If the Issuers elect to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuers understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuers shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuers and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuers. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuers agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuers; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Section 11.03. Communications by Holders With Other Holders. Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

Section 11.04. Certificate and Opinion of Counsel as to Conditions Precedent. (a) Upon any request or application by the Issuers to the Trustee, the Agents, the Calculation Agent or the Notes Collateral Agent to take any action under this Indenture, other than the initial issuance of the Notes and the Note Guarantees or under the First Lien Intercreditor Agreement, any other intercreditor agreement or the Collateral Documents, the Issuers shall furnish to the Trustee, the Agents, the Calculation Agent or the Notes Collateral Agent at the request of the Trustee, the Agents, the Calculation Agent or the Notes Collateral Agent (as applicable):

(i) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been complied with.

(b) Each Officers’ Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that the person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 11.05. Record Date for Vote or Consent of Holders. The Issuers (or, in the event deposits have been made pursuant to Section 8.01, 8.02 or 8.03 hereof, the Trustee) may set a record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than thirty (30) days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 9.04 hereof, if a record date is fixed, those persons who were Holders of Notes at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action with respect to the Notes by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders of Notes after such record date.

Section 11.06. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar or Paying Agent may make reasonable rules for its functions.

Section 11.07. Payment Dates. If a payment date, including any Redemption Date, Purchase Date, Change of Control Purchase Date and Final Maturity Date, is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period on such payment. If an interest record date is not a Business Day, the record date shall not be affected.

Section 11.08. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) Unless specifically noted herein, this Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

(b) The Issuers irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture. The Issuers irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(c) EACH ISSUER, THE TRUSTEE, THE AGENTS, THE CALCULATION AGENT AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Parent Guarantor or a Subsidiary of the Issuers. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10. No Recourse Against Others. All liability described in paragraph 14 of the Form of the Notes attached hereto as Exhibit A of any director, officer, incorporator, employee or shareholder, as such, of the Issuers or any Note Guarantor is waived and released.

Section 11.11. Successors. All agreements of the Issuers in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.12. Multiple Counterparts; Execution. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 11.13. Separability. In case any provisions in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.14. Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.15. Calculations in Respect of the Notes. (a) All financial statements to be delivered pursuant to this Indenture shall be prepared in accordance with GAAP and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Net Income shall be construed and interpreted in accordance with GAAP.

(b) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

(c) Notwithstanding anything to the contrary herein, but subject to clauses (e), (g) and (h) of this Section 11.15, all financial ratios and tests based on the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and Consolidated Adjusted EBITDA contained in this Indenture that are calculated with respect to any period during which any Subject Transaction occurs shall be calculated with respect to such period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test or amount (1) any Subject Transaction has occurred or (2) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such period as if such Subject Transaction had occurred at the beginning of the applicable period (or, in the case of any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents, as of the last day of such period).

(d) Notwithstanding anything to the contrary contained in Section 11.15(a) or in the definition of “Finance Lease”, unless the Parent Guarantor elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Indenture and any Collateral Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(e) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA, Consolidated Net Income, such financial ratio, financial test or amount shall, subject to the next paragraph below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(f) The Issuers shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Issuers shall provide a copy of such calculations to the Trustee as required hereunder or if required by the Trustee.

(g) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Indenture require (i) compliance with any financial ratio or financial test (including, without limitation, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Net Income or Consolidated Adjusted EBITDA, (ii) the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any transaction (including in connection with any acquisition, consolidation, business combination or similar Investment or the assumption or incurrence of Indebtedness), and/or (B) the making of any Restricted Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Parent Guarantor, (1) in the case of any acquisition, consolidation, business combination or similar Investment, any Asset Sale, any incurrence of Indebtedness or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended four quarter period available at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment or Asset Sale (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination, Investment or Asset Sale or incurrence of such Indebtedness, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended four quarter period available at the time of) (x) the declaration of, or delivery of notice with respect to, as applicable, such Restricted Payment or (y) the making of such Restricted Payment, in each case, after giving effect on a pro forma basis to the relevant acquisition, consolidation, business combination or similar Investment, incurrence of Indebtedness and/or Restricted Payment or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and, at the election of the Parent Guarantor, any other acquisition, consolidation, business combination or similar Investment, Restricted Payment, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which the Parent Guarantor has elected to test any applicable condition prior to the date of consummation in accordance with this paragraph, and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such ratio, test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Parent Guarantor or any Restricted Subsidiary). For the avoidance of doubt, if the Parent Guarantor shall have elected any option set forth in this Section 11.15(g) in respect of any transaction, then the Parent Guarantor or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Parent Guarantor’s election of such option. In addition and without limiting the foregoing, for purposes of calculating any ratio under Section 4.09(b)(xxxiv) hereof, such ratio shall be calculated on a Pro Forma Basis for the most recently ended four quarter period available at such time (a) assuming that the full amount of any revolving facility being established at such time is fully drawn, (b) treating, at the option of the Parent Guarantor, any Indebtedness constituting delayed draw term loan commitments then being incurred as (i) fully drawn, (ii) disregarded for purpose of testing such financial ratio so long as, upon funding, such Indebtedness would satisfy the applicable financial ratio test or (iii) a combination of being partially drawn and otherwise subject to the foregoing clause (ii) and (c) deducting in calculating the numerator of such ratio the cash proceeds thereof to the extent such proceeds are not promptly applied, but without giving effect to any simultaneous incurrence of any Indebtedness incurred under clause (1)(b) of such paragraph.

(h) Notwithstanding anything to the contrary herein, unless the Parent Guarantor otherwise elects in its sole discretion, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, and any cap expressed as a percentage of Consolidated Net Income or Consolidated Adjusted EBITDA, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (1) the incurrence or other utilization of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (2) the incurrence or other utilization of the Fixed Amount shall be calculated thereafter. Unless the Parent Guarantor elects otherwise, the Parent Guarantor shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent Guarantor prior to utilization of any amount under a Fixed Amount then available to the Parent Guarantor.

(i) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Guarantor dated such date prepared in accordance with GAAP.

(j) Any increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 4.09 without utilizing any basket thereunder and will be deemed not to be the granting of a Lien for purposes of Section 4.10.

(k) For purposes of determining compliance with Section 4.09 and Section 4.10, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA (including a ratio based on Consolidated Adjusted EBITDA), and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (1) unpaid accrued dividends, interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement and (2) additional amounts permitted to be incurred under Section 4.09.

(l) Any financial ratios required to satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 11.16. Agent for Service and Waiver of Immunities. By the execution and delivery of this Indenture, each Issuer and each Note Guarantor that is not a Domestic Subsidiary does, and with respect to any entity that becomes a Note Guarantor after the date hereof and is not a Domestic Subsidiary, within 10 days of becoming a Note Guarantor, as applicable, will, (i) acknowledge that they will designate and appoint Bausch & Lomb Americas Inc., 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, or another Person satisfactory to the Trustee (the “Authorized Agent”), as their authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to this Indenture or the Notes that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that the Authorized Agent has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon the Authorized Agent and written notice of said service to the Issuers or the Note Guarantor that is not a Domestic Subsidiary, as applicable, in accordance with Section 11.02 hereof shall be deemed effective service of process in any such suit or proceeding. Each Issuer and each Note Guarantor that is not a Domestic Subsidiary further agrees to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Notes shall be outstanding; provided, however, that each Issuer and each Note Guarantor that is not a Domestic Subsidiary, as applicable, may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 11.16 that (i) maintains an office located in the Borough of Manhattan, The City of New York, in the State of New York, (ii) is either (x) counsel for the Issuers or such Note Guarantor, as applicable or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 11.16. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver a copy of such notice to such Holder.

Section 11.17. Judgment Currency. The Issuers and each Note Guarantor shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against an Issuer or any Note Guarantor for any U.S. dollar amount due under this Indenture and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

Section 11.18. Foreign Currency Equivalent. For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into; provided, that if any Refinancing Indebtedness denominated in a currency other than U.S. dollars is incurred to refinance Indebtedness denominated in the same currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such Refinancing Indebtedness shall be deemed not to exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies. In no event will the Trustee or the Paying Agent be responsible for obtaining exchange rates or otherwise effecting currency conversions or calculations.

Section 11.19. Usury Savings Clause. If any provision of this Indenture or any Note would obligate the Issuers to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

Section 11.20. Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Note (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively. Each of the Issuers and each Note Guarantor confirms that it understands and acknowledges that it is and will be able to calculate the rate of interest applicable under this Indenture and any Note based on the methodology for calculating per annum rates provided for under this Indenture or the Notes. Each of the Issuers and each Note Guarantor confirms that it agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Indenture or any Note, that the interest payable under this Indenture or any Note and the calculation thereof has not been adequately disclosed to an Issuer or Note Guarantor, as applicable, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

Section 11.21. Tax Matters. Each of the parties hereto agree to cooperate and to provide the other with such information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement, treaty or convention implementing such law or any such law or regulation (“Applicable Law”). The Trustee or the Paying Agent shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law, in which event the Trustee or the Paying Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuers the amount so deducted or withheld, in which case, the Issuers shall so account to the relevant Authority for such amount. Nothing in the immediately preceding sentence shall be construed as obligating the Trustee or the Paying Agent to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted or affecting a Payor’s obligation to make any payments of Additional Amount pursuant to Section 4.18 of this Indenture. The terms of this Section shall survive the termination of this Indenture. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 11.21.

Section 11.22. Issuers Right to Redirect. In the event that the Issuers determine in their sole discretion that any deduction or withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agent on any Notes, then the Issuers will be entitled to redirect or reorganise any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that, any such redirected or reorganised payment is made through a recognised institution of international standing and otherwise made in accordance with this Indenture. The Issuers will promptly notify the Agents and the Trustee of any such redirection or reorganisation. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 11.22.

ARTICLE 12

COLLATERAL

Section 12.01. Collateral Documents. (a) The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Note Guarantors to the Holders or the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the First Lien Intercreditor Agreement. The Trustee and the Issuers hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee or the Notes Collateral Agent and pursuant to the terms of this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting a Note, and each beneficial owner of an interest in a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the First Lien Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the First Lien Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Subject to the Applicable Collateral Limitations, the Issuers shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents to which the Notes Collateral Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to provide to the Notes Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to the Applicable Collateral Limitations, the Issuers shall, and shall cause the Subsidiaries of the Issuers to, take any and all actions and make all filings (including the filing of UCC or PPSA financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)) required to cause the Collateral Documents to create and maintain, as security for the First Priority Notes Obligations of the Issuers and the Note Guarantors to the First Lien Notes Secured Parties, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the First Lien Intercreditor Agreement and the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens. The terms of the First Lien Intercreditor Agreement are hereby ratified and approved by the Trustee on its own behalf and on behalf of the First Lien Notes Secured Parties in all respects and the Trustee on its own behalf and on behalf of the First Lien Notes Secured Parties directs the Notes Collateral Agent and the Trustee to bind themselves to the terms thereof on behalf of the Trustee and the First Lien Notes Secured Parties.

(b) To the extent any assets owned by the Issuers or any Note Guarantor on the Issue Date (other than Excluded Assets) are not subject to a valid Lien in favor of the Notes Collateral Agent on or prior to the Issue Date or subject to a Lien in favor of the Notes Collateral Agent that is not perfected on or prior to the Issue Date, the Issuers and the Note Guarantors shall use their commercially reasonable efforts to enter into Collateral Documents to create such Liens (including all Collateral Documents governed by the laws of each Covered Jurisdiction, except where pursuant to laws governing such assets or local practice applicable to such assets, such assets that were pledged to the Credit Agreement Collateral Agent are not capable of being pledged to the Notes Collateral Agent at the same time) and have all such Liens and any Liens created but not perfected (including by appropriate filings with the United States Patent and Trademark Office and United States Copyright Office) on or prior to the Issue Date perfected, subject to any limitations set forth in this Indenture and the Collateral Documents, including the Applicable Collateral Limitations, within 120 days after the Issue Date.

(c) Notwithstanding any provision hereof to the contrary, the provisions of this Article 12 are qualified in their entirety by the Applicable Collateral Limitations and neither any Issuer nor any Note Guarantor shall be required pursuant to this Indenture or any Collateral Document to take any action limited by the Applicable Collateral Limitations.

Section 12.02. Release of Collateral. (a) The Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 12.02. Upon such release, subject to the terms of the Collateral Documents, all rights in the released Collateral securing First Priority Notes Obligations shall revert to the Issuers and the Note Guarantors, as applicable. The Collateral shall be released from the Lien and security interest created by the Collateral Documents and the Trustee (subject to its receipt of an Officers’ Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, and instruct the Notes Collateral Agent in writing to execute, as applicable, the same at the Issuers’ sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest (including Additional Amounts, if any) on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents (for the avoidance of doubt, other than contingent Obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 8.01; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Sections 8.02 or 8.03 hereof, as applicable;

(ii) in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(iii) in whole, upon the occurrence of a Fall Away Event; and

(iv) in part, as to any asset:

(A) (1) constituting Collateral that is sold or otherwise disposed of by any Issuer or any of the Note Guarantors to any Person that is not an Issuer or a Note Guarantor in a transaction not prohibited by this Indenture (to the extent of the interest sold or disposed of), or

(2) constituting Shared Collateral, in connection with the taking of an enforcement action by the Applicable Authorized Representative and Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement) in respect of any First Priority Obligations in accordance with the First Lien Intercreditor Agreement;

(B) that is held by a Note Guarantor that ceases to be a Note Guarantor,

(C) that becomes an Excluded Asset, including so long as the Credit Agreement is outstanding, any asset that is not pledged to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise), or

(D) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the First Lien Intercreditor Agreement and the Collateral Documents,

provided that, in the case of clause (iv)(A)(2), the proceeds of such Shared Collateral shall be applied in accordance with the First Lien Intercreditor Agreement.

(b) With respect to any release of Collateral or release of the Notes from the Liens securing the Notes, upon receipt of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Collateral Documents and the First Lien Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or the Notes Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuers, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release, without recourse, representation or warranty of any kind, and discharge of any Collateral or any Notes permitted to be released pursuant to this Indenture or the Collateral Documents or the First Lien Intercreditor Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the First Lien Intercreditor Agreement to the contrary, but without limiting any automatic release provided hereunder or under any Collateral Document, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

Section 12.03. Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the Notes Collateral Agent in writing to take all actions it reasonably determines are necessary in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee and the Notes Collateral Agent may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and the Notes Collateral Agent may determine to preserve or protect their respective interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the First Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05. Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or asset purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property, asset or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuer or Note Guarantor to make any such sale or other transfer.

Section 12.06. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuers or a Note Guarantor with respect to the release, sale or other disposition of such property or asset may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Note Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee and the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee and the Notes Collateral Agent.

Section 12.07. Release Upon Termination of the Issuers’ Obligations. In the event that the Issuers delivers to the Trustee an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other First Priority Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuers shall have exercised its Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Section 8.02 or 8.03 hereof, as applicable, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuers and the Notes Collateral Agent a notice, in form reasonably satisfactory to the Notes Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral solely on behalf of the Holders of the Notes without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 8.02 or 8.03 hereof, as applicable), and any rights it has under the Collateral Documents solely on behalf of the Holders of the Notes and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuers) all acts reasonably requested by the Issuers to release, without recourse, representation or warranty of any kind, and discharge such Lien as soon as is reasonably practicable.

Section 12.08. Notes Collateral Agent. (a) The Trustee and each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, and each of the Issuers and the Trustee directs and authorizes and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, and consents and agrees to the terms of the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. The provisions of this Section 12.08 are solely for the benefit of the Notes Collateral Agent and the Trustee (as applicable) and none of any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein unless expressly extended to them. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, and/or the applicable Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) Neither the Notes Collateral Agent nor any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in final non-appealable decision) or under or in connection with any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable decision), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, any Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement to perform its obligations hereunder or thereunder. Neither the Notes Collateral Agent nor any of its Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled (in the absence of gross negligence or willful misconduct) to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any other Grantor), independent accountants and/or other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any discretionary action under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests in the case of such written advice or concurrence of the Holders, it shall first be indemnified and/or provided with security to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under the Notes Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, the Notes or the Issuers, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor (at the expense of the Issuers). Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.06) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) Citibank, N.A., acting through its Agency & Trust division, shall initially act as Notes Collateral Agent and each Issuer and each of the Holders by its acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby authorizes the Trustee and the Notes Collateral Agent, respectively, to appoint co-Notes Collateral Agents, sub-agents and other additional Notes Collateral Agents (and, in each case, appointment of such person shall be reflected in documentation, which the Trustee and the Notes Collateral Agent are hereby authorized to enter into). Except as otherwise explicitly provided herein or in the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, neither the Notes Collateral Agent nor any of its officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable decision.

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement and (v) perform and observe its obligations under the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

(i) [Reserved].

(j) If applicable, the Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon written request from the Issuers, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall not have any other duty or liability whatsoever to the Trustee or any Holder, or any other Notes Collateral Agents (if any), as to any of the foregoing.

(l) If any Issuer or any Note Guarantor (i) incurs any obligations in respect of First Priority Obligations at any time when no First Lien Intercreditor Agreement or other applicable Acceptable Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of an existing First Lien Intercreditor Agreement or other applicable Acceptable Intercreditor Agreement is concurrently retired, or incurs any other obligations permitted hereunder and required to be subject to an intercreditor agreement, and (ii) delivers to the Trustee and/or the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Trustee and/or the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement and/or any other applicable Acceptable Intercreditor Agreement) in favor of a designated agent or representative for the Holders of the First Priority Obligations so incurred, or on reasonable and customary terms with respect to any other such intercreditor agreement, the Notes Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Trustee and/or the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) If any Issuer or any Note Guarantor (i) incurs any obligations in respect of Indebtedness on which a junior lien on the Collateral is to be granted, and (ii) delivers to the Trustee and/or the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Trustee and/or the Notes Collateral Agent to enter into an intercreditor agreement (including any Acceptable Intercreditor Agreement) with a designated agent or representative for the Holders of such Indebtedness or other obligations so incurred, and stating that such intercreditor agreement is on customary terms (as determined by the Issuers), the Notes Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Trustee and/or the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or any Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have first received indemnity and/or security satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers, the Notes Guarantors, or the Holders to be sufficient.

(o) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision), (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Notes Collateral Agent need (A) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (B) shall be held in a non-interest bearing trust account and (C) not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Notes Collateral Agent shall not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, any Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and the Collateral Documents. The Notes Collateral Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Credit Agreement or the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and the Collateral Documents unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Notes Collateral Agent shall have the right at any time to seek instructions from the Trustee (acting at the written instruction of the Holders) or the Holders with respect to the administration of the Notes Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. However, if the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to care out any fiduciary or trust obligation for the benefit of another or pursuant to this Indenture which in the Trustee’s or the Notes Collateral Agent’s reasonable discretion may cause the Trustee or the Notes Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Trustee or the Notes Collateral Agent to incur liability under CERCLA or any equivalent federal, state or local law, the Trustee and the Notes Collateral Agent reserves the right, instead of taking such action, to either resign as the Trustee or the Notes Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary, in connection with an exercise of remedies, for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee in writing to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(s) Upon the receipt by the Notes Collateral Agent of an Officers’ Certificate and an Opinion of Counsel, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Collateral Document which, in the Notes Collateral Agent’s reasonable opinion adversely affects the rights, duties, liabilities, privileges, protections, indemnities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent reasonably determines involves the Notes Collateral Agent in personal liability. Such Officers’ Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to this Section 12.08(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the written direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Collateral Documents, or joinder or similar agreements in respect thereof, to which it is (or is to be) a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall not be required to exercise discretion under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement. Each Holder, by acceptance of the Notes, authorizes and directs the Trustee to execute and deliver the First Lien Intercreditor Agreement, in its capacity as Authorized Representative (as defined therein) and all agreements, documents and instruments incidental to each of the foregoing, and act in accordance with the respective terms thereof.

(u) After the occurrence of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

(v) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement and to the extent not prohibited under the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w) In each case that the Notes Collateral Agent may or is required hereunder or under any other Notes Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement to take any discretionary action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral (unless such release or sale is expressly provided for hereunder or thereunder) or otherwise to act in its discretion hereunder or under any other Notes Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and such Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture, any Collateral Document, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC or PPSA financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. Additionally, neither the Notes Collateral Agent nor the Trustee shall be responsible for providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(y) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers, the Note Guarantors, or the Trustee, other than as set forth in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 11.04 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, subject to the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and/or the Trustee (acting at the written direction of the Holders) solely with respect to the Collateral Documents and the Collateral.

(aa) The Issuers shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.06 hereof. Accordingly, the reference to the “Trustee” in Section 6.10, Section 7.06 and Section 7.07 hereof shall be deemed to include the reference to the Notes Collateral Agent and Section 7.06 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agent in their capacity as such.

(bb) Each Issuer and each of the Holders by acceptance of the Notes acknowledges and directs that the benefits, indemnities, privileges, protections, and rights of the Notes Collateral Agent shall extend to (and may be claimed directly or by the Notes Collateral Agent on behalf of) each sub-agent, as the case may be.

(cc) Beyond the exercise of reasonable care in the custody thereof, neither the Notes Collateral Agent nor the Trustee shall have duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall not be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(dd) Neither the Notes Collateral Agent nor the Trustee shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Notes Collateral Agent (as determined by a court of competent jurisdiction in a final non-appealable decision), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the applicable Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or any other Collateral Document.

(ee) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Collateral Documents were named as this Indenture herein. Such rights, privileges, benefits, immunities, indemnities and other protections of the Notes Collateral Agent extend to the Notes Collateral Agent acting under any of the Collateral Documents.

(ff) Notwithstanding anything else to the contrary herein (but not with respect to express discretions to the Notes Collateral Agent hereunder), whenever reference is made in this Indenture or any Collateral Document, to any discretionary action whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent in its discretion or to any discretionary election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such discretionary action if it shall not have received written instruction, advice or concurrence of the Trustee acting at the written direction of the Holders or the Holders or any controlling agent or representative under any intercreditor agreement or Collateral Document in respect of such action (in each case as applicable). The Notes Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Trustee acting at the written direction of the Holders or the Holders or any controlling agent or representative under any intercreditor agreement or Collateral Document to provide such instruction, advice or concurrence.

ARTICLE 13

PARALLEL DEBT

Section 13.01. Purpose; Governing Law. This Article 13 is included in this Indenture solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of the Netherlands, granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the First Lien Notes Secured Parties by the other provisions hereof and of any of the other Notes Documents.

Section 13.02. Parallel Debt. (a) Notwithstanding anything to the contrary contained in this Indenture and the Collateral Documents and for the purpose of the security rights granted and to be granted under or pursuant to the Collateral Documents governed by the laws of The Netherlands (the “Foreign Security Agreements”), each Issuer and each Note Guarantor that is a party to the Foreign Security Agreements undertake to pay to the Notes Collateral Agent, in its individual capacity as creditor in its own right and not as agent, representative or trustee, as a separate independent obligation to the Notes Collateral Agent, the amount of its Parallel Debt. Moreover, the security rights contemplated by the applicable Foreign Security Agreements are granted in favor of the Notes Collateral Agent in its individual capacity and not as agent, representative or trustee of the Holders of the Notes, as security for its claims under the Parallel Debt and consequently the Notes Collateral Agent becoming the sole security beneficiary of such security rights.

(b) No person shall be obligated to pay any amount representing Parallel Debt unless and until a corresponding amount of the Underlying Debt shall have become due and payable.

(c) To the extent any amount is paid to and received by the Notes Collateral Agent in payment of the Parallel Debt, the total amount due and payable in respect of the Underlying Debt shall be decreased as if such amount were received by the First Lien Notes Secured Parties or any of them in payment of the corresponding Underlying Debt.

Section 13.03. Additional Parallel Debt Provisions. In the case of any Note Guarantor that becomes a Note Guarantor after the Issue Date and is located in a jurisdiction where Parallel Debt provisions are customary or required, the Issuers, the Note Guarantors, the Trustee and the Notes Collateral Agent are hereby authorized to provide for Parallel Debt, in customary form (as determined by the Issuers in their sole discretion) in the supplemental indenture with respect to such Guarantor’s guarantee. The Trustee and the Issuers, without the consent of any Holder, may also incorporate into this Indenture additional Parallel Debt provisions as necessary to address After- Acquired Property in any jurisdiction where no assets are pledged by a guarantor organized therein on the Issue Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date and year first above written.

ISSUERS:

BAUSCH+LOMB NETHERLANDS B.V.

By:	/s/ P. Van Leeuwen
	Name:	P. Van Leeuwen
	Title:	Director A

By:	/s/ M.M.C. Schuit
	Name:	M.M.C. Schuit
	Title:	Director B

BAUSCH & LOMB INCORPORATED

By:	/s/ Sam Eldessouky
	Name:	Sam Eldessouky
	Title:	Executive Vice President and Chief Financial Officer

PARENT GUARANTOR:

BAUSCH + LOMB CORPORATION

By:	/s/ Sam Eldessouky
	Name:	Sam Eldessouky
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

SUBSIDIARY GUARANTORS:

BAUSCH + LOMB CORPORATION

By:	/s/ Sam Eldessouky
	Name:	Sam Eldessouky
	Title:	Executive Vice President and Chief Financial Officer

BAUSCH & LOMB AMERICAS, INC.

By:	/s/ Bob Bailey
	Name:	Bob Bailey
	Title:	Executive Vice President and Chief Legal Officer

ALDEN OPTICAL LABORATORIES, INC.

By:	/s/ Sam Eldessouky
	Name:	Sam Eldessouky
	Title:	President

BAUSCH & LOMB FINANCING LLC

By:	/s/ Sam Eldessouky
	Name:	Sam Eldessouky
	Title:	President

BAUSCH + LOMB IRELAND LIMITED

By:	/s/ Olive McDaid
	Name:	Olive McDaid
	Title:	Director

[Signature Page to Indenture]

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Eva Waite
Name: Eva Waite
Title: Senior Trust Officer

CITIBANK, N.A., AS THE NOTES COLLATERAL AGENT

By:	/s/ Eva Waite
Name: Eva Waite
Title: Senior Trust Officer

[Signature Page to Indenture]

CITIBANK, N.A., LONDON BRANCH, AS PAYING AGENT

By:	/s/ Kieran Odedra
Name: Kieran Odedra
Title: Vice President

CITIBANK, N.A., LONDON BRANCH, AS REGISTRAR

By:	/s/ Kieran Odedra
Name: Kieran Odedra
Title: Vice President

CITIBANK, N.A., LONDON BRANCH, AS TRANSFER AGENT

By:	/s/ Kieran Odedra
Name: Kieran Odedra
Title: Vice President

CITIBANK, N.A., LONDON BRANCH, AS CALCULATION AGENT

By:	/s/ Kieran Odedra
Name: Kieran Odedra
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

BAUSCH & LOMB INCORPORATED

BAUSCH+LOMB NETHERLANDS B.V.

SENIOR SECURED FLOATING RATE NOTES DUE 2031

[FORM OF FACE OF NOTE]

[THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CITIBANK, N.A., LONDON BRANCH OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CITIBANK N.A., LONDON BRANCH (AND ANY PAYMENT IS MADE TO CITIBANK, N.A., LONDON BRANCH OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CITIBANK, N.A., LONDON BRANCH, HAS AN INTEREST HEREIN.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT

INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.]1

[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”)), (2) AGREES THAT IT WILL NOT PRIOR TO THE FIRST ANNIVERSARY OF THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY) IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, (D) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (G)

[1]	Include only if the Note is a Global Note.

PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.]2

[THIS NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS NOTE SHALL BE DEEMED BY THE ACCEPTANCE OF THIS NOTE TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]3

[CANADIAN RESALE LEGEND

IN CANADA, EXCEPT IN THE PROVINCE OF MANITOBA, UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE DATE OF DISTRIBUTION, AND (II) THE DATE EACH OF THE ISSUERS BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

[2]	Include only if the Note is a Restricted Note.
[3]	Include only if the Note is a Restricted Note.

IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS TWELVE MONTHS AND A DAY AFTER THE DATE THE HOLDER ACQUIRED THE SECURITY.]4

[BY ACQUISITION OF THIS SECURITY, THE HOLDER REPRESENTS THAT IT IS A “QUALIFIED INVESTOR” (AS DEFINED IN THE NETHERLANDS FINANCIAL SUPERVISION ACT (WET OP HET FINANCIEEL TOEZICHT)) AND AGREES THAT THIS SECURITY MAY NOT BE OFFERED OR SOLD TO ANY PERSON WHO IS NOT SUCH A “QUALIFIED INVESTOR.”]5

[4]	Include until no longer necessary under Canadian securities laws.
[5]	Include for both Global and Restricted Notes.

BAUSCH & LOMB INCORPORATED

BAUSCH+LOMB NETHERLANDS B.V.

ISIN: 144A: XS3102032110, Reg. S: XS3102032201

Common Code: 144A: 310203211, Reg. S: 310203220	No. [ ]

SENIOR SECURED FLOATING RATE NOTES DUE 2031

Bausch & Lomb Incorporated, a New York corporation, and Bausch+Lomb Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Issuers,” which term shall include any successor corporation under the Indenture referred to on the reverse hereof) promises to pay to            or its registered assigns, the principal sum of                Euros (€                      ) on January 15, 2031 [or such greater or lesser amount as is indicated on the Schedule of Exchanges of Notes on the other side of this Note]6 and to pay interest thereon as provided on the other side of this Note.

Interest Payment Dates: January 15, April 15, July 15 and October 15, beginning January 15, 2026. Record Dates: January 1, April 1, July 1 and October 1 or, for so long as the Notes are in Global Note form, the Clearing System Business Day (as such term is defined in the Indenture).

Additional provisions of this Note are set forth on the other side of this Note.

[6]	Include only if the Note is a Global Note.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

BAUSCH & LOMB INCORPORATED

By:
Name:
Title:

BAUSCH+LOMB NETHERLANDS B.V.

By:
Name:
Title:

Trustee’s Certificate of Authentication:

This is one of the Notes referred to in the within-

mentioned Indenture for the Senior Secured Floating Rate

Notes due 2031.

CITIBANK, N.A., as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

BAUSCH & LOMB INCORPORATED

BAUSCH+LOMB NETHERLANDS B.V.

SENIOR SECURED FLOATING RATE NOTES DUE 2031

Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Indenture.

1. INTEREST

The Issuers shall pay interest on this Note a rate per annum (the “Applicable Rate”) of (i) three-month EURIBOR (subject to a 0% floor) plus (ii) 3.875%, as determined by the Calculation Agent, from the Issue Date or from the most recent date to which interest has been paid or provided for. Interest will be payable quarterly to holders of record at the close of business on the Business Day immediately preceding each interest payment date on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2026. Interest will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360. If an interest payment date is not a Business Day, a payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

“Calculation Agent” means any Person designated by the Issuers to calculate the interest rate in respect of the Notes. The initial Calculation Agent will be Citibank, N.A., London Branch.

“Determination Date” with respect to an Interest Period, means the day that is two TARGET Days preceding the first day of such Interest Period.

“EURIBOR” with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in euro for a three-month period beginning on the day that is two TARGET Days after the Determination Date that appears on Reuters Page EURIBOR01 as of 11:00 a.m. Brussels time, on the Determination Date; provided that, EURIBOR shall never be less than 0%. If Reuters Page EURIBOR01 does not include such a rate or is unavailable on a Determination Date, the Issuers will request the principal euro-zone office of each of four major banks in the euro-zone inter-bank market, as selected by the Issuers, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., Brussels time, on such Determination Date, to prime banks in the euro-zone inter-bank market for deposits in a Representative Amount in euro for a three-month period beginning on the day that is two TARGET Days after the Determination Date. If at least two such offered quotations are so provided, EURIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Issuers will request each of three major banks in London, as selected by the Issuers, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, for loans in a Representative Amount in euro to leading European banks for a three-month period beginning on the day that is two TARGET Days after the Determination Date. If at least two such rates are so provided, EURIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided then, EURIBOR for the Interest Period will be the EURIBOR in effect with respect to the immediately preceding Interest Period.

If the Issuers determine, prior to any Determination Date, that:

(i)	there has been a material disruption to EURIBOR;

(ii)	EURIBOR is not available for use temporarily, indefinitely or permanently;

(iii)	there are restrictions or prohibitions on the use of EURIBOR;

(iv)	an alternative rate has replaced EURIBOR in customary market practice in the international capital markets applicable generally to floating rate notes; or

(v)	it has become unlawful for the Calculation Agent, the Issuers or a third party agent of the Issuers to calculate any payments due to holders of the Notes using EURIBOR (each a “Benchmark Event”),

the Issuers shall promptly notify the Trustee, the Calculation Agent and the Paying Agent in writing of such Benchmark Event and the Issuers shall appoint a Rate Determination Agent and such Rate Determination Agent, acting in good faith and in a commercially reasonable manner, shall select a successor rate to EURIBOR that is substantially comparable to EURIBOR or that has been recommended or selected by the relevant monetary authority or similar authority (or working group thereof) or by a widely recognized industry association or body or that is expected to develop as an industry accepted rate for debt market instruments such as or comparable to the Notes, as more fully set forth in the indenture (and any applicable adjustment spread required to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to holders of the Notes as a result of the replacement of EURIBOR (the “Adjustment Spread”)) for use in calculating the Applicable Rate (the “Successor Rate”). The Issuers and the Rate Determination Agent shall notify the Trustee, the Calculation Agent and Paying Agent in writing at least ten (10) business days prior to any Determination Date of such Successor Rate in order that the Calculation Agent can confirm that it will be able to calculate the interest in respect of the Notes with such Successor Rate and, once confirmed, the Issuers shall certify (by way of an officer’s certificate) to each of the Trustee, the Calculation Agent and the Paying Agent, prior to any Determination Date, such Successor Rate (and the Adjustment Spread) (upon which each of the Trustee, the Calculation Agent and Paying Agent shall be entitled to rely conclusively and absolutely without further enquiry, investigation, verification or liability of any kind whatsoever), which shall be used by the Calculation Agent to calculate the Applicable Rate. Nothing in the indenture will require or oblige the Trustee, Paying Agent or Calculation Agent to agree to any amendment or modification in connection with the Successor Rate which may, in their sole opinion, expose the Trustee, Paying Agent or Calculation Agent to any additional liabilities or increase in its obligations or decrease in its rights or protections. Holders of the Notes shall be bound by any such Successor Rate (and Adjustment Spread) without any further action or consent by the Holders of the Notes or the Trustee. For the avoidance of doubt, the sum of the Successor Rate and the Adjustment Spread shall, in all cases, not be less than 0%. The Issuers shall promptly notify the Holders of the Notes of the adoption of any Successor Rate (and Adjustment Spread). Following the adoption of any Successor Rate and Adjustment Spread, all references to “EURIBOR” in the indenture shall be deemed to refer to such Successor Rate (and such Adjustment Spread).

“euro-zone” means the region comprised of member states of the European Union that at the relevant time have adopted the euro.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date.

“Representative Amount” means the greater of (x) €1.0 million and (y) an amount that is representative for a single transaction in the relevant market at the relevant time.

“Rate Determination Agent” means (a) an independent financial institution of international standing or an independent financial adviser of recognized standing (that is not an Affiliate of the Issuers) as appointed by the Issuers at the expense of the Issuers, or (b) if it is not reasonably practicable to appoint a party as referred to under (a), the Issuers.

“Reuters Page EURIBOR01” means the display page or screen so designated on Reuters (or such other page or screen as may replace that page on that service, or such other service as may be nominated as the information vendor).

“TARGET Day” means any day on which the real time gross settlement system (T2) operated by the Eurosystem (or any successor thereto) is open for the settlement of payments in euro.

The Calculation Agent shall, as soon as practicable after 11:00 a.m., Brussels time, on each Determination Date, determine the Applicable Rate and calculate the aggregate amount of interest payable on the Notes in respect of the following Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by applying the Applicable Rate to the principal amount of the Notes outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned divided by 360. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point being rounded upwards (e.g., 4.876545% (or .04876545) being rounded to 4.87655% (or .0487655)). All euro amounts used in or resulting from such calculations will be rounded to the nearest euro cent (with one half euro cent being rounded upwards). The determination of the Applicable Rate and the Interest Amount by the Calculation Agent shall, in the absence of gross negligence, fraud or manifest error, be final and binding on all parties. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law. The Calculation Agent will provide the interest rate in effect with respect to the Notes in accordance with the applicable procedures of Euroclear and Clearstream. The rights of Holders of beneficial interests in the Notes to receive the payments of interest on such Notes will be subject to applicable procedures of Euroclear and Clearstream, as applicable.

None of the Trustee, the Calculation Agent, nor the other Agents shall have any duty or liability in connection with the determination of any Benchmark Event, or a Successor Rate, or any other related matter as provided in this section. For the avoidance of doubt, none of the Trustee, the Calculation Agent nor the other Agents shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of EURIBOR, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Event, or (ii) select, determine or designate any Successor Rate or whether any conditions to the designation of such a rate have been satisfied. None of the Trustee, the Calculation Agent nor any other Agent shall be liable for any inability, failure or delay on its part to perform any of its duties as a result of the unavailability of EURIBOR or any Successor Rate and absence of a Successor Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any required or contemplated direction, instruction, notice or information and reasonably required for the performance of such duties.

2. METHOD OF PAYMENT

[The Issuers will make all payments of principal, interest and premium, if any, with respect to this Note by wire transfer of immediately available funds to the accounts specified by the Holder, in the case of a Holder holding an aggregate principal amount of Notes of €1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than €1,000,000, by mailing a check to each such Holder’s registered address. All payments shall be made in immediately available funds in euro as at the time of payment is legal tender for payment of public and private debts. Payments to any Holder holding an aggregate principal amount of Notes in excess of €1,000,000 shall be made by wire transfer in immediately available funds to a euro account maintained by such Holder with a bank in the United Kingdom or Europe, if such Holder has provided wire transfer instructions to the Issuers at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Notwithstanding the foregoing, so long as this Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.]7

[7]	Include only if the Note is a Definitive Note.

[The Issuers shall make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest and additional interest, if any) to the Paying Agent who will make payment to or to the order of the Common Depositary or its nominee for Euroclear and Clearstream, which shall distribute such payments to participants in accordance with their customary procedures. The Issuers shall make payments of all such amounts without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, except as may be required by law and as provided under Section 4.18 of the Indenture. If any such deduction or withholding is required to be made, then, to the extent described under Section 4.18 of the Indenture, the Issuers will pay Additional Amounts as may be necessary in order that the net amounts received by any holder of the Global Notes or owner of Book-Entry Interests after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of such Global Note or Book-Entry Interest, as the case may be, absent such withholding or deduction.]8

3. PAYING AGENT, REGISTRAR, TRANSFER AGENT AND CALCULATION AGENT

Initially, Citibank, N.A. London Branch will act as Paying Agent, Registrar, Transfer Agent and Calculation Agent. The Issuers may change any Paying Agent, Registrar, Transfer Agent and Calculation Agent without notice to the Holder. and the Parent Guarantor or any of its Subsidiaries may act as paying agent, transfer agent, calculation agent or registrar. For so long as the Notes are listed on the Official List of The International Stock Exchange and if and to the extent that the rules of The International Stock Exchange Authority Limited (the “ISEA”) so require, the Issuers shall notify the ISEA of any change of Paying Agent, Registrar, Transfer Agent or Calculation Agent.

4. INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Issuers designated as its Senior Secured Floating Rate Notes due 2031 (the “Notes”), issued under an Indenture dated as of June 26, 2025 (together with any supplemental indentures thereto, the “Indenture”), among the Issuers, the Note Guarantors, the Trustee and the Notes Collateral Agent and the Paying Agent, Registrar, Transfer Agent and Calculation Agent. The terms of this Note include those stated in the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Act for a statement of them. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.01(c) of the Indenture.

[8]	Include only if the Note is a Global Note.

5. OPTIONAL REDEMPTION; PURCHASE OF NOTES AT OPTION OF HOLDER; OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS

(a) Optional Redemption. The Notes are redeemable at the option of the Issuers at the prices, and upon the terms and conditions, set forth in Section 3.07 of the Indenture.

(b) Purchase of Notes at Option of Holder. If there is a Change of Control, the Issuers shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. Within 30 days following any Change of Control, the Issuers shall transmit a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(c) Offer to Purchase by Application of Excess Proceeds. After the Issuers or a Restricted Subsidiary consummates any Asset Sale, the Issuers may be required to purchase Notes, as further specified in the Indenture.

(d) Notice of Redemption. Notice of redemption will be given at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, subject to satisfaction of any conditions precedent, interest ceases to accrue on Notes or portions thereof called for redemption.

6. DENOMINATIONS, TRANSFER, EXCHANGE, CANCELLATION

The Notes are in registered form, without coupons, in denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the Depositary, the Common Depositary, Euroclear and Clearstream and their respective direct or indirect participants, which rules and procedures may change from time to time.

All Notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to the Issuers or any of their other Agents with respect to the Notes, be delivered to the Trustee. The Trustee will promptly cancel all Notes delivered to it. No Notes will be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

7. PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

8. GUARANTEES, COLLATERAL

This Note is guaranteed, as set forth in the Indenture, and is secured by Liens on certain Collateral as specified in the Indenture and the Collateral Documents.

9. UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to any of the Issuers at its written request, subject to applicable unclaimed property law. After that, Holders entitled to money must look to the respective Issuer for payment as general creditors unless an applicable abandoned property law designates another person.

10. AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture (with respect to the Notes) or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and an existing default or Event of Default and its consequence or compliance with any provision of the Indenture or the Notes may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Issuers and the Trustee may amend or supplement the Indenture (with respect to the Notes) or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

In addition, except as set forth under Article 10 and Article 12 of the Indenture, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment or supplement may release the Note Guarantees and the Collateral.

11. SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

12. DEFAULTS AND REMEDIES

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Parent Guarantor occurs and is continuing, the Notes will automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

13. TRUSTEE DEALINGS WITH THE ISSUERS

Citibank, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuers or an Affiliate of the Issuers and may otherwise deal with the Issuers or an Affiliate of the Issuers as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS

A director, officer, incorporator, employee or shareholder, as such, of any Issuer or any Note Guarantor shall not have any liability for any obligations of any Issuer or any Note Guarantor under the Notes or the Indenture nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

15. AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually or electronically signs the certificate of authentication on the other side of this Note.

16. ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

17. INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

The Issuers will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Bausch + Lomb Corporation, 520 Applewood Crescent, Vaughan, Ontario, Canada L4K 4B4, Telephone: (908) 927-0735, Attention: Investor Relations Department.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him or her.

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*

The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 3.08 or Section 4.13 of the Indenture, check the appropriate box below:

☐ Section 3.08     ☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 3.08 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF NOTES9

The following exchanges, repurchases or conversions of a part of this Global Note have been made:

PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE DATE OF EXCHANGE (OR INCREASE)	AUTHORIZED SIGNATORY OF TRUSTEE	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

[9]	This schedule should be included only if the Note is a Global Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION

OF TRANSFER OF RESTRICTED SECURITIES10

Re:	Senior Secured Floating Rate Notes due 2031 (the “Notes”) of Bausch & Lomb Incorporated and Bausch+Lomb Netherlands B.V. (the “Issuers”).

This certificate relates to €     principal amount of Notes owned in (check applicable box)

☐	book-entry or definitive form by (the “Transferor”).

The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in Section 2.12 of the Indenture dated as of June 26, 2025 among the Issuers, the Note Guarantors party thereto, Citibank, N.A., as trustee and notes collateral agent and Citibank, N.A. London Branch, as paying agent, registrar, transfer agent and calculation agent (the “Indenture”), and the transfer of such Note is in accordance with any applicable securities laws of any state and is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Note does not require registration under the Securities Act because (check applicable box):

☐	Such Note is being transferred pursuant to an effective registration statement under the Securities Act.

☐	Such Note is being acquired for the Transferor’s own account, without transfer.

☐	Such Note is being transferred to the Issuers or a Subsidiary (as defined in the Indenture) of the Issuers.

☐

Such Note is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) that is purchasing for its own account or for the account of a “qualified institutional buyer,” in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

☐

Such Note is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act.

[10]	This certificate should be included only if this Note is a Restricted Note.

☐	Such Note is being transferred to a Non-U.S. Person in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act (or any successor thereto).

☐

Such Note is being transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) that has provided a letter addressed to the Issuers, in the form of Exhibit C attached to the Indenture, containing certain representations and agreements.

Date:
(Insert Name of Transferor)

EXHIBIT B

FORM OF GUARANTEE

[Name of Note Guarantor] and its successors under the Indenture, jointly and severally with any other Note Guarantors, hereby irrevocably and unconditionally (i) guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of Bausch & Lomb Incorporated and Bausch+Lomb Netherlands B.V. (the “Issuers”) to the Holders, the Agents, the Calculation Agent, the Notes Collateral Agent or the Trustee, all in accordance with the terms set forth in Article 10 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, guarantee that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

No stockholder, officer, director or incorporator, as such, past, present or future, of [name of Note Guarantor] shall have any personal liability under this Note Guarantee by reason of his, her or its status as such stockholder, officer, director or incorporator. This Note Guarantee shall be binding upon [name of Note Guarantor] and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual or electronic signature of one of its authorized officers.

THE TERMS OF ARTICLE 10 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

[NAME OF NOTE GUARANTOR]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF CERTIFICATE FROM ACQUIRING

INSTITUTIONAL ACCREDITED INVESTOR

Bausch & Lomb Incorporated

Bausch+Lomb Netherlands B.V.

c/o Bausch + Lomb Corporation

520 Applewood Crescent

Vaughan, Ontario

Canada L4K 4B4

Re:	☐	SENIOR SECURED FLOATING RATE NOTES DUE 2031 ISIN: 144A: XS3102032110, Reg. S: XS3102032201 Common Code: 144A: 310203211, Reg. S: 310203220

Dear Sirs:

Reference is hereby made to the Indenture, dated as of June 26, 2025 (the “Indenture”), among Bausch & Lomb Incorporated and Bausch+Lomb Netherlands B.V., as issuers (the “Issuers”), the Note Guarantors party thereto, Citibank, N.A., as the Trustee and the Notes Collateral Agent, and Citibank, N.A., London Branch, as paying agent, registrar, transfer agent and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of €     aggregate principal amount of Senior Secured Floating Rate Notes due 2031 (the “Notes”), we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuers or any of their subsidiaries, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) inside the United States to an institutional “accredited investor” (as defined below) purchasing for its own account or for the account of another institutional accredited investor that, prior to such transfer,

C-1

furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter, (A) pursuant to the provisions of Rule 144 under the Securities Act (if available), (B) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Issuers) or (C) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Notes from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “Accredited Investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:

[Insert Name of Accredited Investor]

By:
Name:
Title:

C-2